   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1996

                                                       REGISTRATION NO. 333-9609
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM F-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        OCCIDENTE Y CARIBE CELULAR S.A.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       WESTERN & CARIBBEAN CELLULAR INC.
                 (TRANSLATION OF REGISTRANT NAME INTO ENGLISH)

                                    COLOMBIA
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                      4812
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                             CARRERA 55 NO. 49-101
                               MEDELLIN, COLOMBIA
                                 57-4-512-9090
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                                             With a copy to:
            CT CORPORATION SYSTEM                        TIMOTHY G. MASSAD, ESQ.
   1633 BROADWAY, NEW YORK, NEW YORK 10019               CRAVATH, SWAINE & MOORE
                (212) 664-1666                               WORLDWIDE PLAZA
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND                  825 EIGHTH AVENUE
              TELEPHONE NUMBER,                          NEW YORK, NY 10019-7475
 INCLUDING AREA CODE, OF AGENT FOR SERVICE OF                 (212) 474-1000
                   PROCESS)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the
Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        OCCIDENTE Y CARIBE CELULAR S.A.

                             CROSS-REFERENCE TABLE
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.                FORM F-4 CAPTION                        LOCATION IN PROSPECTUS
---------  ------------------------------------------  ----------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
Item 1.    Forepart of the Registration Statement and
           Outside Front Cover Page of Prospectus....  Outside Front Cover Page of Prospectus
Item 2.    Inside Front and Outside Back Cover Pages
           of Prospectus.............................  Inside Front and Outside Back Cover
                                                       Pages of Prospectus; Enforcement of
                                                       Foreign Judgments in Colombia
Item 3.    Risk Factors, Ratio of Earnings to Fixed
           Charges, and Other Information............  Summary; Risk Factors; Selected
                                                       Financial Information; Taxation
Item 4.    Terms of the Transaction..................  Summary; The Exchange Offer; Use of
                                                       Proceeds; Description of the Notes;
                                                       Taxation; Description of Company
                                                       Indebtedness
Item 5.    Pro Forma Financial Information...........  Not Applicable
Item 6.    Material Contracts with the Company Being
           Acquired..................................  Not Applicable
Item 7.    Additional Information Required for
           Reoffering by Persons and Parties Deemed
           to be Underwriters........................  Not Applicable
Item 8.    Interests of Named Experts and Counsel....  Legal Matters; Experts
Item 9.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities...............................  Not Applicable
B. INFORMATION ABOUT THE REGISTRANT
Item 10.   Information with Respect to F-3
           Registrants...............................  Not Applicable
Item 11.   Incorporation of Certain Information by
           Reference.................................  Not Applicable
Item 12.   Information with Respect to F-2 or F-3
           Registrants...............................  Not Applicable
Item 13.   Incorporation of Certain Information by
           Reference.................................  Not Applicable
Item 14.   Information with Respect to Registrants
           Other Than F-3 or F-2 Registrants.........  Summary; Risk Factors; Capitalization;
                                                       Selected Financial Information;
                                                       Management's Discussion and Analysis of
                                                       Financial Condition and Results of
                                                       Operations; The Refinancing; Business;
                                                       Management; Principal Shareholders;
                                                       Certain Transactions with Related
                                                       Parties; Description of Company
                                                       Indebtedness; Taxation; Foreign Exchange
                                                       Controls in Colombia; Regulation;
                                                       Exchange Rates; Financial Statements

ITEM NO.                FORM F-4 CAPTION                        LOCATION IN PROSPECTUS
---------  ------------------------------------------  ----------------------------------------
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
Item 15.   Information with Respect to F-3
           Companies.................................  Not Applicable
Item 16.   Information with Respect to F-2 or F-3
           Companies.................................  Not Applicable
Item 17.   Information with Respect to Companies
           Other Than F-3 or F-2 Companies...........  Not Applicable
D. VOTING AND MANAGEMENT INFORMATION
Item 18.   Information if Proxies, Consents or
           Authorizations are to be Solicited........  Not Applicable
Item 19.   Information if Proxies, Consents or
           Authorizations are not to be Solicited, or
           in an Exchange Offer......................  Management; Principal Shareholders

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1996

PRELIMINARY PROSPECTUS     OFFER FOR ALL OUTSTANDING                        LOGO
                      14% SENIOR DISCOUNT NOTES DUE 2004,
                                IN EXCHANGE FOR
                  14% SERIES B SENIOR DISCOUNT NOTES DUE 2004
                                       OF

                        OCCIDENTE Y CARIBE CELULAR S.A.
      (A CORPORATION ORGANIZED UNDER THE LAWS OF THE REPUBLIC OF COLOMBIA)

                               The Exchange Offer
      and withdrawal rights will expire at 5:00 p.m., New York City time,
            on                , 1996 (as such date may be extended,
                            the "Expiration Date").
                            ------------------------
     Occidente y Caribe Celular S.A., a Colombian corporation (the "Company" or "Occel"), is hereby offering to exchange an aggregate principal amount at maturity of up to US$190,745,000 of its 14% Series B Senior Discount Notes due 2004 (the "New Notes") for a like principal amount at maturity of its 14% Senior Discount Notes due 2004 (the "Old Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together will constitute the "Exchange Offer"). The New Notes and Old Notes are collectively hereinafter referred to as the "Notes".

     The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes.

     The Accreted Value (as defined herein) of the New Notes initially will be equal to the Accreted Value of the Old Notes at the time of exchange. Cash interest will not accrue on the New Notes prior to March 15, 2001, from which time cash interest will accrue on the New Notes at a rate of 14% per annum. Interest on the New Notes is payable semiannually on each March 15 and September 15, commencing September 15, 2001. The Company will redeem 50% of the original aggregate principal amount at maturity of the New Notes, on March 15, 2003, at 100% of the principal amount thereof. The New Notes will mature on March 15, 2004. The New Notes will be redeemable at the option of the Company, in whole or in part, at 100% of the principal amount thereof if redeemed prior to September 15, 2000 and, thereafter, at the redemption prices set forth herein, in each case together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to March 15, 1999, the Company may redeem up to 33% of the original aggregate principal amount at maturity of the New Notes from the net proceeds of any Public Equity Offering (as defined herein) at a redemption price equal to 114% of the Accreted Value (as defined herein) thereof. The New Notes will be redeemable at the option of the Company, as a whole, but not in part, in the event of certain changes in Colombian tax law. Upon the occurrence of a Change of Control, each holder of New Notes may require the Company to purchase all or a portion of such holder's New Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Company's ability to redeem the New Notes is subject to certain limitations under Colombian law. See "Description of the Notes".

     The New Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future unsubordinated obligations of the Company (other than obligations preferred by statute or by operation of law), except as described in the "Description of the
Notes -- Ranking", and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the New Notes. The New Notes, however, will be effectively subordinated to senior secured obligations of the Company with respect to the assets of the Company securing such obligations. As of June 30, 1996, on a pro forma basis, after giving effect to Exchange Offer, Indebtedness of the Company would have been approximately US$ 185.3 million, of which US$ 80.0 million would have been senior secured Indebtedness and US$ 105.3 million would have been senior unsecured Indebtedness.
                                                        (Continued on next page)
                            ------------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 16 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
  HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OF OR ADEQUACY OF
      THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
        OFFENSE.
                            ------------------------
               The date of this Prospectus is             , 1996.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

(Continued from previous page)

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return such Old Notes to the holder thereof. See "The Exchange Offer".

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

     Prior to the Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their accreted value. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated.

     The Exchange Offer is not conditioned upon any minimal principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Purchase Agreement dated as of May 31, 1996 between the Company and the initial purchasers of the Old Notes (the "Initial Purchasers") and the Registration Rights Agreement dated June 7, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchasers.

     The Old Notes were issued in a transaction (the "Offering") pursuant to which the Company issued US$190,745,000 principal amount at maturity of the Old Notes. The Old Notes were sold by the Company to the Initial Purchasers on June 7, 1996 (the "Issue Date") pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Units in reliance on Rule 144A and certain other exemptions under the Securities Act.

     THE ISSUANCE OF THE NOTES HAS BEEN APPROVED BY THE COLOMBIAN
SUPERINTENDENCY OF CORPORATIONS (SUPERINTENDENCIA DE SOCIEDADES) (THE "SUPERINTENDENCY OF CORPORATIONS"). SUCH APPROVAL DOES NOT IMPLY AN APPROVAL OF THE QUALITY OF THE NOTES OR THE SOLVENCY OF THE COMPANY. THE NOTES MAY NOT BE OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA ("COLOMBIA").
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement (which term includes any amendments thereto) on Form F-4 under the Securities Act with respect to the New Notes offered by this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

     As a result of the filing of the Registration Statement with the SEC, the Company will become subject to the informational requirements of the United States Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will be required to file with or furnish to the SEC certain reports and other information. The Registration Statement, the exhibits and schedules thereto, reports, and other information filed with or furnished to the SEC by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company has agreed that, for so long as any of the Notes remain outstanding, it will file with or furnish to the SEC and provide to the Trustee and the holders of the Notes and potential purchasers of Notes upon written request to the Trustee by any holder of Notes, potential purchaser of Notes or Initial Purchaser: (i) within 140 days after the end of each fiscal year, annual reports on Form 20-F, (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K containing substantially the same information required by Form 10-Q, and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K containing substantially the same information required by Form 8-K. Financial statements of the Company contained in any such report will be prepared in accordance with Colombian GAAP and each such report referred to in clauses (i) or (ii) will contain a reconciliation to U.S. GAAP consistently applied and will be prepared in accordance with the applicable rules and regulations of the SEC. See "Description of Notes -- Certain Covenants -- Reports".

     As a foreign private issuer, the Company is exempt from certain provisions of the Exchange Act, including, among other things, those prescribing the furnishing and content of proxy statements.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     The Company is a sociedad anonima organized under the laws of Colombia. All of the directors and officers of the Company and certain of the experts named in this Prospectus reside outside of the United States, and all or a substantial portion of the assets of such persons and the Company are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, including with respect to matters arising under the Securities Act of 1933, as amended (the "Securities Act"), or to enforce against the Company or any of them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Colombian legal counsel, Holguin, Neira y Pombo, that there is doubt as to the enforceability, in original actions in Colombian courts, of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Colombian courts, of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws. The Company has appointed CT Corporation System, New York, New York, as its agent to receive service of process with respect to any action brought against it in any federal or state court in the State of New York arising from the Exchange Offer. The Company has been advised by its Colombian legal counsel that a claim by a holder of Notes or Warrants in connection with the Exchange Offer may be brought in such courts. See "Enforcement of Foreign Judgments in Colombia".

                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                            ------------------------

                                POPULATION DATA

     Data regarding population in Colombia and the Western Region (as defined herein) are based on projections of 1995 population figures calculated by the Colombian National Administrative Department of Statistics (Departamento Administrativo Nacional de Estadistica) ("DANE") on the basis of the 1985 census. The results of the 1993 census are not officially available yet. There can be no assurance that these projections accurately reflect the current population in the Western Region.

                                 EXCHANGE RATES

     Until 1991, the Colombian Central Bank (Banco de la Republica) (the "Central Bank") set an official exchange rate (the "Official Rate") applicable to all foreign exchange transactions, based on its prevailing economic policy. Since October 1991, exchange rates have been freely set by the market. The Colombian Superintendency of Banking (Superintendencia Bancaria) (the "Superintendency of Banking") calculates and publishes daily the Representative Market Rate (Tasa Representativa del Mercado) (the "Representative Market Rate") which is the weighted average of the foreign exchange buy and sell rates quoted on the previous business day by certain commercial banks and financial institutions in Santafe de Bogota, Cali, Medellin and Barranquilla for the purchase and sale of foreign currency. The Representative Market Rate serves as a basis for establishing the rate used in many foreign exchange transactions conducted on the foreign exchange market and the free market as defined under Law 9/1991. From October 1991 through January 1995, the Central Bank set the Official Rate for certain limited purposes. Since February 1995, the Central Bank has not established an Official Rate. See "Annex B -- Republic of
Colombia -- Monetary System and Monetary Aggregates -- Foreign Exchange Rates and International Reserves".

     The following table sets forth the Peso/Dollar Official Rate (as defined below) at the end of each period indicated and, for each such period, the high, low, average and end of period Representative Market Rate for Dollars. The Federal Reserve Bank of New York does not report a noon buying rate for Pesos.

                                                       PESO/DOLLAR
             -----------------------------------------------------------------------------------------------
                     OFFICIAL                                  REPRESENTATIVE MARKET(1)
             ------------------------     ------------------------------------------------------------------
                            % CHANGE                                                               % CHANGE
              PERIOD       FROM PRIOR                                                 PERIOD      FROM PRIOR
                END        PERIOD END       LOW           HIGH        AVERAGE(2)       END        PERIOD END
             ---------     ----------     --------     ----------     ----------     --------     ----------
1990.......   Ps 568.7        31.3%         Ps  --(1)      Ps  --(1)      Ps  --(1)    Ps  --(1)        --%(1)
1991.......      706.9        24.3          620.62(3)      643.42(3)      630.41(4)    632.37           --
1992.......      811.8        14.8          632.37         720.47         682.54       737.98         16.7
1993.......      917.3        13.0          738.65         819.55         786.54       804.33          9.0
1994.......    1,018.8        11.0          804.33         843.24         829.44       831.27          3.3
1995.......        N/A         N/A          831.27       1,003.47         987.12       987.65         18.8

---------------
(1) Did not exist prior to 1991.

(2) The weighted average rate during the relevant period.

(3) This reflects the low and high, as the case may be, for December 1991.

(4) The weighted average rate for the entire year ended 1991.

Sources: Banco de la Republica, Superintendencia Bancaria

     The Representative Market Rate calculated by the Superintendency of Banking for December 31, 1995 and June 30, 1996 was Ps 987.65 for one Dollar and Ps 1,069.73 for one Dollar, respectively. For the convenience of the reader, this Prospectus contains translations of Peso amounts into Dollars, unless otherwise indicated, at the Representative Market Rate as of June 30, 1996. The Representative Market Rate on July 31, 1996, was Ps 1,056.74 for one Dollar. Unless otherwise noted, all financial information included in this Prospectus has, for comparability purposes, been restated in constant Pesos as of the latest balance sheet date (June 30, 1996) by indexing historical amounts using the Colombian Consumer Price Index (the "Colombian CPI"). No representation is made that the Peso or Dollar amounts shown in this Prospectus could have been or could be converted into Dollars or Pesos, as the case may be, at any particular rate or at all.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. The Company publishes its financial statements in Colombian pesos and in accordance with Colombian generally accepted accounting principles. In this Prospectus, unless otherwise indicated, amounts are expressed in Colombian pesos ("Ps" or "Pesos") and in United States dollars ("US$" or "Dollars"). The term "billion" as used in this Prospectus means one thousand million (in Dollars and in Pesos). The "Company" or "Occel" means Occidente y Caribe Celular S.A.

     The term "reported subscribers" means subscribers as reported by the Company to the Colombian Ministry of Communications. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General". Consistent with the Company's interpretation of the Ministry's reporting guidelines and with what the Company believes to be the common interpretation of cellular operators in Colombia, the Company currently includes in such term subscribers who have been temporarily disconnected and are under evaluation by the Company for reconnection or permanent deactivation. "Active subscribers" is the Company's internal measure of customers currently generating revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "-- Price Competition and Related Matters," for a discussion of the differences between reported and active subscribers. See also the "Glossary of Certain Telecommunications Terms" attached as Annex A hereto for a definition of certain terms.

                                  THE COMPANY

GENERAL

     Occel is one of only two providers of cellular telecommunications services in the densely populated western region of Colombia (the "Western Region"). The Western Region has a population of approximately 12.8 million people (or approximately 36% of the country's population), and includes the cities of Medellin and Cali, the second and third largest metropolitan areas in the country, as well as thirteen other cities with populations in excess of 100,000 each. The Company commenced commercial cellular service in September 1994, pursuant to a ten-year concession effective as of March 28, 1994, and has subsequently generated significant growth in total subscribers and revenues. As of December 31, 1995 and June 30, 1996, the Company had 40,887 and 56,741 reported subscribers, respectively, and realized average monthly revenue per active subscriber for the quarters ended December 31, 1995 and June 30, 1996 of US$141.76 and US$130.42, respectively (in actual Pesos translated at the average Representative Market Rates for the respective quarters).

     Since the launch of its service, the Company has sought to rapidly increase its coverage areas, establish recognition of its "Vozavoz" brand name and provide a superior quality of service that is equivalent to that provided by world class operators. As of June 30, 1996, the Company had reached a penetration level of 0.65% of the population covered by its cellular network, which included the metropolitan areas of Medellin (with approximately 2.4 million pops), Cali (with approximately 1.8 million pops), Pereira (with approximately 0.5 million pops), Manizales (with approximately 0.4 million pops), Armenia (with approximately 0.2 million pops) and other urban areas (having in the aggregate approximately 0.7 million pops). In addition, the Company has roaming agreements with other cellular operators which provide its customers with nationwide coverage throughout Colombia as well as access in several other countries.

     The Company has invested heavily in constructing a state-of-the-art network which has dual analog and digital capacity and which can support continued growth in subscribers as well as technologically advanced new services. As of June 30, 1996, the Company's cellular telecommunications network covered approximately 67% of the population of the Western Region. The Company had incurred approximately Ps 58 billion (US$54 million) in capital expenditures through June 30, 1996 to build its network, and expects to incur approximately an additional US$50 million to substantially complete its build-out (including planned upgrades) by 1999.

     The Company's headquarters are located at Carrera 55 No. 49-101, Medellin, Colombia, and its telephone and fax numbers are 574-512-9090 and 574-513-0199, respectively.

SHAREHOLDERS

     The Company was organized in 1992 and its shareholders include Cable and Wireless plc ("C&W"), Itochu Corporation ("Itochu") and, through holding companies, the second and fourth largest wireline telephone companies in Colombia as well as several other major Colombian public sector and private sector enterprises (collectively, the "Shareholders"). C&W is an international telecommunications company with revenues of L5.5 billion for the fiscal year ended March 31, 1996 and operations in over 50 countries including the United Kingdom, Hong Kong, Australia, Colombia and certain Caribbean countries. Itochu is one of the largest Japanese trading companies with operations in approximately 90 countries throughout the world, including the United States and Colombia. In addition, the Company's local shareholders include Empresas Departamentales de Antioquia (providing telephone services to 102 municipalities in Antioquia), Telearmenia (a telecommunications company in the city of Armenia), and Empresas Municipales de Cali, Empresas Publicas de Medellin, de Manizales and de Pereira (public utility companies providing electric power, water, telecommunications and gas distribution to Cali, Medellin, Manizales and Pereira, respectively). Approximately 78% of the Company's capital stock is beneficially owned by private-sector companies and 22% is beneficially owned by public sector entities. As of June 30, 1996, the Shareholders had contributed Ps
96.6 billion (US$115.0 million based on the Representative Market Rate on the date of each contribution) of equity capital to the Company. The Shareholders have also provided substantial technical, financial and other expertise to the Company, and a C&W executive was seconded to, and is employed by, the Company as a member of the Company's senior management team.

THE COLOMBIAN CELLULAR INDUSTRY

     Colombia's cellular industry was launched in early 1994, when the Colombian government conducted a public auction to grant a limited number of long-term concessions to operate cellular telecommunications networks. For this purpose, Colombia was divided into three regions: (i) the Western Region, (ii) the eastern region, which includes Santafe de Bogota, the capital of Colombia (the "Eastern Region"), and (iii) the Atlantic coast region, which includes the cities of Barranquilla, Cartagena and Santa Marta (the "Atlantic Region" and together with the Western Region and the Eastern Region, the "Regions"). The government awarded a total of six concessions, with two concessions on two frequencies (the "A Band" and "B Band") in each of the Regions, as follows:

                          WESTERN REGION                       EASTERN REGION                       ATLANTIC REGION
               ------------------------------------  -----------------------------------  -----------------------------------
A Band:....    Occel                                 Comunicacion Celular S.A ("Comcel")  Celcaribe S.A. ("Celcaribe")

B Band:....    Compania Celular de Colombia S.A.     Union Temporal Celumovil S.A. y      Union Temporal Celumovil de la
               ("Cocelco")                           Celumovil de la Costa S.A.           Costa S.A. y Celumovil S.A.
                                                     ("Celumovil")                        ("Celumovil de la Costa")

     The densely populated Western Region, for which Occel has one of the two concessions, encompasses 18% of the territory of Colombia and 36% of its population. The Western Region contributes approximately 36% of Colombia's gross domestic product (based on 1993 data) and encompasses a large portion of the nation's commerce and manufacturing and agricultural industries, including many of the main export-oriented industries of Colombia, such as coffee, bananas, sugar and textiles. In addition, the Western Region has an extensive transportation infrastructure, which includes four major airports and Colombia's most important industrial seaport, the Buenaventura Port, which handles approximately half of Colombian exports.

     The Company believes that Colombia is a very attractive market for cellular services and provides a substantial business opportunity for the following reasons:

          - Potentially Growing Economy. Colombia is one of the oldest democracies and most stable economies in Latin America. Since 1950, Colombia has enjoyed positive real economic growth in every year, with real compounded average annual growth in its GDP of approximately 4.5% from 1986 to 1995, one of the highest growth rates in Latin America. In addition, annual inflation has declined steadily in each of the past five years from 26.8% in 1991 to 22.6% and 19.5% in 1994 and 1995, respectively. In recent years, the government's economic growth strategy has encouraged foreign investment and exports through reduced foreign exchange controls and lower import quotas and tariffs. The government has also begun to open certain public services to private sector investment and has commenced privatization of certain state-owned industries in the power and banking sectors, and is considering other sectors for privatization. In part as a result of these policies, foreign investment in Colombia has grown from US$3.5 billion in 1990 to US$6.6 billion in 1995. During the same period, Colombia has achieved increased diversification of its export base and the value of its exports has grown from US$6.7 billion to US $9.8 billion. However, Colombia is currently experiencing political turmoil which is having an adverse effect on the economy. In addition, since the Columbian government failed to reach its inflation goal for 1996, the economy has suffered a severe contraction and foreign investment has decreased in the last few months. See "Risk Factors -- Risk Related to Colombian Political, Economic and Social Factors".

          - High Demand Potential. The Company believes there is significant demand for cellular service in Colombia as evidenced by the growth in the number of subscribers since the concessions were awarded in 1994. Reported subscribers in Colombia grew from 81,895 as of December 31, 1994 to 187,514 as of June 30, 1995 and 274,590 as of December 31, 1995, representing growth rates of 129% and 46% for the respective six-month periods. As of December 31, 1995, cellular penetration (based on reported subscribers) in Colombia was 0.78%. This compares favorably with penetration rates achieved at comparable developmental stages in other Latin American countries and a penetration rate of 12.96% in the United States. See "Business -- Colombian Telecommunications Industry". The Company believes that there are several factors, in addition to the recent growth in Colombia's economy and particularly its infrastructure, which will support continued growth in cellular subscribers. For example, Colombia has a low wireline penetration rate, with an average of only approximately ten telephone lines per 100 persons as of December 31, 1994. Additionally, there is typically a long waiting time for wireline telephone connection, which ranges from a few weeks or months in the best markets (including Medellin) to two years or longer. This can be contrasted with cellular service, where, in the case of the Company, new customers generally are connected to its cellular network within a few days (shortly after the completion of a credit check). Moreover, the Company believes that cellular service is popular even where wireline service is relatively good because of advantages such as convenience, personal safety and mobility. This is illustrated by the fact that Medellin, which has the highest wireline penetration rate in the country, is also the Company's best market.

          - Limited Cellular Competition. The Company faces limited cellular competition because the cellular industry in each Region is a regulated duopoly. Each concessionaire has the exclusive right for a minimum of ten years to use a defined frequency band within its region. The terms of the concessions provide that the government may not award additional concessions for cellular services prior to 1999.

          - Supportive Regulatory Environment. The Colombian government has adopted several policies and practices that the Company believes will help stimulate industry growth. These include the fact that the concessions are limited to two operators per region through 1999 and are awarded for terms of ten years, subject to renewal as described herein. The government has also mandated a "calling party pays" system which requires that the originator pay for the call. The Company believes that the policy of calling party pays has resulted in a much higher percentage of incoming traffic and more usage overall by its subscribers as they are more likely to give their telephone number to callers since they are not charged for the incoming call. The policy also encourages subscribers to keep their phones turned on. In addition, the government does not currently regulate pricing, although the Company is required to notify the government and its subscribers of price changes.

          - Industry Cooperation. The Company and other Colombian cellular phone operators benefit from government policies which permit industry cooperation to facilitate high quality, nationwide service. Through roaming and other agreements, the Company and the other A Band operators in the Eastern and Atlantic Regions have formed "REDCEL", a national cellular network which enables their respective subscribers to make calls from each other's coverage areas. These companies also cooperate on issues of common interest including, among other things, customer service, collections, technical assistance, other services to customers and procedures for fraud prevention.

COMPANY STRENGTHS

     Since its inception in 1992, the Company has capitalized on the market opportunity created by the aforementioned factors. The Company has constructed a network that covers most of the major population areas in the Western Region, built its subscriber base and recognition of its "Vozavoz" brand name, and developed a variety of service offerings to appeal to diverse groups of consumers. The Company believes that it is well positioned to achieve continued growth in its subscriber base and cash flow by virtue of a number of factors, including the following:

          - Attractive Concession Area. The Western Region has many characteristics which create an attractive cellular market, including principally a diverse and well developed economy. The region generates over one third of Colombia's gross national product and includes a substantial part of the country's commerce and manufacturing and agricultural industries. Approximately 71% of the national coffee production and 55% of the national banana production, the country's two largest agricultural commodities, are produced in the Western Region. Approximately half of Colombia's hydro-electric power is produced in the Western Region and approximately half of the country's exports pass through the Western Region's Buenaventura Port. The Western Region also houses the Colombian headquarters of 21 of the top 50 industrial and commercial companies in Colombia, including Carvajal S.A., Noel S.A. and Colgate Palmolive y Cia S.A. In addition, the headquarters of 11 of the top 25 financial institutions in Colombia, including Banco Industrial Colombiano S.A., Conavi S.A. and Banco Popular S.A., are located in the Western Region.

          - Favorable Demographics. The metropolitan areas of Medellin and Cali, with populations of 2.4 million and 1.8 million, respectively, are major economic centers in the country, are densely populated and have significant concentrations of affluence. The Company has experienced considerable demand in these areas despite their relatively high wireline penetration rates. The Company believes this reflects the advantages of cellular service, such as personal safety, convenience and mobility, to diverse segments of the population, including professional workers as well as small businessmen, contractors and other tradesmen who work on location.

          - Superior Customer Service. The Company believes that quality of customer service is a key competitive factor in the Colombian duopolistic market. The provision of excellent customer service is an essential element in the Company's business strategy and an inherent part of its corporate culture. Staff in all areas of the Company attend a five-day customer service training program, and the Company's specialized customer service team (consisting of 92 members as of June 30, 1996) provide service 24 hours per day, responding to telephone queries from three regional centers. On average, the customer service team answers 3220 calls per working day (71.7% within 20 seconds in June 1996) and answers 1100 letters per month. New customers generally receive service within a few days, as well as individual welcome calls to confirm that they are not experiencing problems. The Company's dedication to customer service is also illustrated by the provision of its free "*911" emergency service and by the provision of nationwide service through roaming agreements.

          - High Quality Advanced Network. Due to the recent development of the cellular telecommunications industry in Colombia, Occel has been able to construct a dual analog/digital network from inception using state of the art technology under a TDMA platform with equipment supplied by Northern Telecom. The Company believes a significant component of offering the highest quality of customer service entails providing its customers continual access to its network. The Company measures this in terms of the customers' ability to make a call whenever desired and the probability that a call will not fail (a "dropped call") once it is connected. During the six-month period ended June 30, 1996, the Company connected more than 97% of attempted calls and dropped less than 3% of total calls made. The Company believes its dual analog/digital network provides it with the ability to quickly and cost-effectively offer more digital capacity in its network as the demand for digital service increases without incurring the problems and costs experienced by many North American operators who are encountering operational difficulties and significant expenses as they seek to upgrade their networks to digital. As of June 30, 1996, approximately 42% of the Company's subscribers used digital handsets and the Company expects that more than half of its customers will be using digital equipment by the end of 1997. The Company expects to realize significant benefits from increasing the usage of digital equipment, such as increased system capacity, reduced operating expenses and additional revenue from the sale of digital-specific services such as "caller i.d." and voice mail message waiting notification. The Company believes its network has sufficient capacity to accommodate projected growth in subscribers and has the flexibility to handle new services.

          - Numerous Service Offerings. The Company provides the basic cellular service options offered by world class operators, such as call transfer, call waiting, voice mail and national and international roaming. In addition, the Company offers several other services that are aimed at the particular needs of its customer base and that enhance the Company's brand name and image as a provider of the highest quality service. These include its free "*911" emergency service (which is trademarked within Colombia), where a customer can call *911 at any time and be connected to a Company representative who can then contact the police, the fire department, an automobile towing service or any other emergency service desired by the customer. This service has proved especially popular because the Colombian wireline companies do not have a universal emergency service such as the 911 service in the United States. The Company also offers value-priced services that it believes attract different segments of the population than traditional users of cellular services, thereby enhancing its penetration rate. The Company offers "Beepervoz", a budget service in which the customer can only receive calls and make outgoing calls to the Company's *911 emergency service. This service provides a low-cost introduction to cellular service and is also designed to compete with pagers. In addition, the Company's "Fijovoz" service provides cellular service from a fixed wireless phone in the home or office for a lower price than its mobile cellular service. This option is designed to appeal to customers seeking to avoid the long waiting time for wireline service or who are otherwise dissatisfied with wireline service but who do not need the mobility of full cellular service. The Company also believes a number of these budget-conscious customers will ultimately upgrade to higher classes of service over time.

          - Management of Churn. The Company's monthly average churn rate for the year ended December 31, 1995, was 3.2%. This reflected a churn rate of approximately 2% per month for most of the year, except between August and October when churn was approximately 8% per month. This temporary increase in churn resulted from Company-initiated disconnections in order to upgrade the quality of its customer base. The monthly churn rate for the first six months of 1996 averaged 2.9%, in part because there was a similar month of Company-initiated disconnections, which may occur from time to time in the future. The Company recognizes that managing customer churn is an important factor in maximizing revenues and cash flow. In order to minimize churn caused by customers voluntarily terminating service, the Company aims to ensure that its services remain competitive and has one-year customer contracts that contain penalties for early termination. To reduce Company-initiated disconnections resulting from non-payment, beginning in August 1995, the Company implemented policies which require thorough credit checks for new customers, encourage direct debit payment plans, and impose gradual restrictions on service once payment dates have been missed. For instance, customers' outgoing calls are automatically routed to customer service if payment is not received within ten days of the final due date, and service is temporarily disconnected in the event payment is not received within ten more days. The Company believes that these policies reduce the likelihood that customers will run up excessive debts, thus enhancing the likelihood of settlement and reconnection.

          - Experienced Management Team. The members of the Company's senior management team have substantial experience in the telecommunications industry as well as in the public and private sectors in the Western Region. Many of them worked for local telephone companies and public utilities in the Western Region and participated in the development of Colombia's cellular regulatory regime. In addition, an executive of C&W, was seconded to, and is employed by, the Company as a member of the Company's senior management.

BUSINESS STRATEGY

     The Company's strategy is to continue to capitalize on the high potential demand for cellular telecommunication services and favorable demographic characteristics of its concession area to maximize revenues and cash flow from its cellular business through increased market penetration and subscriber usage. The Company intends to achieve these objectives by completing construction of its network, implementing aggressive marketing efforts to attract and retain additional subscribers and continuing to provide superior customer service, reliability and a wide range of value-added optional services. The Company's commercial slogan is "Seriousness, Security and Service", which is intended to convey the high degree of professionalism with which the Company seeks to provide its services, the security (i.e., increased personal safety) such services provide to its customers, and the Company's responsiveness to its customers. The Company will also evaluate and may participate in future opportunities in related wireless technology businesses in order to enhance its position as a leading provider of such services.

                                THE REFINANCING

     The Old Notes were issued on June 7, 1996 pursuant to the Offering of 190,745 units (the "Units"), each of which consisted of US$1,000 principal amount at maturity of Old Notes and four warrants to purchase 5.709 shares of Class B Common Stock with a par value of 1,000 Pesos per share, at a price of US$1.00 per share (or, if greater, the U.S. dollar equivalent of 1,000 Pesos), subject to adjustment (the "Warrants"). The Old Notes and the Warrants will become separately transferable as of the date of this Prospectus.

     Concurrently with the issuance of the Units, the Company borrowed US$80.0 million under the Bank Facility (as defined under "Description of Company Indebtedness -- Bank Facility"), which loans are secured by security interests in, among other things, (i) all receivables originated from the provision of cellular communications and roaming and interconnection services, (ii) the pledge of 99.99% of the Company's outstanding stock, and (iii) the Concession. The aggregate net proceeds of the Offering and the borrowings under the Bank Facility were US$171.5 million. Such net proceeds were used to repay substantially all existing indebtedness of the Company and for working capital. See "Description of Company Indebtedness -- Bank Facility".
                               THE EXCHANGE OFFER

Securities Offered.........  Up to US $190,745,000 aggregate principal amount at maturity of 14% Series B Senior Discount Notes due 2004 (the "New Notes"). The terms of the New Notes and Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.

The Exchange Offer.........  The New Notes are being offered in exchange for a like principal amount of Old Notes. Old Notes may be exchanged only in integral multiples of $1,000. The issuance of the new Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement.

Expiration Date;
  Withdrawal of Tender.....  The Exchange Offer will expire 5:00 p.m. New York
                             City time, on [          ], 1996, or such later
                             date and time to which it is extended by the Company. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions
  to the Exchange Offer....  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange
                             Offer -- Certain Conditions to the Exchange Offer".

Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instruction contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange Offer -- Procedures for Tendering Old Notes".

Use of Proceeds............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Exchange Agent.............  The Bank of New York (the "Exchange Agent") is
                             serving as the Exchange Agent in connection with the Exchange Offer.

Federal Income Tax
  Consequences.............  The exchange of Notes pursuant to the Exchange
                             Offer will not be a taxable event for federal income tax purposes. See "Taxation".

Warrants Not Part
  of Exchange Offer........  The Old Notes were originally issued as part of
                             Units each consisting of US$1,000 principal amount at maturity of Old Notes and the Warrants. The Warrants are not part of the Exchange Offer and should not be tendered to the Exchange Agent. As of the date of this Prospectus, the Old Notes and the Warrants are separately transferable.

Liquidated Damages.........  Pursuant to the Registration Rights Agreement, the
                             Company will be liable for liquidated damages to holders of Transfer Restricted Securities (as defined) as a result of the fact that the Exchange Offer will not be consummated prior to December 4, 1996. See "The Exchange Offer."

CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

     Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer generally may offer such New Notes for resale, resell such New Notes, and otherwise transfer such Notes without compliance with the registration and prospectus delivery provisions of the Securities Act provided such New Notes are acquired in the ordinary course of the holders' business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange; Resale of New Notes".

     The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. However, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Old Notes will be adversely affected. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                 THE NEW NOTES

     The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes.

Issuer.....................  Occidente y Caribe Celular S.A.

Notes Offered..............  US$190,745,000 principal amount at maturity of 14%
                             Series B Senior Discount Notes due 2004.

Maturity Date..............  March 15, 2004.

Yield and Interest.........  14% per annum (computed on a semiannual bond equivalent basis) calculated from June 7, 1996 (the "Issue Date"). Cash interest will not accrue on the New Notes prior to March 15, 2001, at which time cash interest will accrue on the New Notes at a rate of 14% per annum, payable semiannually on March 15 and September 15 of each year, commencing September 15, 2001.

Optional Redemption........  The New Notes will be redeemable at the option of the Company, in whole or in part, at 100% of the principal amount thereof if redeemed prior to September 15, 2000 and, thereafter, at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to March 15, 1999, the Company may redeem up to 33% of the original aggregate principal amount at maturity of the New Notes from the net proceeds of any Public Equity Offering (as defined herein), within 45 days of such Public Equity Offering, at a redemption price equal to 114% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption, provided that no less than 67% of the original aggregate principal amount at maturity of the New Notes remains outstanding. The New Notes will be redeemable at the option of the Company, as a whole, but not in part, in the event of certain changes in Colombian tax law. The Company's ability to redeem the New Notes is subject to certain limitations under Colombian law. See "Description of the Notes -- Optional Redemption".

Mandatory Redemption.......  The Company will redeem 50% of the original aggregate principal amount at maturity of the New Notes on March 15, 2003 at 100% of the principal amount thereof.

Colombian Withholding
Taxes......................  Interest on the New Notes, including the accretion of value thereof, is not currently subject to Colombian Withholding Taxes (as defined herein). See "Taxation -- Colombia".

Additional Amounts.........  Subject to limited exceptions, if Colombian
                             Withholding Taxes are deducted or withheld from payments on the New Notes, the Company will pay Additional Amounts (as defined herein) to the extent necessary so that, after such deduction or withholding, holders of the New Notes receive the stated amount due. Currently, no Additional Amounts are required to be paid. See "Description of the Notes -- Additional Amounts" and
                             "Taxation -- Colombia".

Change of Control..........  Upon the occurrence of a Change of Control (as defined herein), each holder of New Notes may require the Company to purchase all or a portion of such holder's New Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Company's ability to purchase New Notes upon the occurrence of a Change of Control is subject to certain limitations under Colombian law. See "Description of the Notes -- Certain Covenants -- Purchase of Notes upon a Change of Control".

Ranking....................  The New Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other existing and future unsubordinated obligations of the Company (other than obligations preferred by statute or by operation of law), except to the extent the provisions of the Indenture require the Trustee to turn over to the collateral agents for the lenders under the Bank Facility all amounts that constitute proceeds of the Concession received pursuant to a bankruptcy reorganization (concordato) or liquidation of the Company until all claims under the Bank Facility are satisfied during the period from the Issue Date until the restriction on the right of the Lenders to exercise their remedies under the pledge of the Concession expires, and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the New Notes. The New

                             Notes, however, will be effectively subordinated to senior secured obligations of the Company with respect to the assets of the Company securing such obligations, including Indebtedness under the Bank Facility which is secured by, among other things,
                             (i) all of the Company's receivables originated from the provision of cellular communications and roaming and interconnection services and (ii) the pledge of the Concession to operate its business, provided that the Lenders may not exercise any remedies thereunder prior to March 28, 1997. The Indebtedness under the Bank Facility is also secured by a pledge of 99.99% (as of the date thereof) of the Company's outstanding common stock. See "Description of Company Indebtedness -- Bank Facility". As of June 30, 1996, Indebtedness of the Company was approximately US$185.3 million, of which US$80.0 million was senior secured Indebtedness and US$105.3 million was senior unsecured Indebtedness. Subject to certain limitations, the Company and any Restricted Subsidiary (as defined herein) may incur additional Indebtedness, including secured Indebtedness, in the future.

Original Issue Discount....  Both the Old Notes and the New Notes will be treated as having been issued at an original issue discount for United States federal income tax purposes. Thus, although cash interest will not begin to accrue on the Notes until March 15, 2001, and there will be no periodic payments of interest on the Notes prior to September 15, 2001, original issue discount (i.e., the difference between the stated redemption price at maturity and the portion of the issue price of the Units allocated, for federal income tax purposes, to the Notes) will accrue from the Issue Date and will be includible as interest income periodically in a Note holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Taxation -- United States".

Restrictive Covenants......  The Indenture (as defined herein) contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sale of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on sale of assets; (vi) limitation on sale and leaseback transactions; (vii) limitation on the activities of the Company; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) reports. See "Description of the Notes -- Certain Covenants".

Absence of a Public Market
for the New Notes..........  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through NASDAQ.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 16 for a discussion of certain factors that holders of Old Notes should consider in connection with the Exchange Offer.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The Company was incorporated in 1992 and commenced offering commercial cellular services in September 1994. Accordingly, the Company has no commercial operating history prior to such time, and results for 1994 are not directly comparable to those of 1995. The summary statement of operations data for each of the fiscal years ended December 31, 1993, 1994 and 1995, and the summary balance sheet data as of December 31, 1994 and 1995 are derived from financial statements which are prepared in accordance with Colombian generally accepted accounting principles and which have been audited by KPMG Peat Marwick, independent auditors. The historical information for the six months ended June 30, 1995 and 1996 has been derived from the unaudited financial statements of the Company included herein. In the opinion of management, the information for the six months ended June 30, 1995 and 1996 includes all material adjustments (consisting only of adjustments of a normal and recurring nature) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations for a full year. Colombian generally accepted accounting principles differ in certain significant respects from United States generally accepted accounting principles. See note 17 to the financial statements of the Company included elsewhere in this Prospectus. This information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                           AS OF AND FOR THE SIX MONTHS
                                                                                                  ENDED JUNE 30,
                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,                (UNAUDITED)
                                         --------------------------------------------   ----------------------------------
                                         1993(1)    1994(2)      1995       1995(3)       1995        1996       1996(3)
                                         -------   ---------   ---------   ----------   ---------   ---------   ----------
                                              (IN MILLIONS OF CONSTANT JUNE 30, 1996 PESOS AND THOUSANDS OF DOLLARS,
                                                                EXCEPT NETWORK AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA
COLOMBIAN GAAP
Revenues
  Cellular service...................... Ps  --    Ps  6,694   Ps 34,857   US$ 32,585   Ps 10,958   Ps 29,484   US$ 27,562
  Equipment sales.......................     --        3,817      10,302        9,630       6,681       4,039        3,776
    Total revenues...................... Ps  --       10,511      45,159       42,215      17,639      33,523       31,338
Costs and expenses
  Costs of cellular service.............     --          814      12,066       11,278       1,640      11,514       10,763
  Costs of equipment sales..............     --        3,279       9,834        9,192       6,489       4,694        4,388
  Marketing and selling expenses........     --        4,760      12,443       11,632       6,830       5,885        5,501
  General and administrative expenses...     --        4,160      19,903       18,606       7,059       8,654        8,090
  Depreciation and amortization(4)......     --        1,670      12,606       11,784       5,648       8,204        7,669
    Total costs and expenses............     --       14,683      66,852       62,492      27,666      38,951       36,412
Operating loss..........................     --       (4,172)    (21,693)     (20,277)    (10,027)     (5,428)      (5,074)
Net income (loss)....................... Ps 222    Ps (3,237)  Ps(45,948)  US$(42,953)    (10,229)     (8,761)      (8,190)
U.S. GAAP
Revenues................................     --       10,511      45,159       42,215      17,639      33,523       31,338
Operating loss.......................... (3,958 )    (19,453)    (33,881)     (31,672)    (18,127)     (7,677)      (7,177)
Net loss................................ (3,871 )    (17,240)    (54,791)     (51,219)    (14,573)    (10,824)     (10,118)
OTHER FINANCIAL DATA AND RATIOS
EBITDA(5)...............................     --       (2,502)     (9,087)      (8,496)     (4,379)      2,776        2,595
EBITDA (U.S. GAAP)(5)...................     --       (2,133)     (6,564)      (6,136)     (4,112)     (7,369)      (6,889)
Capital expenditures....................     61       39,738      26,029       24,333      10,205       3,816        3,567
Fixed charge coverage deficiency(6).....     --       (3,237)    (45,948)     (42,953)    (10,229)     (8,090)      (7,563)
NETWORK AND OPERATING DATA
Population covered (at end of period in
  millions).............................     --          7.1         8.6          8.6         8.3         8.7          8.7
Reported subscribers (at end of
  period)(7)............................     --        9,356      40,887       40,887      30,826      56,741       56,741
Penetration (at end of period)(8).......     --         0.13%       0.48%        0.48%       0.36%       0.65%        0.65%
Total minutes of use during period (in
  millions).............................     --         3.47       69.70        69.70       30.18       47.96        47.96
Average monthly revenue per active
  subscriber during period(9)........... Ps  --    Ps120,777   Ps111,930   US$ 107.01      82,134     139,514       132.10

                                                                                           AS OF AND FOR THE SIX MONTHS
                                                                                                  ENDED JUNE 30,
                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,                (UNAUDITED)
                                         1993(1)    1994(2)      1995       1995(3)       1995        1996       1996(3)
                                         --------- ---------   ---------   ---------    ---------   ---------   ---------
                                              (IN MILLIONS OF CONSTANT JUNE 30, 1996 PESOS AND THOUSANDS OF DOLLARS,
                                                                EXCEPT NETWORK AND OPERATING DATA)
BALANCE SHEET DATA
Colombian GAAP
Property, plant and equipment, net...... Ps 174    Ps 42,723   Ps 66,849   US$ 62,492   Ps 57,352   Ps 67,192   US$ 62,812
Total assets............................  6,526      275,096     292,417      273,357     284,166     315,869      295,279
Total debt..............................     --      117,236     175,662      164,210     140,947     198,186      185,267
Shareholders' equity....................  5,659      127,919      82,705       77,317     118,035      88,251       82,498
U.S. GAAP
Property, plant and equipment, net......    174       43,167      88,751       82,966      62,789      89,595       83,755
Total assets............................  1,371      245,572     274,506      256,612     254,737     294,557      275,356
Total debt..............................     --      117,486     196,319      183,522     145,609     203,958      190,663
Shareholders' equity....................  1,054      109,290      55,072       51,482      94,890      70,147       65,574

---------------
(1) Represents pre-operating period during which the Company earned interest income on investments.

(2) Represents four months of commercial operations.

(3) Translations of Pesos into Dollars have been made at the rate of Ps 1,069.73 = US$1.00 (the Representative Market Rate on June 30, 1996). Such translations are provided solely for the convenience of the reader. See note 1 to the financial statements of the Company included elsewhere in this Prospectus.

(4) Depreciation and amortization include their respective inflation adjustments. The Company amortizes the Concession using the units of activation method. See note 1(e) to the financial statements of the Company.

(5) EBITDA represents earnings before interest and financial charges, income taxes, depreciation and amortization. The Company has included information concerning EBITDA (which is not a measure of financial performance under generally accepted accounting principles), because it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDA is calculated using financial statement information included herein and, accordingly, is in constant Colombian pesos and includes inflation adjustments.

(6) The fixed charge coverage deficiency covers continuing operations, and for this purpose (i) earnings consist of income (loss) before income taxes plus fixed charges and (ii) fixed charges consist of interest expense on all debt (including capitalized interest), amortization of deferred financing costs and a percentage of rental expense deemed to be interest. There were no fixed charges in 1993. Earnings were inadequate to cover fixed charges in 1994 and 1995 and in the six months ended June 30, 1995 and 1996.

(7) As reported by the Company to the Colombian Ministry of Communications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "-- Price Competition and Related Matters".

(8) "Penetration" is defined as reported subscribers divided by population covered within the Concession area. See also the Glossary of Certain Telecommunications Terms in Annex B hereto.

(9) Represented in constant Pesos. "Active subscribers" is the Company's internal measure of customers currently generating revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "-- Price Competition and Related Matters".

                                  RISK FACTORS

     Holders of Old Notes should consider carefully all the information set forth herein and, in particular, the following risks in connection with the Exchange Offer. For additional information concerning Colombia and certain matters discussed below, see "Annex B -- Republic of Colombia". In general, investing in the securities of issuers in emerging markets such as Colombia involves a higher degree of risk than investing in the securities of issuers in the United States and other jurisdictions.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable states securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "The Exchange
Offer -- Consequences of Failure to Exchange; Resale of New Notes".

POSSIBLE LIMITATIONS ON SALE OF NEW NOTES

     To comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed to register or qualify the sale of the New Notes in such jurisdictions only in limited circumstances and subject to certain conditions. See "The Exchange
Offer -- Consequences of Failure to Exchange; Resale of New Notes".

HIGH LEVERAGE AND ABILITY TO SERVICE DEBT

     The Company is highly leveraged. As of June 30, 1996, the Company's total indebtedness was US$185.3 million or, approximately 69% of its total capitalization. The Exchange Offer will not increase or decrease the Company's total indebtedness.

     The Company's high degree of leverage will have important consequences to holders of the Notes, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to meet the Company's debt service obligations, which will reduce the funds available to the Company for its operations and future business opportunities; (iii) the Company may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (iv) the Company's high degree of leverage may make it more vulnerable to a downturn in its business and may limit its ability to respond to price competition or changes in the economy generally; (v) the Company may not have sufficient funds to repay the Notes at maturity or may not be able to refinance the indebtedness thereunder at maturity; and (vi) the Company's ability to invest in or develop new technologies or take advantage of new opportunities may be restricted.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company (requiring a significant and sustained growth in cash flow), which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions and financial, business and other factors. Management believes that the Company's cash flow from operations will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will generate cash flow at the necessary levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes), or obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing can be obtained on satisfactory terms, in which case the Company might not be able to meet its obligations under the Notes.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

RISKS RELATED TO COLOMBIAN POLITICAL, ECONOMIC AND SOCIAL FACTORS

     Colombia is currently experiencing political turmoil stemming principally from allegations that President Samper's 1994 election campaign received contributions from the Cali drug cartel. On December 15, 1995, the Congressional committee that had been examining evidence of such allegations ruled that there was insufficient evidence to open a formal investigation against President Samper. However, on January 22, 1996, the campaign manager and former Minister of Defense, who (together with two other senior campaign officials) was arrested in connection with such allegations, made a public statement alleging that contributions from the Cali drug cartel had, in fact, been received and that President Samper was aware of them. Consequently, the Attorney General's Office formally accused the President before Congress and a new investigation began. This investigation concluded last June with the Congress' decision to preclude the process against President Samper, as recommended by the Congressional committee in charge of the investigation. This political crisis has had and may continue to have an adverse effect on the country's economy. Industry associations have reported declines in sales, investments and other economic activities. Many of the country's business leaders have called on President Samper to resign. In September 1996, Vice-president Humberto de la Calle resigned after President Samper rejected his proposal to resolve the political crisis through the resignation of both officers. Although the crisis has not led to repeal of the actions taken in recent years to open and liberalize the economy, it has weakened the government and could result in a change in government. This in turn could lead to a change in public policy generally regarding economic development and the economy.

     The political crisis has occurred against a backdrop of periodic violence related to both drug activities and guerilla movements in Colombia and was aggravated by the announcement by President Clinton on March 1, 1996 that the United States was "decertifying" Colombia for failing to take sufficient action to stem the production and export of narcotics. Under United States law, the President was required to certify to the U.S. Congress which nations that are major producers or major transit points for drugs were cooperating with efforts to stem the flow of narcotics into the United States. As a result of such decertification, the following policies are in effect: (i) the United States representatives on the boards of certain multilateral development banks, such as the International Bank for Reconstruction and Development and the Interamerican Development Bank, are instructed to vote against lending to Colombia, (ii) the United States government may impose trade sanctions on Colombian products exported to the United States and (iii) United States credit institutions, such as the Export-Import Bank and the Overseas Private Investment Corporation, will not lend funds, or issue insurance (including political risk insurance), for Colombian projects. For example, subsequent to President Clinton's announcement, the Export-Import Bank withdrew support for a US$296 million loan to Ecopetrol, the state-owned oil company, intended to help finance the Cusiana Oil pipeline, a major development project in Colombia. On July 11, 1996, the United States government announced the cancellation of President Samper's visa to enter the United States based on the allegation that Mr. Samper had cooperated with illegal drug traffickers. In addition the United States government has announced that if the Columbian Congress does not approve measures against drug trafficking it will impose economic sanctions. Although the United States has not imposed further sanctions at this time, there can be no assurance that additional sanctions will not be imposed in the future.

     For the past 40 years, various guerrilla groups have waged campaigns against the Colombian governmental system. The actions of guerilla groups have included terrorist attacks, kidnapping and extortion. Recently, guerilla activity has increased during the political and economic crisis. There is no assurance that continued guerrilla activity will not have a material adverse effect on the general economic, social or political situation in Colombia and the Company's operations, in particular.

     Medellin and Cali have been the centers of operations of Colombia's most powerful drug cartel groups and are also the Company's largest markets. These areas have suffered from the violence and the costs of attempting to curb the drug trade, but may also have benefitted from the capital generated by it, to the extent reinvested locally. The Company believes that its business has historically not been materially adversely affected either by the drug activity or by efforts to curb it. However, no assurance can be given that drug activity in the future will not materially adversely affect the Company or that the efforts to curb such activity will not have an adverse effect on the economy of the region and thereby on the Company.

     It is impossible to predict what effect these events and conditions, which are entirely outside the control of the Company, will have on the country or the Company. Holders of the Notes should recognize that these conditions and events create significant uncertainties and risks, which could result in material adverse effects on the Company and its ability to meet its obligations, including obligations under the Notes.

INFLATION

     Throughout most of the 1980s and 1990s, Colombia experienced high levels of inflation. While the Colombian government adopted policies which resulted in reducing the inflation rate from 26.8% in 1991 to 22.6% and 19.5% in 1994 and 1995, respectively, there can be no assurance that the performance of the Colombian economy or its securities markets, the operating results of the Company or the value of the Notes will not be adversely affected by continuing or increased levels of inflation.

LIMITED OPERATING HISTORY; OPERATING LOSSES

     The Company is a new enterprise. The Company was incorporated in 1992 and commenced offering commercial cellular services in September 1994. Since such commencement date, the Company has experienced cumulative net negative cash flow resulting principally from high operating expenses associated with the start up of the Company's business, as well as cumulative net losses resulting from the foregoing. Although the Company expects to generate positive cash flow from operations by 1997, it expects to incur net losses in the near-term. There can be no assurance that the Company will achieve positive cash flow from operations within its projected time frame, or that it will generate net income upon completion of its network.

CURRENCY FLUCTUATIONS, FOREIGN EXCHANGE CONTROLS AND DEVALUATION

     Substantially all of the Company's debt obligations are denominated in Dollars while the Company generates revenues in Pesos. In addition, the Company has incurred and expects to incur a significant portion of its equipment costs in Dollars. Therefore, the Company is exposed to currency exchange rate risks which could significantly impact the Company's ability to meet its obligations and finance its network construction. The Company currently does not plan to enter into hedging transactions with respect to these foreign currency risks and it is unlikely that the Company would be able to obtain hedging arrangements on commercially satisfactory terms with respect to all such risks. The exchange rate of the Peso to the Dollar has declined in recent years, and any further decrease in the value of the Peso relative to the Dollar may have a material adverse effect on the Company and on its ability to meet its obligations under the Notes.

     The Colombian government does not currently restrict the ability of Colombian persons or entities to convert Pesos into Dollars. See "Foreign Investment and Exchange Controls in Colombia". However, Colombian law permits the government to impose foreign exchange controls on dividend payments and repatriation of capital in the event that the foreign currency reserves of the Central Bank fall below a level equal to the value of three months of imports into Colombia. No such foreign exchange controls are currently applicable to payments on debt instruments such as the Notes. As of December 31, 1995, the Central Bank's currency reserves were sufficient for approximately seven months of imports. Nevertheless, there is no assurance such restrictions will not be imposed in the future, and any such restrictions could prevent or restrict the Company's access to Dollars with which to meet its obligations, including its obligations under the Notes.

     Colombian law prohibits the prepayment of the Notes within one year of their issuance, whether by redemption, repurchase, acceleration or otherwise. Any redemption, repurchase, acceleration or other event requiring repayment occurring on or prior to the first anniversary of the Issue Date will require the Company, in lieu of such redemption, repurchase, acceleration or other prepayment, to deposit with the Trustee cash and/or United States Government Obligations in an amount (without taking into account the payment of interest thereon) sufficient to make such prepayment with respect to the Notes on the first Business Day after the first anniversary of the Issue Date at a price which the Company would have had to pay with respect to such a prepayment occurring on the first anniversary date, provided that in the event of an offer to purchase under a Change of Control, the Company would have to deposit with the Trustee an amount (without taking into account the payment of interest thereon) sufficient to repurchase all of the Notes.

     Central Bank regulations require that, as a general rule, borrowers incurring indebtedness in a foreign currency with a term of 36 months or less make deposits in Pesos at the Central Bank in order to be able to remit payments in such foreign currency. As the scheduled repayment of the Notes will begin after the third anniversary of the Issue Date, the Company does not currently have an obligation to make such a deposit. However, if the Company desires or is required to make a prepayment of the Notes in an amount exceeding 40% of the principal amount thereof prior to the third anniversary of the Issue Date, the Company would be required to make such a deposit, in which case the Company may elect to deposit with the Trustee amounts sufficient to redeem the remainder of the Notes on the first business day after the third anniversary of the Issue Date. There can be no assurance that the necessary Peso funds for such a deposit will be available to the Company at the time of any such requirement to make a prepayment. See "Foreign Investment and Exchange Controls in Colombia" and "Description of the Notes".

ECONOMY OF COLOMBIA AND THE WESTERN REGION

     The Company's operations are dependent upon the performance of the Colombian economy and the Western Region, in particular. The economy of Colombia and of the Western Region is in a stage of development and structural reform and the possibility exists that rapid fluctuations in consumer prices, gross domestic product and interest rates will occur. The Company's financial results may be subject to such fluctuations in the economy of Colombia and of the Western Region and the effect of such fluctuations on the ability of customers to pay for the Company's services and on the ability of the market to support the growth of cellular telephone operations.

     The Colombian government has historically exercised significant influence over the Colombian economy. Governmental actions concerning the economy could continue to have an important effect on Colombian entities, including the Company, and on market conditions, prices and returns on Colombian securities, including the Notes. There can be no assurance that recent policies that have resulted in favorable economic growth in Colombia will be maintained by this government or any new government or that such growth will continue.

RISKS ASSOCIATED WITH NEW INDUSTRY AND GROWTH

     The success of the Company's operating strategy is subject to factors that are beyond the control of the Company and impossible to predict, in part because cellular telecommunications is a new industry in Colombia. Although the Company has experienced significant growth in the number of its subscribers since commencing operations in 1994, the Company is unable to predict how consumer demand for cellular telecommunications services may develop over time. The size of the Colombian market for cellular telecommunications, the rates of penetration of the market and the sensitivity of potential subscribers to changes in prices, among other factors, are uncertain. In addition, the Company's continued rapid growth will require the training of new personnel, the expansion of its management information systems and effective control of its expenses related to operations and systems construction and effective controls over the quality of new subscribers and churn rate. If the Company is unable to satisfy these requirements, if it is unable to generate sufficient revenue to meet its current expenses and future obligations or if it is otherwise unable to manage growth effectively, the Company's ability to meet its obligations under the Notes may be materially adversely affected.

COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The Company faces competition primarily from Cocelco, the other Western Region cellular operator, and from wireline telephone services. Cocelco's principal shareholders include the Organizacion Luis Carlos Sarmiento, one of the largest commercial groups in Colombia, and Telefonica de Espana, a major Spanish telecommunications organization actively involved in Latin America. Cocelco may have greater financial and other resources than the Company, and may be in a better position to fund operating deficits or unexpected capital costs. Competition in the Western Region between the Company and Cocelco, and to a lesser extent with wireline telephone services, is based on price, services offered, quality of service and coverage area. During the first quarter of 1995, there was significant price competition between the Company and Cocelco, and there is no assurance that additional periods of price competition will not follow or that they will not result in substantial operating losses for the Company. Moreover, there can be no assurance that, in the event of an aggressive price competition resulting in substantial losses, the Company will be able to raise the necessary capital or financing to finance such losses. See "Management Discussion and Analysis of Financial Condition and Results of Operations". In addition, after March 28, 1999, the fifth anniversary of the Concession, additional concessions for cellular services in the Western Region may be granted by the Ministry of Communications which could mean that the Company would no longer enjoy a duopolistic position in the Western Region.

     The Company also faces competition from other existing wireless services, such as mobile radio and beeper services, and may face competition from emerging technologies and services which might be introduced in the future, including enhanced specialized mobile radio, Personal Communication Services ("PCS") or satellite telephone. Insofar as such services require the granting of new concessions by the Colombian government, it is possible that the government could grant such concessions prior to 1999 (i.e., prior to the date that additional concessions for cellular services in the Western Region may be granted by the Ministry of Communications). In addition, to the extent that substantial capital is invested in the wireline telephone industry and results in improved service and increased wireline density, some of the Company's existing and potential subscribers may choose wireline service rather than the Company's cellular services. There can be no assurance that the Company will be able to compete successfully against existing competitors or new entrants.

CHURN RATE RISKS

     The Company's churn rate (the rate at which subscribers leave the system, calculated as a percentage of active subscribers at the end of a calculation period) in 1995 averaged 2% per month except between August and October when churn was approximately 8% per month. During the months of August through October 1995, in order to upgrade the quality of its customer base, the Company disconnected a number of customers with nonperforming accounts, many of whom subscribed to the Company's service during promotions offered in the early part of 1995. The monthly churn rate for the first six months of 1996 averaged 2.9%, in part because there was a similar month of Company-initiated disconnections, which may occur from time to time in the future. To reduce churn and to deal with its associated risks, such as the difficulty in collecting receivables, the Company has since implemented more rigorous customer credit checks, gradual restrictions on service in the event of nonpayment and other measures to minimize the risk of bad debts. If the Company is not able to maintain these measures, or is not otherwise able to maintain churn at a low level, it could have an adverse effect on its financial condition and may adversely affect its ability to meet its obligations under the Notes.

FUTURE CAPITAL NEEDS

     The Company expects to increase operating expenses and capital expenditures as it continues to pursue its strategy of completing the construction of its network, increasing its existing base of subscribers and expanding its operations to provide a wider array of value-added services. The Company expects to incur capital expenditures of approximately US$50 million to substantially complete by 1999 the build-out of its network (including planned upgrades). The Company currently expects to fund all of such capital expenditures with internally generated cash flow, although there can be no assurance that such cash flow will be sufficient. In addition, if the Company were to decide to pursue other investments, including PCS or satellite services, additional resources would be required. If the Company is unable to fund such expenditures or investments, or if the Company's cash flow from operations does not increase from its present level or decreases even further, the Company might not be able to continue to pursue its network construction and subscriber growth strategy. Moreover, in any such circumstance, the Company could experience difficulty in meeting its debt service requirements. If the Company were unable to meet its debt service requirements in the future, it may, depending upon the circumstances which then exist, seek additional equity and/or debt financing or refinance its existing indebtedness. There can be no assurance that the Company could refinance existing indebtedness or raise sufficient funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

REGULATORY AND CONCESSION MATTERS

     The construction, ownership and operation of the Company's cellular telephone system, the maintenance and renewal of the Concession, the pricing of the Company's services and related matters are subject to regulation by the Ministry of Communications and the Colombian Telecommunications Regulatory Commission (Comision de Regulacion de Telecomunicaciones) (the "TRC"). Changes in the regulation of, or the interpretation thereof, the Company's activities could have a material adverse effect on the Company. Although the TRC has the authority to determine the pricing of cellular services, cellular operators have not been subject to tariff regulation. The Company believes that cellular operators will continue to have the flexibility to set prices freely, although there can be no assurance that the TRC will not impose price regulation in the future.

     The continued existence and terms of the Concession are subject to ongoing review by regulatory authorities in Colombia and to interpretation, modification or termination by such authorities. The terms of the Concession provide for an initial term of ten years, and the Concession may be renewed for another ten years if the Company has complied with the terms of the Concession and neither the Ministry of Communications nor the Company has expressed an intention not to renew during the eighth year of the Concession's ten-year term. The terms and conditions of any such renewal, including the amount of any necessary payment to the Colombian government, are not specified. Although the Company intends to seek amendments to the Concession to eliminate uncertainties regarding renewal, there is no assurance such amendments can be obtained. While the Company would not normally expect to be required to cease operations at or prior to the end of the ten-year term of the Concession, there can be no assurance that the Concession will not be terminated or that renewal will be effected at all or on acceptable economical terms.

     The Company's assets that are directly related to the Concession are to revert to the Ministry of Communications at the end of the Concession's term without compensation to the Company. The Ministry of Communications is also entitled to a reversion of such assets upon an event of termination of the Concession for default in performance by the Company. If such reversion were to occur, it will have a material adverse effect on the Company's ability to meet its obligations under the Notes. See "Business -- Regulation -- Termination upon Default in Performance -- Reversion of Assets".

     The Concession, as well as certain other Colombian government contracts, is subject to unilateral interpretation, modification and termination by the Colombian government under certain circumstances. In the event of such unilateral interpretation, modification or termination, based on circumstances not attributable to the Company, the Company would be entitled to compensation from the Ministry of Communications. However, there can be no assurance that any such compensation would be sufficient to enable the Company to meet its obligations under the Notes. See "Regulation -- Unilateral Interpretation, Modification and Termination of Government Contracts". In addition, the Ministry of Communications may, without compensation, terminate the Concession for certain events of default under the Concession; in the event of such termination, the Ministry of Communications would also be entitled to a payment by the Company in the amount of the performance bond posted by the Company under the Concession. See "Regulation--Termination upon Default in Performance". The Ministry of Communications may also seek payment from the Company for any damages suffered in excess of the amount covered by such performance bond.

ASSET ENCUMBRANCES AND PLEDGE OF STOCK

     The Company's obligations under the Bank Facility are secured by liens on the Company's receivables and a pledge of the Concession, provided that the Lenders may not exercise any remedies with respect to the pledge of the Concession prior to March 28, 1997. If an event of default occurs under the Bank Facility, the

Lenders will have a prior right to such collateral and may foreclose upon such collateral to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect to the Notes. Accordingly, in such event, such collateral would first be used to repay in full amounts outstanding under the Bank Facility, and there can be no assurance that there would be sufficient assets remaining to satisfy the claims of holders of the Notes.

     For the period until the restriction on the right of the Lenders to exercise their remedies under the pledge of the Concession expires, the Indenture provides that should the Company enter into a bankruptcy reorganization (concordato) or liquidation under the laws of Colombia during such period, the Trustee will turn over to the collateral agents for the lenders under the Bank Facility all amounts that constitute proceeds of the Concession received pursuant to a bankruptcy reorganization (concordato) or liquidation of the Company until all claims under the Bank Facility are satisfied. The Shareholders have also pledged substantially all of the capital stock of the Company to the Lenders. If an event of default occurs under the Bank Facility, the Lenders could foreclose upon such stock, which could result in a change of control of the Company.

RESTRICTIONS UNDER DEBT INSTRUMENTS

     The Company's operations and financial performance are subject to covenants contained in the Bank Facility and the Indenture that, among other things, limit the Company's ability to incur liens, incur additional indebtedness, dispose of assets, engage in mergers or engage in certain other transactions, and redeem or purchase the Notes. In addition, the Bank Facility requires the Company to maintain certain financial ratios and to meet certain financial and operating performance tests. There can be no assurance that these requirements will be met in the future. If the covenants under the Bank Facility are not met, the Lenders will be entitled to declare such indebtedness immediately due and payable. See "Description of the Notes" and "Description of Company Indebtedness".

TAX LITIGATION

     The Company is currently in litigation with the tax authorities of Medellin with respect to the municipality's efforts to require the Company and Cocelco to collect a monthly tax on cellular subscribers whose calls use base stations located in Medellin. As of May 17, 1996, the amount in dispute for the period through March 30, 1996 was Ps 565 million (US$528,170), including interest accrued thereon. While the Company believes it will prevail in this litigation, if it does not the Company believes that it would be able to collect from its subscribers a portion of this tax. To the extent the Company is unsuccessful in its attempts to collect such tax from its subscribers, it will pay such amount to the tax authorities of Medellin. Although no other city has proposed to implement a similar tax, there is no assurance that other cities will not do so. An adverse outcome in the legal proceedings and the imposition of a similar tax in other cities could have an adverse effect on the Company's financial condition and may adversely affect its ability to meet its obligations under the Notes. See "Business -- Legal Proceedings -- Medellin's Cellular Services Tax".

LIMITATIONS ON CHANGE OF CONTROL

     The Indenture requires the Company, in the event of a Change of Control, to make an offer to purchase the Notes at 101% of the Accreted Value thereof, plus accrued interest, if any, to the purchase date. Certain events involving a Change of Control may be an event of default under the Bank Facility or indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Company to purchase the Notes may cause a default under the Bank Facility or such other indebtedness, even if the Change of Control does not. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of the Notes -- Certain Covenants -- Change of Control".

ORIGINAL ISSUE DISCOUNT

     Both the Old Notes and the New Notes will be treated as having been issued at a substantial discount from their principal amount at maturity. Consequently, United States Holders of the Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See
"Taxation -- United States -- Notes -- Original Issue Discount" for a more detailed discussion of the United States federal income tax consequences to United States Holders of the purchase, ownership and disposition of the Notes.

LACK OF ESTABLISHED MARKET FOR THE NOTES

     The New Notes are new securities for which there currently is no trading market. The Company does not intend to apply for listing of the New Notes on any national securities exchange or to seek admission thereof to trading on the National Association of Securities Dealers Automated Quotation System. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. The liquidity of any market for the New Notes will depend upon the number of holders of the New Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any trading market for the New Notes. The Old Notes are eligible for trading in the PORTAL market. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Old Notes will be adversely affected.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market, if any, for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Notes. In addition, Colombia is generally considered by international investors to be an "emerging market". Political, economic, social and other developments in other "emerging markets" may have an adverse effect on the market value and liquidity of the Notes.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the Exchange Offer.

                                THE REFINANCING

     The Old Notes were issued on June 7, 1996 pursuant to the Offering of the Units, each of which consisted of US$1,000 principal amount at maturity of Old Notes and the Warrants. The Old Notes and the Warrants will become separately transferable as of the date of this Prospectus.

     Concurrently with the issuance of the Units, the Company borrowed US$80.0 million under the Bank Facility, which loans are secured by security interests in, among other things, (i) all receivables originated from the provision of cellular communications and roaming and interconnection services, (ii) the pledge of 99.99% of the Company's outstanding stock, and (iii) the Concession. The aggregate net proceeds of the Offering and the borrowings under the Bank Facility were US$171.5 million. Such net proceeds were used to repay substantially all existing indebtedness of the Company and for working capital. See "Description of Company Indebtedness -- Bank Facility".

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 on an actual basis. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included elsewhere in this Prospectus.

                                                                        AS OF JUNE 30, 1996
                                                              ----------------------------------------
                                                                     ACTUAL                 ACTUAL
                                                              ---------------------     --------------
                                                              (MILLIONS OF CONSTANT     (THOUSANDS OF
                                                                COLOMBIAN PESOS)        US DOLLARS)(1)
Long-term debt (including current portion of long-term debt
  and notes payable)(2):
  U.S. dollar-denominated loans(3)..........................        Ps 193,080             US$ 180,494
  Other(4)..................................................             5,106                   4,773
                                                                    ----------             -----------
          Total long-term debt..............................           198,186                 185,267
Shareholders' equity, net...................................            88,251                  82,498
                                                                    ----------             -----------
          Total capitalization..............................        Ps 286,437             US$ 267,765
                                                                    ==========             ===========

---------------
(1) Translations of Pesos into Dollars have been made at the rate of Ps 1,069.73 = US$1.00 (the Representative Market Rate on June 30, 1996). Such translations are provided solely for the convenience of the reader. See note 1 to the financial statements of the Company.

(2) As of June 30, 1996, the Company also had obligations of Ps 36.6 billion (US$34.2 million) under leases which are not capitalized in accordance with Colombian GAAP. This represents the aggregate amount (without discount to present value) of minimum payments under the lease agreements. See note 7 to the financial statements of the Company.

(3) Includes US$100.0 million of gross proceeds from the sale of Units. In accordance with Colombian financial and tax accounting principles no value has been ascribed to the Warrants. This treatment may be different from that accorded to the sale of the Units based on United States tax law. See "Taxation -- United States". Under U.S. GAAP for financial accounting purposes, the Company has ascribed a fair value of US$11.4 million to the Warrants.

(4) Represents bank overdrafts and letters of credit.

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to US$190,745,000 aggregate principal amount at maturity of New Notes for a like aggregate principal amount at maturity of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes; the total aggregate principal amount at maturity of Old Notes and New Notes will in no event exceed US$190,745,000, except as provided in the Indenture.

     As of the date of this Prospectus, US$190,745,000 aggregate principal amount at maturity of the Old Notes was outstanding. This Prospectus, together
with the Letter of Transmittal, is first being sent on or about [          ],
1996, to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "-- Certain Conditions to the Exchange Offer" below and to the terms and provisions of the Registration Rights Agreement.

PURPOSE OF THE EXCHANGE OFFER

     The Old Notes were issued by the Company on June 7, 1996 in transactions exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred in the United States unless so registered or unless an applicable exception from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the Old Notes, the Company entered into an Exchange and Registration Rights Agreement, dated as of June 7, 1996, (the "Registration Rights Agreement"), which requires the Company to use its best efforts to file with the SEC a registration statement relating to the Exchange Offer within 60 days after the Issue Date, and to use its best efforts to cause the registration relating to the Exchange Offer to become effective under the Securities Act within 150 days after the Issue Date and the Exchange Offer to be consummated within 180 days after the Issue Date. The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at 5:00 p.m., New York City time, on [30 days after mailing of notice], 1996, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral notice (promptly confirmed in writing) or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

     In addition, the Company expressly reserves the right to terminate or to amend the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the events specified below under "-- Certain Conditions to the Exchange Offer". If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable in the manner set forth above with respect to an extension of the Expiration Date.

     For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, a Sunday or a date on which banking institutions in New York City are not required to be open, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

     Except as set forth below, a holder of Old Notes who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder of Old Notes must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a clearing agency, an insured credit union, a savings association or a commercial bank or trust company having an office or a correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder thereof with the signature thereon guaranteed by an Eligible Institution.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by (i) the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against timely deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution".

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request within two business days after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility. The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

GUARANTEED DELIVERY PROCEDURES

     If a holder of Old Notes desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the

Expiration Date, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent prior to the Expiration Date at its address set forth below. Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder thereof. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder thereof must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder thereof) as soon as practicable after such withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date and will issue the New Notes promptly after such acceptance. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

          (i) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or any governmental agency seeking to restrain or prohibit or prevent the Company from proceeding with the Exchange Offer or assessing or seeking any damages as a result thereof, or that might result in a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

          (ii) there shall be proposed, enacted, promulgated or deemed applicable to the Exchange Offer by any government or governmental agency or authority any law or regulation, including any applicable interpretation of the staff of the SEC, that might in the sole judgment of the Company result in any of the consequences described in clause (i).

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All tendered Old Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address set forth in the Letter of Transmittal.

     The Bank of New York also acts as Trustee under the Indenture.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $400,000, which includes fees and expenses of the Exchange
Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith except that holders who instruct the Company to register New Notes in the name of, or request Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCRETED VALUE OF THE NEW NOTES

     No cash interest is payable on the Notes prior to March 15, 2001. Thus, holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. The Accreted Value of the New Notes initially will be equal to the Accreted Value of the Old Notes at the time of the exchange. See "Description of the Notes -- Certain Definitions" for the definition of "Accreted Value".

ACCOUNTING TREATMENT

     The New Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Notes for Old Notes. Expenses incurred in connection with the issuance of the New Notes will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALE OF NEW NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. However, (i) if the Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or (ii) if any holder of Old Notes is not eligible to participate in the Exchange Offer or, in the case of any holder of Old Notes that participates in the Exchange Offer, does not receive freely tradeable New Notes in exchange for Old Notes, the Company is obligated to file a registration statement on the appropriate form under the Securities Act relating to the Old Notes held by such persons.

     Based on certain no-action letters issued by the staff of the SEC to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases

Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Thus, any New Notes acquired by such holder will not be freely transferable except in compliance with the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution".

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specific limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

     Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of Notes". All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company is obligated to pay liquidated damages to each holder of Transfer Restricted Securities (defined below), during the period of the Applicable Registration Default (defined below), in an amount equal to one-half of one percent (0.5%) per annum of the Accreted Value of the Notes constituting Transfer Restricted Securities held by such holder until the Exchange Offer is consummated. "Transfer Restricted Securities" means each Old Note until the date on which such Old Note has been exchanged for a freely transferable New Note in the Exchange Offer. The "Applicable Registration Default" is the failure to consummate the Exchange Offer within 180 days after the Issue Date (i.e. December 4, 1996). Because the Exchange Offer will not be consummated prior to December 4, 1996, the Company will be liable for liquidated damages to holders of Transfer Restricted Securities.

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected statement of operations data for each of the fiscal years ended December 31, 1993, 1994 and 1995, and the balance sheet data dated as of December 31, 1994 and 1995 are derived from the Company's financial statements which have been audited by KPMG Peat Marwick, independent auditors. The historical information for the six months ended June 30, 1995 and 1996 has been derived from the unaudited financial statements of the Company included herein. In the opinion of management, the information for the six month periods ended June 30, 1995 and 1996 includes all material adjustments (consisting only of adjustments of a normal and recurring nature) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations for a full year. This information should be read in conjunction with, and is qualified in its entirety by reference to, such financial statements, including the notes thereto, which are included elsewhere in this Prospectus.

     The Company was organized in February 1992 to participate in the auctioning of cellular concessions by the Colombian government. The Company commenced commercial cellular telephone service operations in September 1994. Accordingly, the Company had no commercial operating history prior to such time, and results for 1994 are not directly comparable to those of 1995.

     The financial statements included in this Prospectus have been prepared in conformity with generally accepted accounting principles in Colombia ("Colombian GAAP"), which differ in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Note 17 to the financial statements provides a description of the principal differences between Colombian GAAP and U.S. GAAP as they relate to the Company, as well as a reconciliation of the Company's net income (loss) and shareholders' equity calculated in accordance with Colombian GAAP to amounts calculated in accordance with U.S. GAAP.

     In accordance with the requirements of the SEC, the selected financial information included herein and in the accompanying financial statements and notes thereto for all periods presented has been restated into constant Pesos as of the latest balance sheet date (June 30, 1996), using the Colombian consumer price index, in order to express all financial information in purchasing power as of the date of the latest balance sheet. Because of such requirements, the Company's historical financial information will be revised from time to time in the future when it publishes a new balance sheet so that such information is restated in constant Pesos as of such latest date.

                                                                                            AS OF AND FOR THE SIX MONTHS
                                                                                                   ENDED JUNE 30,
                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,                 (UNAUDITED)
                                        ----------------------------------------------   ----------------------------------
                                        1993(1)     1994(2)      1995        1995(3)       1995        1996       1996(3)
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
                                              (IN MILLIONS OF CONSTANT JUNE 30, 1996 PESOS AND THOUSANDS OF DOLLARS,
                                                                EXCEPT NETWORK AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA
COLOMBIAN GAAP
Revenues
  Cellular service.....................  Ps   --   Ps  6,694   Ps 34,857    US$ 32,585   Ps 10,958   Ps 29,484   US$ 27,562
  Equipment sales......................       --       3,817      10,302         9,630       6,681       4,039        3,776
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
        Total revenues.................       --      10,511      45,159        42,215      17,639      33,523       31,338
                                        ========   =========   =========   ===========   =========   =========   ===========
Costs and expenses
  Costs of cellular service............       --         814      12,066        11,278       1,640      11,514       10,763
  Costs of equipment sales.............       --       3,279       9,834         9,192       6,489       4,694        4,388
  Marketing and selling expenses.......       --       4,760      12,443        11,632       6,830       5,885        5,501
  General and administrative
    expenses...........................       --       4,160      19,903        18,606       7,059       8,654        8,090
  Depreciation and amortization(4).....       --       1,670      12,606        11,784       5,648       8,204        7,669
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
        Total costs and expenses.......       --      14,683      66,852        62,492      27,666      38,951       36,412
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
Operating Loss.........................       --      (4,172)    (21,693)      (20,277)    (10,027)     (5,428)      (5,074)
                                        ========   =========   =========   ===========   =========   =========   ===========
Other income (expense)
  Interest expense.....................       --      (5,213)    (27,919)      (26,099)     (7,313)    (15,641)     (14,621)
  Foreign exchange(5)..................       --      (2,939)    (21,223)      (19,839)     (7,256)    (10,219)      (9,553)
  Interest income(6)...................      239       6,246       2,353         2,200         320       1,521        1,422
  Net monetary correction(7)...........      (17)      3,025      22,864        21,373      15,212      22,461       20,997

                                                                                            AS OF AND FOR THE SIX MONTHS
                                                                                                   ENDED JUNE 30,
                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,                 (UNAUDITED)
                                        ----------------------------------------------   ----------------------------------
                                        1993(1)     1994(2)      1995        1995(3)       1995        1996       1996(3)
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
                                              (IN MILLIONS OF CONSTANT JUNE 30, 1996 PESOS AND THOUSANDS OF DOLLARS,
                                                                EXCEPT NETWORK AND OPERATING DATA)
  Other................................       --        (185)       (330)         (311)     (1,165)       (784)        (734)
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
  Other income (expense), net..........      222         935     (24,255)      (22,676)       (202)     (2,662)      (2,489)
Income Tax Provision...................       --          --          --            --                    (671)        (627)
                                        --------   ---------   ---------   -----------   ---------   ---------   ----------
        Net income (loss).............. Ps   222   Ps (3,237)  Ps(45,948)  US$ (42,953)    (10,229)     (8,761)      (8,190)
                                        ========   =========   =========   ===========   =========   =========   ===========
U.S. GAAP
Revenues...............................       --      10,511      45,159        42,215      17,639      33,523       31,338
Operating Loss.........................   (3,958)    (19,453)    (33,881)      (31,672)    (18,127)     (7,677)      (7,177)
Net loss...............................   (3,871)    (17,240)    (54,791)      (51,219)    (14,573)    (10,824)     (10,118)
OTHER FINANCIAL DATA AND RATIOS
EBITDA(8)..............................       --      (2,502)     (9,087)       (8,496)     (4,379)      2,776        2,595
EBITDA (U.S. GAAP)(8)..................               (2,133)     (6,564)       (6,136)     (4,112)     (7,369)      (6,889)
Capital Expenditures...................       61      39,738      26,029        24,333      10,205       3,816        3,567
Fixed charge coverage deficiency(9)....       --      (3,237)    (45,948)      (42,953)    (10,229)     (8,090)      (7,563)
NETWORK AND OPERATING DATA
Population covered (at end of period
  in millions).........................       --         7.1         8.6           8.6         8.3         8.7          8.7
Reported subscribers (at end of
  period)(10)..........................       --       9,356      40,887        40,877      30,826      56,741       56,741
Penetration (at end of period)(11).....       --        0.13%       0.48%         0.48%       0.36%       0.65%        0.65%
Total minutes of use during period
  (in millions)........................       --        3.47       69.70         69.70       30.18       47.96        47.96
Average monthly revenue per active
  subscriber during period(12).........  Ps   --   Ps120,777   Ps111,930    US$ 107.01   Ps 82,134   Ps139,514   US$ 132.10
BALANCE SHEET DATA
COLOMBIAN GAAP
Property, plant and equipment, net.....      174      42,723      66,849        62,492      57,352      67,192       62,812
Total assets...........................    6,526     275,096     292,417       273,357     284,166     315,869      295,279
Total debt.............................       --     117,236     175,662       164,210     140,947     198,186      185,267
Shareholders' equity...................    5,659     127,919      82,705        77,317     118,035      88,251       82,498
U.S. GAAP
Property, plant and equipment, net.....      174      43,167      88,751        82,966      62,789      89,595       83,755
Total assets...........................    1,371     245,572     274,506       256,612     254,737     294,557      275,356
Total debt.............................       --     117,486     196,319       183,522     145,609     203,958      190,663
Shareholders' equity...................    1,054     109,290      55,072        51,482      94,890      70,147       65,574

---------------

 (1) Represents pre-operating period during which the Company earned interest income on investments.

 (2) Represents four months of commercial operations.

 (3) Translations of Pesos into Dollars have been made at the rate of Ps 1,069.73 = US$1.00 (the Representative Market Rate on June 30, 1996). Such translations are provided solely for the convenience of the reader. See note 1 to the financial statements of the Company included elsewhere in this Prospectus.

 (4) Depreciation and amortization include their respective inflation adjustments. The Company amortizes the Concession using the units of activation method. See note 1(e) to the financial statements of the Company.

 (5) Includes only foreign exchange losses.

 (6) Includes interest income and foreign exchange gains.

 (7) Represents net inflation adjustments to the financial statements. See note 15 to the financial statements of the Company.

 (8) EBITDA represents earnings before interest and financial charges, income taxes, depreciation and amortization. The Company has included information concerning EBITDA (which is not a measure of financial performance under generally accepted accounting principles), because it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDA is calculated using financial statement information included herein and, accordingly, is in constant Colombian Pesos and includes inflation adjustments.

 (9) The fixed charge coverage deficiency covers continuing operations, and for this purpose (i) earnings consist of income (loss) before income taxes plus fixed charges and (ii) fixed charges consist of interest expense on all debt (including capitalized interest), amortization of deferred financing costs and a percentage of rental expense deemed to be interest. There were no fixed charges in 1993. Earnings were inadequate to cover fixed charges in 1994 and 1995 and in the six months ended June 30, 1995 and 1996.

(10) As reported by the Company to the Colombian Ministry of Communications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Price Competition and Related Matters".

(11) "Penetration" is defined as reported subscribers divided by population covered within the Concession area. See also the Glossary of Certain Telecommunications Terms in Annex B hereto.

(12) Represented in constant Pesos. "Active subscribers" is the Company's internal measure of customers currently generating revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Price Competition and Related Matters".

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company as of and for the fiscal years ended December 31, 1995 and December 31, 1994 and the six-month periods ended June 30, 1996 and June 30, 1995. The discussion should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The financial statements have been prepared in accordance with Colombian GAAP, which differs in certain significant respects from US GAAP. Note 17 to the Company's financial statements provides a description of the differences between US GAAP and Colombian GAAP, as well as a reconciliation to US GAAP of the Company's net income (loss) and shareholders' equity. In accordance with the requirements of the SEC, unless otherwise indicated, the financial information has been presented in constant Pesos as of the latest balance sheet date (June 30, 1996) in order to express all financial information in purchasing power as of such date. See note 1 to the Company's financial statements for a description of such constant Peso adjustments. The following discussion gives all amounts in Pesos as well as in U.S. dollars. Such U.S. dollar amounts are convenience translations of the Peso amounts at the Representative Market Rate for June 30, 1996, which was 1,069.73 Pesos to one U.S. dollar.

GENERAL

     The Company was awarded the Concession in March 1994 and began its commercial service in September of the same year. Therefore, the balance sheet and income statement as of and for the year ended December 31, 1994, reflect the fact that the Company was in a pre-operative, development stage during the first eight months of 1994 and was in commercial operation during the last four months of such year. In light of the foregoing, the financial information for 1994 is not directly comparable to that for 1995.

     On April 13, 1994, the Company paid Ps 123.1 billion (actual Pesos) (US$148.5 million at the April 13, 1994 Representative Market Rate) to the government for the Concession. This amount is being amortized over nine years and seven months beginning September 1994, which period is the remaining term of the Concession as of such date, using the units of activation method. To calculate the monthly amortization charge, this method utilizes the sum of the projected subscribers per month for each month during the term of the Concession as the denominator and the sum of the subscribers per month for each month in the reporting period as the numerator. The Company will revise the underlying projections of subscribers on a periodic basis, and any resulting impact on amortization expense will be accounted for in subsequent periods. The Company is also obligated to pay the government a quarterly royalty payment during the term of the Concession equal to 5% of the sum of activation fees, monthly fixed fees, airtime charges, interconnection fees and supplementary services, minus interconnection costs paid by the Company to other telecommunications operators. Such royalty payment is included in operating costs in the Company's financial statements.

     The Company generates revenue from (i) activation fees, which are the initial charges paid by a new subscriber for service, (ii) monthly fixed fees, which vary depending on the tariff plan chosen by the subscriber, (iii) airtime charges, which are billed based on usage, vary depending upon the tariff plan chosen and, under Colombia's calling party pays system, include airtime charges received from other cellular and wireline operators for calls routed to the Company's network, (iv) revenues from the sale of equipment to subscribers, consisting of handsets and accessories and (v) other revenues generated from roaming, domestic long-distance and value-added and supplementary services. Equipment sales are made directly by the Company to its customers or to its independent distributors. The Company believes its roaming, long-distance and value-added and supplementary services are an important element in attracting customers, although such services have not been a significant component of total revenue thus far.

     The Company has varied the pricing of all the components of its services in accordance with its marketing plan and in light of competitive factors, and expects to continue to do so in the future. In particular, the Company introduced a short-term pricing initiative in the first quarter of 1995 during a period of price competition with its principal competitor, Cocelco, pursuant to which it significantly reduced prices in order to capture market share as discussed below. Following such period, the Company's airtime and monthly fixed fees have returned to levels approximating those in effect at the end of 1994, although the Company has kept its activation fees low in order to attract subscribers. In December 1995, the Company began a promotional campaign pursuant to which it does not charge any activation fee.

     Consistent with cellular start-up environments, the Company believes that the current fees and airtime tariffs charged by Colombian operators, including the Company, are generally higher than those charged in more mature cellular markets outside of Colombia. Accordingly, the Company believes that as the market for cellular services in Colombia matures, prices will generally fall, but at the same time the number of subscribers in Colombia should increase.

     The term "reported subscribers" means subscribers as reported by the Company to the Colombian Ministry of Communications. Prior to September 1995, in accordance with the reporting guidelines of the Ministry of Communications, the Company filed quarterly reports which did not cover calendar quarters, but lagged by approximately one month. For purposes of consistency, reported subscribers set forth herein for periods prior to September 1995 have been calculated to conform to calendar quarters. Consistent with the Company's interpretation of the Ministry's reporting guidelines and with what the Company believes to be the common interpretation of cellular operators in Colombia, the Company includes in such term subscribers who have been temporarily disconnected, and are under evaluation by the Company for reconnection or permanent deactivation. Prior to September 1995, "reported subscribers" also included permanently deactivated customers. See also the discussion under "-- Price Competition and Related Matters" in the comparison of 1995 to 1994.

     Active subscribers is the Company's internal measure of subscribers currently generating revenue, and thus is equal to reported subscribers less all disconnected subscribers. Calculations of revenue per subscriber, monthly fees per subscriber and usage per subscriber are made on the basis of active subscribers. Activation fees per new subscriber and equipment sales per new subscriber for a period are calculated based on the incremental increase in reported subscribers for such period.

     See the discussion under "Price Competition and Related Matters" in the comparison of 1995 to 1994 for a discussion of the differences between total reported and active subscribers.

     Cellular operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investments required for construction of their networks and the significant advertising and other expenses needed to start the business. Consistent with this pattern, the Company has incurred cumulative losses and negative cash flow from operations since inception. The Company reported net losses for the years ended December 31, 1994 and, December 31, 1995 and the six months ended June 30, 1996 of Ps 3.2 billion (US$3.0 million), Ps 46.0 billion (US$43.0 million) and Ps 8.8 billion (US$8.2 million), respectively. In addition, the purchase price for the Concession has been capitalized and is being amortized over its term as described above.

     Effective January 1, 1996, according to Law 223/1995, the Company is liable for income tax at a statutory tax rate of 35%. Before this change in the law, the Company was not liable for income tax and, therefore, no provision was recorded for income taxes. Fiscal losses may be carried forward for tax purposes for five years. In 1996 and future years, the Company's tax liability will be calculated based on the greater of (i) net taxable income and (ii) presumed income, which is the greater of 5% of shareholders' fiscal equity and 1.5% of total assets, in each case at the end of the previous fiscal year.

CURRENCY FLUCTUATIONS AND DEVALUATION

     Substantially all of the Company's debt obligations are denominated in Dollars while the Company generates revenues in Pesos. In addition, the Company has incurred and expects to incur a significant portion of its equipment costs in Dollars. Therefore, the Company is exposed to currency exchange rate risks which could significantly impact the Company's ability to meet its obligations and finance its network construction. The Company currently does not plan to enter into hedging transactions with respect to these foreign currency risks and it is unlikely that the Company would be able to obtain hedging arrangements on commercially satisfactory terms with respect to all such risks. The exchange rate of the Peso to the Dollar has declined in recent years, and any further decrease in the value of the Peso relative to the Dollar may have a material adverse effect on the Company and on its ability to meet its obligations under the Notes.

INFLATION

     Throughout most of the 1980s and 1990s, Colombia experienced high levels of inflation. While the Colombian government adopted policies which resulted in reducing the inflation rate from 26.8% in 1991 to 22.1% and 19.5% in 1994 and 1995, respectively, there can be no assurance that the performance of the Colombian economy or its securities markets, the operating results of the Company or the value of the Notes will not be adversely affected by continuing or increased levels of inflation.

ACCOUNTING FOR INFLATION

     As a Colombian company, the Company maintains its financial records in Colombian pesos. Effective January 1, 1992, Colombian GAAP required that the financial statements of Colombian companies be adjusted to account for inflation. Financial statements are adjusted for the effects of inflation on the basis of changes in the Colombian CPI. This index is applied, on a one-month lagging basis, to non-monetary assets and liabilities, shareholders' equity, revenues and expense accounts. Monetary balances are not adjusted because they reflect the purchasing power of the currency at the date of the balance sheet. Foreign currency balances are not adjusted because they are translated into Pesos at the exchange rate in effect on the date of the balance sheet and consequently reflect the purchasing power of the currency on that date. The resulting net gain or loss from exposure to inflation is reflected as "Net monetary correction" in the income statement for the period in question. See notes 1 and 15 to the Company's financial statements.

RESULTS OF OPERATION

YEAR ENDED DECEMBER 31, 1994 (FOUR MONTHS OF COMMERCIAL OPERATIONS)

     For the period from January 1, 1994 through August 31, 1994, the Company was in a pre-operating phase. Accordingly, the Company did not generate any revenues (although it had income from investments of excess cash), and substantially all expenses during this period were capitalized in accordance with Colombian GAAP. Such preoperating capitalized expenses consisted primarily of expenses related to the construction of the Company's cellular network as well as the development of the Company's corporate infrastructure. Such amount, which is amortized as discussed below, totalled Ps 14.8 billion (US$14.1 million).

     Except as noted below, all references to 1994 mean the four months of commercial operation.

  Revenues

     Revenues during 1994 were Ps 10.5 billion (US$9.8 million), all of which were realized during the last four months of the year. Of such total, Ps 4.6 billion (US$4.3 million), or 44%, came from activation fees from new subscribers, and Ps 3.8 billion (US$3.6 million), or 36%, came from sales of equipment. The remainder came from airtime charges (8%) and monthly fixed fees (12%).

     As of December 31, 1994, the Company had 9,356 reported subscribers. Average monthly revenue per subscriber for 1994 was Ps 120,777 (US$113).

     Average activation charges per new subscriber in 1994 were Ps 488,931 (US$457). As is typical for cellular operators in the start-up period, this rate was significantly higher than the rates the Company expects to realize in future periods. Equipment sales were also made at average prices higher than those the Company expects to realize in the future. Average airtime per subscriber was 207 minutes. Minutes in excess of those included in the basic service were charged at an average of Ps 278 (US$0.26) per minute. Average monthly fixed fees per subscriber were Ps 77,551 (US$72).

  Costs and Expenses

     Costs and expenses for 1994 were Ps 14.7 billion (US$13.7 million), substantially all of which were incurred during the last four months of the year.

     Operating costs were Ps 4.1 billion (US$3.8 million), or 39% of revenue. Such expenses consist of cost of equipment sales, interconnection fees paid to local wireline operators (for calls routed through their networks) and the quarterly royalty payment to the government pursuant to the Concession. Cost of equipment sales, which were Ps 3.3 billion (US$3.0 million), represent costs of handsets and accessories sold by the Company directly to its subscribers or to its distributors. Interconnection charges and the royalty payment (which totalled Ps 0.8 billion (US$0.8 million)) were low because the Company commenced commercial operations during this period.

     The largest component of costs and expenses (32%) was marketing and selling expenses, which were Ps 4.8 billion (US$4.4 million), reflecting the Company's emphasis on marketing efforts to build awareness among potential subscribers of its "Vozavoz" brand name, its services and its image. Such expenses consisted principally of advertising and publicity costs as well as incentives and commissions paid to salespeople.

     General and administrative expenses were Ps 4.2 billion (US$3.9 million), or 29% of total costs and expenses.

     Depreciation and amortization, which totalled Ps 1.7 billion (US$1.6 million) and represented 11% of total costs and expenses, consisted of (i) amortization of intangibles (consisting of the purchase price of the Concession), (ii) amortization of deferred charges (principally pre-operating expenses) and (iii) depreciation.

  EBITDA

     As a result of the foregoing, EBITDA for 1994 was a negative Ps 2.5 billion (US$2.3 million). See note 8 under "Selected Financial and Operating Data".

  Operating Loss

     As a result of the foregoing, the Company had an operating loss of Ps 4.2 billion (US$3.9 million) for 1994.

  Other Income (Expense)

     Other income, net, was Ps 0.9 billion (US$0.9 million). This was comprised of interest income of Ps 6.2 billion (US$5.8 million), of which 52% resulted from investments of excess cash and 48% from foreign exchange gains and other adjustments, and net monetary correction of Ps 3.0 billion (US$2.8 million). Other income was offset in part primarily by interest expense on indebtedness of Ps 5.2 billion (US$4.9 million) and foreign exchange losses on the U.S. dollar-denominated portion of such indebtedness of $2.9 billion (US$2.7 million). Such indebtedness was used to fund capital expenditures, working capital and other operating costs and a portion of the purchase price of the Concession. The foreign exchange losses resulted from the devaluation of the Peso during this period from 816.08 Pesos to one U.S. dollar as of September 1, 1994 to 831.27 Pesos to one U.S. dollar as of December 31, 1994.

     Substantially all of the monetary correction, which represents the aggregate impact of inflation adjustments to non-monetary assets and liabilities, income statement accounts and shareholders' equity, reflected inflation adjustments to balance sheet accounts. (See also note 15 to the financial statements of the Company.)

  Net Loss

     As a result of the foregoing, the Company incurred a net loss of Ps 3.2 billion (US$3.0 million) during 1994.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Because 1995 reflects a full year of commercial operations, it is not directly comparable to 1994, which includes only four months of commercial operations. References to 1994 mean such four months unless otherwise noted.

  Revenues

     Revenues for 1995 were Ps 45.2 billion (US$42.2 million), an increase of 330% over 1994 revenues of Ps 10.5 billion (US$9.8 million). Such increase reflected the full year of operations and the significant growth in reported subscribers, which increased from 9,356 as of December 31, 1994 to 40,887 as of December 31, 1995.

     The composition of revenue changed significantly as a result of the full year of operations and the significant growth of subscribers, as well as certain pricing changes and the price competition discussed below. Airtime charges represented 41% of total revenue in 1995 compared to 8% in 1994, and monthly fixed fees were 31% of revenue in 1995 compared to 12% in 1994. Equipment sales represented 23% of revenue in 1995 compared to 36% in 1994, and activation fees were 3% of revenue in 1995 compared to 44% in 1994. The remaining 2% of revenues in 1995 consisted of other revenues, principally attributable to roaming charges for which the Company did not charge prior to 1995.

     Revenue in all categories except activation fees increased significantly in 1995 compared to 1994. Airtime charges were Ps 18.4 billion (US$17.2 million) in 1995, compared to Ps 0.8 billion (US$0.8 million) in 1994. This reflected the full year of operations, the increased number of subscribers, and an increase in average usage per subscriber. Average minutes per subscriber increased approximately 18% from 207 minutes in 1994 to 244 minutes in 1995. In addition, the average billed rate per minute increased 41% from Ps 278 (US$0.26) in 1994 to Ps 393 (US$0.37) in 1995 primarily because of the inclusion of interconnection revenues for incoming calls. This was partially offset by a reduction in prices discussed below.

     Monthly fixed fees were Ps 13.9 billion (US$13.0 million) in 1995, compared to Ps 1.3 billion (US$1.2 million) in 1994. This again reflected the full year of operations and the increased subscriber base. The average monthly fixed fee per subscriber was Ps 48,900 (US$46) in 1995, a 37% decrease compared to the 1994 rate of Ps 77,551 (US$72). The Company reduced its monthly fixed fees in order to increase its subscriber base and stimulate usage.

     Revenue from equipment sales was Ps 10.3 billion (US$9.6 million) in 1995, an increase of 172% over 1994, which reflected the increase in subscribers, partially offset by certain decreases in equipment prices.

     Activation fees were Ps 1.3 billion (US$1.2 million), compared to Ps 4.6 billion (US$4.3 million) in 1994. This reflected the substantial drop in average activation fees per customer from Ps 488,930 (US$457) in 1994 to Ps 42,484 (US$40) in 1995, the effect of which was offset in part by the growth in subscribers. Such decline was in part planned as the Company sought to broaden its subscriber base in order to increase total revenues and was in part due to price competition discussed below.

  Price Competition and Related Matters

     Beginning in January 1995, the Company substantially reduced its subscriber charges in all categories in order to respond to price reductions by its principal competitor, Cocelco. The Company reduced activation fees from Ps 650,000 (US$608) as of December 31, 1994 to Ps 290,000 (US$271) as of January
31, 1995, kept monthly fixed fees for its basic service at Ps 37,000 (US$35) and reduced airtime charges for its basic service per peak minute from Ps 370 (US$0.35) as of December 31, 1994 to Ps 250 (US$0.23) as of January 31, 1995 and per off peak minute from Ps 190 (US$0.18) as of December 31, 1994 to Ps 125 (US$0.12) as of January 31, 1995. Subsequently, the Company charged customers a fee of Ps 290,000 (US$271) for activation as well as equipment, which effectively reduced activation fees to zero. The Company believes these reductions were the primary reason for the substantial increase in reported customers in the first quarter of 1995, from 9,356 as of December 31, 1994 to 31,080 as of March 31, 1995. The price competition abated in the second quarter of 1995, and the Company began at the end of the second quarter to increase its average activation price, monthly fixed fees and airtime charges. The Company also began to promote the use of digital handsets by setting the activation charge for digital users lower than the activation charge for analog users. As of December 31, 1995, airtime and monthly fixed fees returned to approximate December 31, 1994 levels; however, in December, 1995, the Company began a promotional campaign pursuant to which it does not charge any activation fee. The foregoing prices are in actual Pesos and are translated into Dollars at the Representative Market Rate on June 30, 1996.

     In order to rapidly establish awareness of cellular services and to respond to the price competition, the Company's top priority during this period was to increase its subscriber base. In order to accomplish this objective, management did not strictly enforce its policies for managing customer credit checks, late payments and collections. As a result, the Company found that its customer accounts receivable were increasing at a fast rate because many of the customers who joined in the first quarter of 1995 in particular were behind in payments. The Company believes this reflected, among other things, a lower average credit quality among those new customers as well as the fact that many of them did not intend to be long-term customers, especially as prices increased.

     Beginning in August 1995, the Company implemented a variety of measures to deal with late payments, collections and credit standards. The Company took more aggressive action to temporarily disconnect customers who were behind in their payments and to evaluate the reasons for late payments. Such actions included enforcement of gradual restrictions on a subscriber's service, temporary disconnection generally after 45 days, and, where appropriate, permanent disconnection after 120 days, following the billing date. The Company also implemented more thorough credit checks on new subscribers requiring credit approval before activating service. All these measures were designed to upgrade the credit quality of the Company's customers, minimize churn and minimize the risk that subscribers would accumulate large unpaid balances.

     Through the Company actions described above, as well as voluntary terminations, the Company expects that a significant number of its subscribers (including approximately half of the customers who joined in the first quarter of 1995) will ultimately be permanently deactivated or will otherwise leave its subscriber base, although this will only be determined over time. As a result, approximately 12,000 of the approximately 41,000 reported subscribers as of December 31, 1995 are not considered active subscribers. Approximately 12,500 of the approximately 48,500 reported subscribers as of March 31, 1996 are not considered active subscribers.

     The Company believes that as a result of its actions it has increased the overall credit quality of its customers and it has the policies and systems in place to effectively manage subscriber growth. In connection with these efforts, the Company in late 1995 implemented a new software package for general accounting. The Company also expects to implement by the end of the second quarter of 1996 a new software package designed to further improve the administration of collections.

  Costs and Expenses

     Costs and expenses were Ps 66.9 billion (US$62.5 million), an increase of 355% over Ps 14.7 billion (US$13.7 million) in 1994. Such increase reflected the overall growth in the business and, in particular, an increase in operating costs because of the substantial increase in the number of subscribers.

     Operating costs were Ps 21.9 billion (US$20.5 million), compared to the 1994 amount of Ps 4.1 billion (US$3.8 million), and represented 49% of revenue compared to 39% in 1994, primarily reflecting the leasing of equipment, long-distance and interconnection fees and leased lines, none of which were incurred in 1994. Included in operating costs were cost of equipment sold of Ps
9.8 billion (US$9.2 million) in 1995, compared to Ps 3.3 billion (US$3.1 million) in 1994, and interconnection charges and the quarterly royalty payment to the government which totalled Ps 4.6 billion (US$4.3 million) in 1995 compared to Ps 0.8 billion (US$0.8 million) in 1994.

     Marketing and selling expenses were Ps 12.4 billion (US$11.6 million), compared to Ps 4.8 billion (US$4.4 million) in 1994. Such costs were 28% of revenue in 1995 compared to 45% in 1994, reflecting the realization of economies of scale in sales and marketing.

     General and administrative costs were Ps 19.9 billion (US$18.6 million), compared to the 1994 amount of Ps 4.2 billion (US$3.9 million), reflecting the growth of the Company. Approximately 27% of such total constituted a provision for bad debt of Ps 5.4 billion (US$5.0 million) which was related to the actions by the Company to upgrade the quality of its customer base discussed above. General and administrative costs were 44% of revenue in 1995 compared to 40% in 1994, primarily because of such provision.

     Depreciation and amortization was Ps 12.6 billion (US$11.8 million), compared to Ps 1.7 billion (US$1.6 million) in 1994. Such charges were 28% of revenues in 1995 compared to 16% in 1994, primarily because the growth in subscribers increased amortization of intangibles under the units of activation method as discussed above, and depreciation increased because of the increase in property, plant and equipment from Ps $42.7 billion (US$39.9 million) as of December 31, 1994 to Ps 66.8 billion (US$62.5 million) as of December 31, 1995.

  EBITDA

     As a result of the foregoing, EBITDA for 1995 was a negative Ps 9.1 billion (US$8.5 million), compared to a negative Ps 2.5 billion (US$2.3 million) in 1994. See note 8 under "Selected Financial and Operating Data".

  Operating Loss

     As a result of the foregoing, the Company incurred an operating loss of Ps
21.7 billion (US$20.3 million) in 1995 compared to an operating loss of Ps 4.2 billion (US$3.9 million) in 1994.

  Other Income (Expense)

     Other expense, net, in 1995 amounted to Ps 24.3 billion (US$22.7 million), compared to other income, net, of Ps 0.9 billion (US$0.9 million) in 1994. Other expense consisted of interest expense on indebtedness of Ps 27.9 billion (US$26.1 million) in 1995 compared to Ps 5.2 billion (US$4.9 million) in 1994 and foreign exchange losses on U.S. dollar-denominated indebtedness of Ps 21.2 billion (US$19.8 million) in 1995 compared to Ps 2.9 billion (US$2.7 million) in 1994. Such increases were primarily due to the devaluation of the Peso, as well as the effect of the full year of interest expense in 1995 as opposed to four months in 1994. The foreign exchange losses reflected devaluation of the Peso from 831.27 Pesos to one U.S. dollar at December 31, 1994 to 987.65 Pesos to one U.S. dollar at December 31, 1995. Such other expenses were offset in part primarily by interest income of Ps 2.4 billion (US$2.2 million) compared to Ps
6.2 billion (US$5.8 million) in 1994, and a net monetary correction of Ps 22.9 billion (US$21.4 million) in 1995 compared to Ps 3.0 billion (US$2.8 million) in 1994. Of the total interest income in 1995, 37% resulted from investments of excess cash compared to 52% in 1994 and 63% resulted from foreign exchange gains and other adjustments compared to 48% in 1994.

     The increase in the monetary correction resulted primarily from an increase in the valuation of intangibles and property, plant and equipment, partially offset by an increase in shareholders' equity in 1994. Of the total monetary correction, 85% was attributable to balance sheet account adjustments and the remainder to income statement account adjustments.

  Net Loss

     As a result of the foregoing, the Company had a net loss of Ps 45.9 billion (US$43.0 million), compared to a net loss of Ps 3.2 billion (US$3.0 million) in 1994.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

  Revenues

     Revenues for the six months ended June 30, 1996 were Ps 33.5 billion (US$31.3 million), an increase of 90% over the revenues for the six months ended June 30, 1995 of Ps 17.6 billion (US$16.5 million). Such increase reflected the significant growth in monthly fixed fees and airtime charges.

     Monthly fixed fees increased from Ps 5.2 billion (US$4.8 million) for the six months ended June 30, 1995 to Ps 9.3 billion (US$8.6 million) for the six months ended of June 30, 1996 and total airtime charges increased from Ps 4.5 billion (US$4.2 million) for the six months ended June 30, 1995 to Ps 16.7 billion (US$15.6 million) for the six months ended June 30, 1996.

     Revenue from equipment sales was Ps 4.0 billion (US$3.8 million) for the six months ended June 30, 1996, a decrease of 39% over the same period in 1995, which reflected subsidies given by the company as an incentive to new subscribers.

     Activation fees were Ps 0.2 million (US$0.15 million), compared to Ps 1.0 billion (US$1.0 million) for the six months ended June 30, 1995 partly as a result of the promotional campaign commenced by the company in December 1995 pursuant to which the company gradually stopped charging activation fees and partly as a result of price competition, (no activation fees were charged after February 1996).

     Revenue from other services increased from Ps. .2 billion (US$0.2 million) for the six months ended June 30, 1995 to Ps 3.3 billion (US$3.1 million) for the same period in 1996. These services include roaming, domestic, long-distance and value-added and supplementary services.

  Costs and Expenses

     Costs and expenses were Ps 38.9 billion (US$36.4 million) for the six months ended in June 30, 1996, an increase of 41% over Ps 27.6 billion (US$25.8 million) for the same period in 1995.

     Operating costs were Ps 16.2 billion (US$15.1 million), an increase of 100% over the amount for the six months ended June 30, 1995 of Ps 8.1 billion (US$7.5 million), and represented 48% of revenue compared to 46% for the 1995 period, primarily reflecting the leasing of new equipment of Ps 3.7 billion (US$3.5 million) which was not included as operating cost for the 1995 six months period, and leased lines which increased from Ps 175 million (US$0.16 million) in the first six months in 1995 to Ps 2.4 billion (US$2.3 million) for the same period in 1996.

     Included in operating costs were cost of equipment sold of Ps 4.7 billion (US$4.4 million) for the six months ended June 30, 1996, compared to Ps 6.5 billion (US$6.1 million) for the six months period ended June 30, 1995, and the quarterly royalty payment to the Ministry of Communications which increased 236% due to the increased revenue, to Ps 0.9 billion (US$0.8 million) for the six months ended June 30, 1996 compared to Ps 0.3 billion (US$0.2 million) for the same period in 1995.

     Marketing and selling expenses were Ps 5.9 billion (US$5.5 million), compared to Ps 6.8 billion (US$6.4 million) for the six months ended June 30, 1995. Such costs were 17% of revenue for the six months ended June 30, 1996 compared to 39% for same period in 1995, reflecting the realization of economies of scale in sales and marketing.

     Administrative costs were Ps 8.6 billion (US$8.0 million), a decrease over the amount for the same period in 1995 of Ps 7.0 billion (US$6.6 million), and were 26% of revenue for the six months ended June 30, 1996 compared to 40.0% for the same period in 1995.

     Depreciation and amortization was Ps 8.2 billion (US$7.7 million), compared to Ps 5.6 billion (US$5.3 million) for the six months ended June 30, 1995. Such charges were 24% of revenues for the six months ended June 30 1996 compared to 32.0% for the six months ended June 30, 1995.

EBITDA

     As a result of the foregoing, EBITDA for the period ended June 30, 1996 was Ps 2.8 billion (US$2.6 million), compared to a negative Ps 4.4 billion (US$4.1 million) for the same period in 1995.

       Operating loss

     As a result of the foregoing, OCCEL incurred an operating loss of Ps 5.4 billion (US$5.0 million) for the six months ended June 30, 1996 compared to an operating loss of Ps 10.0 billion (US$9.4 million) for the six months ended June 30, 1995.

       Other Income (Expense)

     Other expense, net, amounted to Ps 2.7 billion (US$2.5 million), compared to other expense of Ps 0.2 billion (US$0.2 million) for the six months ended June 30, 1995. Other expense consisted of interest expense of Ps 15.6 billion (US$14.6 million) for the six months ended June 30, 1996 compared to Ps 7.3 billion (US$6.8 million) for the same period in 1995, and foreign exchange losses of Ps 10.2 billion (US$9.5 million) for the six months ended June 30, 1996 period, compared to Ps 7.2 billion (US$6.8 million) for the six months ended June 30, 1995. Such other expenses were offset primarily by interest income and monetary correction. Interest income was Ps 1.5 billion (US$1.4 million) for the six months ended June 30, 1996 compared with Ps 0.3 billion (US$0.3 million) for the same period in 1995. The net monetary correction was Ps
22.4 billion (US$21.0 million), an increased of 48% over the six months ended June 30, 1995.

       Net loss

     As a result of the foregoing, the company had a net loss of Ps 8.8 billion (US$8.2 million), for the six months ended June 30, 1996 compared to a net loss of Ps 10.2 billion (US$9.6 million) for the six months ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     As is typical with the commencement of a cellular business, the Company has required substantial capital to purchase the Concession, construct its network and fund operations. Because of the start-up nature of its operations, such requirements have been largely funded through capital contributions from shareholders and debt financing rather than cash flow.

     The Company's uses of funds to date have included Ps 123.1 billion (actual Pesos) (US$148.5 million at the April 13, 1994 Representative Market Rate) to pay for the Concession in 1994, capital expenditures to construct the network of Ps 39.7 billion (US$37.2 million) in 1994 and Ps 26.0 billion (US$24.3 million) in 1995, and funds for operations. For the years ended December 31, 1994, and 1995 and the six month period ended June 30, 1996, net cash used in operating activities was Ps 3.9 billion (US$3.6 million), Ps 48.3 billion (US$45.2 million) and Ps 32.1 billion (US$30.0 million), respectively. For the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996, net cash used in investing activities was Ps 217.5 billion (US$203.3 million) and Ps 28.6 billion (US$26.7 million) and Ps 11.8 billion (US$11.1 million), respectively.

     As of June 30, 1996 the Company had raised from its shareholders through the issuance of common stock an aggregate amount of Ps 96.6 billion historical pesos (US$90.3 million).

     During 1994, the Company borrowed, net of repayments, Ps 117.2 billion (US$109.6 million) under bank loans, of which approximately 95% was U.S. dollar-denominated indebtedness. During 1995, the Company borrowed, net of repayments, Ps 78.0 billion (US$72.9 million), of which approximately 95% was Peso-denominated indebtedness. During the six month period ended June 30, 1996, the Company borrowed, net of repayments, Ps 44.7 billion (US$41.8 million, of which approximately 31% was Peso-denominated indebtedness.

     As of December 31, 1995 and June 30, 1996, the Company's total indebtedness was Ps 175.7 billion (US$164.2 million) and Ps 198.2 billion (US$185.3 million), respectively. Of such total, Ps 87.8 billion (US$82.1 million) and Ps 193.1 billion (US$180.5 million), respectively was long-term debt and Ps 87.8 billion (US$82.1 million) and Ps 5.1 billion (US$4.8 million), respectively was short-term debt. In addition, of the total indebtedness, Ps 56.1 billion and Ps
15.9 billion, respectively, was Peso-denominated debt and Ps 119.6 billion and Ps 182.3 billion, respectively, was U.S. dollar-denominated debt. The Company's cash and cash equivalents as of December 31, 1995 and June 30, 1996 was Ps 7.1 billion (US$6.6 million) and Ps 20.0 billion (US$18.7 million), respectively.

     In addition to the indebtedness represented by the Notes and the Bank Facility, the Company as of June 30, 1996 had approximately US$1.8 million of other indebtedness consisting primarily of letters of credit.

The Company also has obligations under leases which are not capitalized in accordance with Colombian GAAP. See note 7 to the financial statements of the Company.

     The Company expects that the capital expenditures needed to complete construction of its network (including planned upgrades by 1999) will aggregate approximately US$50 million, of which approximately US$13.0 million is expected to be incurred in each of fiscal 1996 and fiscal 1997. The Company expects that its internally generated funds will be sufficient to satisfy debt service requirements and operational needs as well as such capital requirements needed to complete the build-out of its network through 1999, and, therefore, does not expect to need additional financing. However, there can be no assurance that such funds will be sufficient to satisfy such requirements and needs, and, accordingly, the Company may need to obtain additional financing.

                                    BUSINESS

     Occel is one of only two providers of cellular telecommunications services in the densely populated western region of Colombia (the "Western Region"). The Western Region has a population of approximately 12.8 million people (or approximately 36% of the country's population), and includes the cities of Medellin and Cali, the second and third largest metropolitan areas in the country, as well as thirteen other cities with populations in excess of 100,000 each. The Company commenced commercial cellular service in September 1994, pursuant to a ten-year concession effective as of March 28, 1994, and has subsequently generated significant growth in total subscribers and revenues. As of December 31, 1995 and June 30, 1996, the Company had 40,887 and 56,741 reported subscribers, respectively, and realized average monthly revenue per active subscriber for the quarters ended December 31, 1995 and June 30, 1996 of US$141.76 and US$130.42, respectively (in actual Pesos translated at the average Representative Market Rates for the respective quarters).

     Since the launch of its service, the Company has sought to rapidly increase its coverage areas, establish recognition of its "Vozavoz" brand name and provide a superior quality of service that is equivalent to that provided by world class operators. As of June 30, 1996, the Company had reached a penetration level of 0.65% of the population covered by its cellular network, which included the metropolitan areas of Medellin (with approximately 2.4 million pops), Cali (with approximately 1.8 million pops), Pereira (with approximately 0.5 million pops), Manizales (with approximately 0.4 million pops), Armenia (with approximately 0.2 million pops) and other urban areas (having in the aggregate approximately 0.7 million pops). In addition, the Company has roaming agreements with other cellular operators which provide its customers with nationwide coverage throughout Colombia as well as access in several other countries.

     The Company has invested heavily in constructing a state-of-the-art network which has dual analog and digital capacity and which can support continued growth in subscribers as well as technologically advanced new services. As of June 30, 1996, the Company's cellular telecommunications network covered approximately 67% of the population of the Western Region. The Company had incurred approximately Ps 58 billion (US$54 million) in capital expenditures through June 30, 1996 to build its network, and expects to incur approximately an additional US$50 million to substantially complete its build-out (including planned upgrades) by 1999.

     The Company's headquarters are located at Carrera 55 No. 49-101, Medellin, Colombia, and its telephone and fax numbers are 574-512-9090 and 574-513-0199, respectively.

COLOMBIAN TELECOMMUNICATIONS INDUSTRY

  Overview

     Colombia is one of the oldest democracies and most stable economies in Latin America. Since 1950, Colombia has enjoyed positive real economic growth in every year, with real compounded average annual growth in its GDP of approximately 4.5% from 1986 to 1995, one of the highest growth rates in Latin America. In addition, annual inflation has declined steadily in each of the past five years from 26.8% in 1991 to 22.6% and 19.5% in 1994 and 1995, respectively. In recent years, the government's economic growth strategy has encouraged foreign investment and exports through reduced foreign exchange controls and lower import quotas and tariffs. The government has also begun to open certain public services to private sector investment and has commenced privatization of certain state-owned industries in the power and banking sectors, and is considering other sectors for privatization. In part as a result of these policies, foreign investment in Colombia has grown from US$3.5 billion in 1990 to US$6.6 billion in 1995. During the same period, Colombia has achieved increased diversification of its export base and the value of its exports has grown from US $6.7 billion to US $9.8 billion. However, Colombia is currently experiencing political turmoil which could have an adverse effect on the economy. See "Risk Factors -- Risks Related to Colombian Political, Economic and Social Factors".

     Despite the growth in the economy and, in particular, the infrastructure in Colombia in recent years, the country is significantly underserved by existing wireline operators and demand for phone service substantially outweighs supply of wireline phone service. As of December 31, 1994, as reported by International Telecommunication Union, Colombia had only approximately 10 telephone lines per 100 persons. Colombia's wireline penetration compares with other Latin American countries as follows:

                                                                          TELEPHONE
                                                                          LINES PER
                                   COUNTRY                               100 PERSONS
        --------------------------------------------------------------  --------------
        Argentina.....................................................        14.1
        Chile.........................................................        11.0
        Venezuela.....................................................        10.9
        Colombia......................................................         9.7
        Mexico........................................................         9.3
        Brazil........................................................         7.4

Source: International Telecommunication Union: World Telecommunication Development Report 1995

     The Colombian government, recognizing the importance of an effective telecommunications infrastructure and the role that the telecommunications industry plays in national development, has taken steps in the last several years to liberalize Colombia's telecommunications regulatory framework in order to support the government's goals of increased coverage, modernization and service diversification. In 1991, the Ministry of Communications opened the value-added services market to competition. "Value-added services" are defined as services other than basic telephone service, such as data transmission. In 1992, the Colombian government authorized the granting of cellular telecommunications service concessions to public-sector, mixed-economy and private-sector companies and subsequent legislation adopted in 1993 created the framework for the provision of cellular telecommunications services.

     Currently, local wireline telephone service in the Western Region is provided by six main local and municipal operators, who, through holding companies, are also shareholders of the Company, as well as by several other operators which service smaller cities. Wireline penetration in Colombia varies significantly by city as does the waiting time for wireline service, which ranges from a few weeks or months in the best markets (including Medellin) to two years or longer. This can be contrasted with cellular service, where in the case of the Company to date, service to new customers has generally commenced within a few days.

     Domestic and international long distance wireline service is provided exclusively by the state-owned Telecom, which has a monopoly on both international calls and telex services. Cellular operators, pursuant to their Concessions, can route domestic long-distance calls through their own networks or through those of the other cellular companies. However, cellular operators must route all international long distance service through Telecom. In 1995, the Colombian government announced the opening of the domestic and international long distance market to competition beginning in 1997, at which time there will be up to two other licensed operators in addition to Telecom. The Company believes that the deregulation of the long distance market will, as it has in other countries, serve to stimulate phone usage, including the usage of cellular phones, due to the fact that price competition is likely to lower tariffs to the consumer.

  Cellular Concessions

     In 1993, the Colombian government initiated an auction process to grant a limited number of long-term cellular telecommunications concessions throughout the country. For purposes of this process, Colombia was divided into three regions (i) the Western Region, (ii) the Eastern Region and (iii) the Atlantic Region, with each Region having an A Band and a B Band. The government organized two parallel, but separate, bidding processes for the concessions available in each Region: (i) public-sector and mixed-economy companies (companies which have both public sector and private sector shareholders, engage in commercial activities and are created by special legislation) were permitted to bid for the A Band concession and (ii) wholly private-sector companies were permitted to bid for the B Band concession. The Colombian government first awarded the B Band concessions and then, forty days later, awarded the A Band concessions, which were priced at a minimum of 95% of the related winning B Band bids.

     In awarding these concessions, the Colombian government considered not only financial factors, but the underlying technical and operational capabilities of the various bidders. The completion of the auction process has resulted in a cellular duopoly similar to that which characterizes the United States, Canada and most Latin American countries. The government awarded a total of six concessions, with two concessions in each of the Regions, as follows:

                     WESTERN                    EASTERN                   ATLANTIC
                     REGION                     REGION                     REGION
             -----------------------    -----------------------    -----------------------
A Band:      Occel                      Comcel                     Celcaribe
B Band:      Cocelco                    Celumovil                  Celumovil de la Costa

     The concessions were awarded for ten years, with a renewal option, subject to certain conditions, for an additional ten-year period. The government may issue additional concessions (though not on the frequencies awarded) after 1999.

     The following significant factors distinguish cellular systems in the Western Region from those in the United States: (i) the early introduction of digital technology, (ii) the policy of calling party pays and (iii) the ability to deliver domestic long distance calls without routing such calls through a long distance carrier. In the United States, cellular networks were originally constructed using analog technologies. Cellular operators in many United States markets either have implemented, have begun to implement or today face the need to implement digital cellular technology, in each case often at significant cost. In Colombia, the government mandated that cellular operators meet certain digitalization targets as a condition of their concessions with a requirement that 10% of the cellular operators' networks be digital by the third year of operation, 30% by the fifth year and 50% by the eighth year. Cellular networks in Colombia, including the Company's, are being constructed using TDMA technology, the most widely used cellular digital standard in North America. The policy of calling party pays differs from that in the United States where the cellular subscriber pays for the incoming call. The Company believes that the policy of calling party pays has resulted in a much higher percentage of incoming traffic and more usage overall by its subscribers as they are more likely to give their telephone number to callers since they are not charged for the incoming call. The policy also encourages people to keep their phones turned on. In the United States, cellular operators are required to route long-distance calls through a long distance carrier and then share the resulting revenue. In contrast, the Concession allows the Company to deliver calls anywhere in the Western Region when it has the capability to do so, without routing such calls through a long distance carrier. Accordingly, the Company is not required to share revenues for such calls with another carrier.

  The Western Region

     The Western Region includes the departments of Antioquia, Caldas, Cauca, Choco, Narino, Quindio, Risaralda and Valle. It has an area of 209,000 square kilometers, representing 18% of the country's total area. The population of 12.8 million inhabitants represents 36% of the total population of Colombia. The region is bounded by 1,300 kilometers of Pacific and 290 kilometers of Atlantic coastline making it a strategically important area. The Western Region includes the metropolitan areas of Medellin and Cali, the second and third largest cities in Colombia, with populations of 2.4 million and 1.8 million, respectively. The Western Region includes the Buenaventura Port, on the Pacific coast, which handles approximately half of all exports of the country.

     The Western Region generates one third of Colombia's Gross National Product, mainly with urban economic activities. Many of the largest national manufacturing, agricultural and commercial companies are located in the Western Region. Additionally, 50% of Colombia's hydro-electric power, which represents 76% of the total electric power, is produced in the region.

     The following are some of the Western Region's principal products and the estimated percentage of total Colombian production of such products which occurs in the Western Region for the year ended December 31, 1995:

                                                                         WESTERN REGION
                               ECONOMIC SECTORS                            PRODUCTION
        ---------------------------------------------------------------  --------------
        Coffee.........................................................       71.0%(1)
        Bananas........................................................       55.0%(2)
        Sugar..........................................................       99.5%(2)

---------------
(1) Source: 1980 census of Federacion Nacional de Cafeteros de Colombia

(2) Source: Ministry of Agriculture, Ministry of Economic Development

     In the Western Region there are four major and many smaller airports, and four industrial and commercial "free zones" designed to attract industry and commerce. The Western Railroad, which is undergoing a modernization and enhancement program, runs through about 75% of the Western Region. In addition, the Panamerican Highway, which runs from Alaska to the southern tip of Latin America, covers the entire length of the Western Region.

     According to published reports, the headquarters of the following 11 of the top 25 financial institutions in Colombia are located in the Western Region:

                                                                     TOTAL REPORTED ASSETS AS OF
                                                                          DECEMBER 31, 1995
                             COMPANY NAME                           (IN BILLIONS OF ACTUAL PESOS)
    --------------------------------------------------------------  -----------------------------
    Banco Industrial Colombiano S.A...............................             1,610.8
    Conavi S.A....................................................             1,587.4
    Banco Popular S.A.............................................             1,407.3
    Seguros Suramericana Generales S.A............................             1,303.7
    Banco Comercial Antioqueno S.A................................             1,282.1
    Corporacion Financiera del Valle S.A..........................             1,254.1
    Banco de Occidente S.A........................................             1,091.8
    Corporacion Financiera Nacional y Suramericana S.A............             1,072.5
    Suramericana Capitalizacion S.A...............................               994.2
    Banco del Estado S.A..........................................               822.3
    Suramericana de Seguros de Vida S.A...........................               780.8

     Source: Revista Semana, April 30 to May 7, 1996

     According to published reports, the Colombian headquarters of the following 21 of the top 50 companies (in terms of sales volume) in Colombia are located in the Western Region:

                                                                          TOTAL REPORTED SALES
                                                                                 IN 1995
                                                                             (IN BILLIONS OF
                     COMPANY NAME                   TYPE OF BUSINESS          ACTUAL PESOS)
    ----------------------------------------------  ----------------     -----------------------
    Gran Cadena de Almacenes Colombianos S.A......  Retail                        618.6
    Almacenes Exito S.A...........................  Retail                        590.3
    Carvajal S.A. ................................  Printing                      424.9
    Cia Nacional de Chocolates S.A................  Food                          324.7
    Industrias Alimenticias Noel S.A..............  Food                          278.7
    C.I. Uniban S.A...............................  Bananas                       270.1
    Colgate Palmolive y Cia S.A...................  Home Products                 252.8
    Enka de Colombia S.A..........................  Textiles                      245.1
    Coltejer S.A..................................  Textiles                      242.8
    Smurfit Carton de Colombia S.A................  Paper                         235.7
    Cacharreria La 14 Ltda........................  Retail                        231.0
    Lloreda Grasas S.A............................  Food                          202.8
    Productores de Papel S.A......................  Paper                         201.5
    Industria Colombiana de Llantas S.A...........  Tires                         180.4
    Ingenio del Cauca S.A.........................  Sugar                         177.5
    Colanta Ltda..................................  Food                          170.2
    Cacharreria Mundial S.A.......................  Retail                        169.9
    Cristaleria Peldar S.A........................  Glass                         165.1
    Fabricato S.A.................................  Textiles                      163.4
    Gaseosas Posada Tobon S.A.....................  Beverages                     157.7
    Tecnoquimicas S.A.............................  Food and drugs                155.4

     Source: Revista Semana, April 30 to May 7, 1996

  Other Regions

     The Eastern Region covers 73% of Colombia's territory and 44% of its population. The main economic activities in this region are governmental, commercial, mining and oil production, and agriculture and its related industries. The Atlantic Region covers 9% of Colombia's territory and 20% of its population. The main economic activities in this region are agriculture, fishing, trading and tourism.

  Growth of Cellular Industry

     Since the commencement of service in 1994, the Colombian cellular industry has experienced significant growth. On September 30, 1994, total reported subscribers in Colombia equaled 25,243. By December 31, 1995, the most recently available period, the total number of reported subscribers had grown to 274,590, according to the Ministry of Communications, and represents a penetration rate for the total Colombian population of 0.78%. This compares favorably with estimated penetration and growth rates in other Latin

American countries, most of which began offering cellular service prior to its introduction in Colombia as evidenced below:

                    ESTIMATED PENETRATION RATES OF CELLULAR SERVICE IN SELECTED LATIN AMERICAN COUNTRIES BY YEAR


      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)              ARGENTINA        BRAZIL           CHILE          MEXICO         VENEZUELA       COLOMBIA
1989                                     0.004           0.041           0.009           0.019
1990                                     0.032           0.112           0.078           0.044
1991                                     0.071           0.004           0.223           0.206           0.190
1992                                     0.133           0.020           0.465           0.325           0.429
1993                                     0.383           0.121           0.641           0.428           0.857
1994                                     0.714           0.406           0.966           0.616           1.556           0.230
1995                                     1.275           0.819           1.371           0.747           2.205           0.816

     Source: MTA-EMCI

---------------
(1) Colombian figures are based on reported, not active, subscribers. Estimated penetration rates for countries other than Colombia are based on private market research, which may be based on different methods of calculating subscribers than those used in Colombia. Estimated 1994 population figures are used to calculate penetration rates for all years.

     In the past year, the Western Region has experienced significant growth in the number of reported subscribers as demonstrated in the following table:

                                                                                                           COMPOUND
                                 DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,     GROWTH
                                     1994          1995         1995          1995             1995          RATE
                                 ------------    ---------    --------    -------------    ------------    --------
Total Western Region
  Subscribers..................     31,079         69,948       80,958        83,963           88,803        185.7%
Total Colombian Subscribers....     81,895        145,683      187,514       215,954          274,590        235.3%

     Sources: Ministry of Communications; El Colombiano

     On a per subscriber basis, of the reported subscribers for the quarter ended December 31, 1995, the Company processed more calls and minutes than its competitor in the Western Region which it believes are the most indicative measures of revenue generation. The following chart illustrates the reported subscribers, calls processed, air time, calls processed per reported subscriber and air time per reported subscriber for the

Western Region as well as for Colombia as reported to the Ministry of Communications for the quarter ended December 31, 1995:

                                                                            CALLS PROCESSED       AIR TIME
                                REPORTED        CALLS                        PER REPORTED       PER REPORTED
                               SUBSCRIBERS    PROCESSED       AIR TIME         SUBSCRIBER         SUBSCRIBER
                               -----------    ----------    ------------     ---------------    ---------------
                                                            (IN MINUTES)
Western Region
  Occel......................     40,887      14,232,156      24,094,514          348                589
  Cocelco....................     47,916      12,239,890      23,514,719          255                491
Total Colombia...............    274,590      79,627,392     157,289,191          290                573

     The Company's market share of the Western Region based on reported subscribers, calls processed and airtime minutes for the quarter ended December 31, 1995 was 46%, 54%, and 51%, respectively.

  Industry Cooperation

     The Company is part of REDCEL, a national cellular association composed of the three mixed-economy operators of the A Band in Colombia: Occel in the Western Region, Comcel in the Eastern Region, and Celcaribe in the Atlantic Region. The main purpose of REDCEL is to establish a strong competitive position for the mixed-economy cellular companies by offering to their users access to nationwide cellular coverage through roaming agreements. The three companies also cooperate to provide to their respective customers (i) technical assistance throughout Colombia, (ii) access to international roaming with a greater number of North, Central and South American countries, (iii) access to common information lines and short code access numbers throughout Colombia, (iv) a nationwide payment system through selected banks and (v) a membership card that will offer special discounts at selective outlets. They also intend to cooperate in handling customer complaints and in fraud detection and prevention procedures.

     In July 1995, the Colombian cellular companies formed the Colombian Cellular Industry Association (Asociacion de la Industria Celular de Colombia) ("ASOCEL"), an industry association, and appointed Carlos Holguin, a former Minister of Communications and a former President of the Colombian Senate, as its president. ASOCEL was created to promote the development and consolidation of the cellular industry in Colombia and focus on common industry concerns. ASOCEL also plans to (i) address operational issues, including fraud control and credit checking procedures, (ii) participate in the drafting of and the promotion of laws and regulations that benefit the cellular industry and (iii) promote research on cellular and telecommunications issues.

COMPANY STRENGTHS

     Since its inception in 1992, the Company has capitalized on the market opportunity created by the aforementioned factors. The Company has constructed a network that covers most of the major population areas in the Western Region, built its subscriber base and recognition of its "Vozavoz" brand name, and developed a variety of service offerings to appeal to diverse groups of consumers. The Company believes that it is well positioned to achieve continued growth in its subscriber base and cash flow by virtue of a number of factors, including the following:

          - Attractive Concession Area. The Western Region has many characteristics which create an attractive cellular market, including principally a diverse and well developed economy. The region generates over one third of Colombia's gross national product and includes a substantial part of the country's commerce and manufacturing and agricultural industries. Approximately 71% of the national coffee production and 55% of the national banana production, the country's two largest agricultural commodities, are produced in the Western Region. Approximately half of Colombia's hydro-electric power is produced in the Western Region and approximately half of the country's exports pass through the Western Region's Buenaventura Port. The Western Region also houses the Colombian headquarters of 21 of the top 50 industrial and commercial companies in Colombia, including Carvajal S.A., Noel S.A. and Colgate Palmolive y Cia S.A. In addition, the headquarters of 11 of the top 25 financial institutions in

     Colombia, including Banco Industrial Colombiano S.A., Conavi S.A. and Banco Popular S.A., are located in the Western Region.

          - Favorable Demographics. The metropolitan areas of Medellin and Cali, with populations of 2.4 million and 1.8 million, respectively, are major economic centers in the country, are densely populated and have significant concentrations of affluence. The Company has experienced considerable demand in these areas despite their relatively high wireline penetration rates. The Company believes this reflects the advantages of cellular service, such as personal safety, convenience and mobility, to diverse segments of the population, including professional workers as well as small businessmen, contractors and other tradesmen who work on location.

          - Superior Customer Service. The Company believes that quality of customer service is a key competitive factor in the Colombian duopolistic market. The provision of excellent customer service is an essential element in the Company's business strategy and an inherent part of its corporate culture. Staff in all areas of the Company attend a five-day customer service training program, and the Company's specialized customer service team (consisting of 92 members as of June 30, 1996) provide service 24 hours per day, responding to telephone queries from three regional centers. On average, the customer service team answers 3220 calls per working day (71.7% within 20 seconds in June 1996) and answers 1150 letters per month. New customers generally receive service within a few days, as well as individual welcome calls to confirm that they are not experiencing problems. The Company's dedication to customer service is also illustrated by the provision of its free "*911" emergency service and by the provision of nationwide service through roaming agreements.

          - High Quality Advanced Network. Due to the recent development of the cellular telecommunications industry in Colombia, Occel has been able to construct a dual analog/digital network from inception using state of the art technology under a TDMA platform with equipment supplied by Northern Telecom. The Company believes a significant component of offering the highest quality of customer service entails providing its customers continual access to its network. The Company measures this in terms of the customers' ability to make a call whenever desired and the probability that a call will not fail (a "dropped call") once it is connected. During the six-month period ended June 30, 1996, the Company connected more than 97% of attempted calls and dropped less than 3% of total calls made. The Company believes its dual analog/digital network provides it with the ability to quickly and cost-effectively offer more digital capacity in its network as the demand for digital service increases without incurring the problems and costs experienced by many North American operators who are encountering operational difficulties and significant expenses as they seek to upgrade their networks to digital. As of June 30, 1996, approximately 42% of the Company's subscribers used digital handsets and the Company expects that more than half of its customers will be using digital equipment by the end of 1997. The Company expects to realize significant benefits from increasing the usage of digital equipment, such as increased system capacity, reduced operating expenses and additional revenue from the sale of digital-specific services such as "caller i.d." and voice mail message waiting notification. The Company believes its network has sufficient capacity to accommodate projected growth in subscribers and has the flexibility to handle new services.

          - Numerous Service Offerings. The Company provides the basic cellular service options offered by world class operators, such as call transfer, call waiting, voice mail and national and international roaming. In addition, the Company offers several other services that are aimed at the particular needs of its customer base and that enhance the Company's brand name and image as a provider of the highest quality service. These include its free "*911" emergency service (which is trademarked within Colombia), where a customer can call *911 at any time and be connected to a Company representative who can then contact the police, the fire department, an automobile towing service or any other emergency service desired by the customer. This service has proved especially popular because the Colombian wireline companies do not have a universal emergency service such as the 911 service in the United States. The Company also offers value-priced services that it believes attract different segments of the population than traditional users of cellular services, thereby enhancing its penetration rate. The Company offers "Beepervoz", a budget service in which the customer can only receive calls and make outgoing calls to the Company's *911 emergency service. This service provides a low-cost introduction to cellular service and is also designed to compete with pagers. In addition, the Company's "Fijovoz" service provides cellular service from a fixed wireless phone in the home or office for a lower price than its mobile cellular service. This option is designed to appeal to customers seeking to avoid the long waiting time for wireline service or who are otherwise dissatisfied with wireline service but who do not need the mobility of full cellular service. The Company also believes a number of these budget-conscious customers will ultimately upgrade to higher classes of service over time.

          - Management of Churn. The Company's monthly average churn rate for the year ended December 31, 1995, was 3.2%. This reflected a churn rate of approximately 2% per month for most of the year, except between August and October when churn was approximately 8% per month. This temporary increase in churn resulted from Company-initiated disconnections in order to upgrade the quality of its customer base. The monthly churn rate for the first six months of 1996 averaged 2.9%, in part because there was a similar month of Company-initiated disconnections, which may occur from time to time in the future. The Company recognizes that managing customer churn is an important factor in maximizing revenues and cash flow. In order to minimize churn caused by customers voluntarily terminating service, the Company aims to ensure that its services remain competitive and has one-year customer contracts that contain penalties for early termination. To reduce Company-initiated disconnections resulting from non-payment, beginning in August 1995, the Company implemented policies which require thorough credit checks for new customers, encourage direct debit payment plans, and impose gradual restrictions on service once payment dates have been missed. For instance, customers' outgoing calls are automatically routed to customer service if payment is not received within ten days of the final due date, and service is temporarily disconnected in the event payment is not received within ten more days. The Company believes that these policies reduce the likelihood that customers will run up excessive debts, thus enhancing the likelihood of settlement and reconnection.

          - Experienced Management Team. The members of the Company's senior management team have substantial experience in the telecommunications industry as well as in the public and private sectors in the Western Region. Many of them worked for local telephone companies and public utilities in the Western Region and participated in the development of Colombia's cellular regulatory regime. In addition, an executive of C&W, was seconded to, and is employed by, the Company as a member of the Company's senior management.

BUSINESS STRATEGY

     The Company's strategy is to continue to capitalize on the high potential demand for cellular telecommunication services and favorable demographic characteristics of its concession area to maximize revenues and cash flow from its cellular business through increased market penetration and subscriber usage. The Company intends to achieve these objectives by completing construction of its network, implementing aggressive marketing efforts to attract and retain additional subscribers and continuing to provide superior customer service, reliability and a wide range of value-added optional services. The Company's commercial slogan is "Seriousness, Security and Service", which is intended to convey the high degree of professionalism with which the Company seeks to provide its services, the security (i.e., increased personal safety) such services provide to its customers, and the Company's responsiveness to its customers. The Company will also evaluate and may participate in, future opportunities in related wireless technology businesses in order to enhance its position as a leading provider of such services.

SALES AND MARKETING

     In order to implement its business strategy effectively, the Company has focused its marketing efforts on (i) establishing brandname image and recognition of its primary "Vozavoz" service and related product offerings, (ii) targeting high quality, high use customer segments which have specific identifiable needs through the use of a well trained sales network, and (iii) differentiating the Company from its competitor on the basis of a superior quality of service rather than price.

  Marketing Programs

     The Company uses both mass media campaigns and direct marketing through its internal sales force and independent distributors to reach potential customers. Mass media campaigns have been used by the Company to create awareness and promote the benefits of cellular services and to position its Vozavoz brandname and commercial slogan. The Company employs, among other media, billboards, television, radio and direct mail as well as the sponsorship of sporting events and educational seminars. Direct marketing efforts have been used by the Company to reach priority segments of its target market, such as professionals and small businessmen who travel or work on location. The initial selection of the priority segments within the Company's target market was made using a demand model created by the Company with the help of C&W, which has utilized similar models in other emerging markets. The model took into account factors such as market size, adoption rate, income levels and the need for mobile communications, for various segments of the population. Over time, the Company has identified additional factors that promote the use of cellular services, such as personal safety, and broadened its marketing efforts to target additional population groups.

  Sales Network

     The Company offers its cellular services to potential subscribers principally through (i) direct marketing activities by its internal sales representatives, which primarily target corporate accounts, government accounts and high volume customers, and (ii) through its sales centers and its exclusive network of independent distributors, both of which target residential customers and small businesses. The Company believes that this mixed distribution approach allows the Company to reach a broader customer base while avoiding the cost of a large direct sales force. It also allows the Company to capitalize on the distributors' knowledge of local markets and reduce inventory risks. As of December 31, 1995, approximately 60% of new subscriber activations were effected through the Company's distributor network and 40% through its internal sales representatives.

     As of June 30, 1996, the Company's sales and distribution network consisted of approximately 110 internal sales people and approximately 400 sales people from independent distributors and subdistributors. The Company operates five primary sales centers which are centrally located in Cali, Medellin, Pereira, Manizales and Armenia and which provide both sales and customer support services such as payment reception, repairs, insurance and billing claims attention. The independent distributors operate 23 satellite distribution sales offices primarily serving regional areas, suburbs and smaller towns. Although most of the distributors' sales offices do not provide customer support services, customers needing assistance are referred to centralized customer service representatives. In addition to the Company-owned and operated sales offices and the independent distributors' sales offices, customers can sign up for the Company's service through 36 subdistributors, who operate 20 retail stores selling cellular services, telephones and complementary products. The breadth and diversity of the Company's sales and distribution network provide its potential and existing customers with the benefits of convenient locations, extended service hours, comprehensive phone and accessory selection and highly trained sales and service staff.

     The Company's current independent distributors are locally established firms, most of them dedicated to the communications business. Some specialized distributors, such as Cellstar, are new in the Colombian market and are dedicated exclusively to the cellular business. The independent distributors may not represent the Company's competitor in the Western Region, but may and do engage in other related businesses. The Company has contracts with the independent distributors which are subject to certain sales, service and quality standards. The independent distributors are paid a commission for upfront revenues which could be affected if performance standards are not met. The independent distributors also receive an ongoing residual commission which is based on the collected revenues of airtime charges and monthly fixed fees. A portion of the independent distributors' sales commission is pooled and used for promotion and advertising pursuant to a cooperative marketing program. The Company believes these arrangements encourage its distributors to attract and retain long-term, high-quality customers. Subdistributors have contracts with the independent distributors. The subdistributors are paid a commission based on their sales, directly by the independent distributors.

  Customer Service and Expanded Service Offerings

     The Company's commitment to the provision of excellent customer service, as reflected in the slogan, "Service, Seriousness and Security" is an intrinsic element of its corporate strategy. The Company believes that in the cellular market, the provision of superior customer service is the only differentiating factor which can be continuously sustained, and has accordingly developed a strategy which is service orientated. The high levels of service which the Company provides and will continue to provide have been realized by setting exacting service related performance objectives, by employing a skilled and qualified workforce which is trained to rapidly resolve problems, by providing customer service training for all staff and by investing in the technology, products and processes required to deliver world class performance levels.

     Service related performance targets relate to the times required for responding to customer queries and requests, to the quality of such responses and to the performance of the network. The Company's specialized customer service team of 92 members (as of June 30, 1996) provides 24 hour response to telephone queries from three regional centers, answering 3220 calls per working day (71.7% within 20 seconds during June 1996), answering 1150 letters per month and attending customer queries in eight different sales and service locations.

     To aid its customer service team, the Company has invested in an advanced Automatic Call Distribution system (ACD) for managing customers' calls, and a state of the art Network Management Center which is staffed 24 hours a day to enable rapid identification and resolution of network problems. An electronic network links the Company's main sites providing access to E-mail and to the main databases to provide rapid access to information required to solve customer problems. Customer handset repairs are carried out by trained staff at the main repair center in Medellin and at local centers in Cali and Pereira with only the more complex problems being sent to the manufacturers for resolution. Customers are typically activated within an hour of credit approval, and time for the credit approval takes between an hour and a couple of days depending on the complexity of the case and the amount of supplementary information required. In addition, the network has been designed and is maintained for optimum reliability, and during the six-month period prior to June 1996 the Company connected more than 97% of attempted calls and dropped less than 3% of total calls made.

     All Company employees attend a five-day customer service training program which provides standards and formal skills to support the Company's commitment to achieving the highest customer service standards. Employees are also actively encouraged to take initiative to facilitate the resolution of customer problems.

OPERATIONS

  Services Offered

     In addition to basic incoming and outgoing service, the Company currently provides all of the supplemental types of cellular services, such as call transfer, call waiting, three-way conference calling and voice mail, that are typically offered by most cellular operators in major industrial economies. In addition to these services, the Company currently offers services not customarily offered by cellular operators in other countries which are specially suited to the needs of the Colombian market. Furthermore, certain of these services are not available to Colombian wireline customers generally. By offering such services, the Company believes it enhances its image as a provider of the highest quality service. Some of these services are value-priced services that the Company believes attract a different segment of the population than the typical customer of traditional United States cellular services, thereby enhancing the Company's penetration rate and generating additional revenue. The Company also believes a number of the budget-conscious customers who currently subscribe to the value-priced services offered by the Company will upgrade to higher classes of service over time. In the future, the Company also plans to offer additional services that capitalize on the digital capabilities of its TDMA network, as described below.

          The Company's current primary and supplemental services are listed below:

          Primary Services

        Vozavoz. The Company's basic cellular service consists primarily of its "Vozavoz" service. The basic features of Vozavoz include local cellular service, national coverage and 24-hour customer service. The Company offers to its Vozavoz customers automatic roaming coverage services throughout Colombia in association with the A Band operators. In addition, the Company offers automatic connection with wireline services and local and long distance wireline providers, giving its customers access to all Colombian wireline subscribers. In addition, the Company offers personalized customer service and information services 24 hours a day, seven days a week, which can be reached by cellular and wireline telephones.

        Fijovoz. Fijovoz is a value-priced basic service offered by the Company that consists of a fixed cellular phone. Fijovoz is designed to appeal in particular to customers in areas with waiting lists for wireline services or who are otherwise dissatisfied with wireline services and who do not need the mobility of a traditional cellular phone. This service offers the same cellular technology of mobile handsets but using a set that is fixed at the subscriber location, providing an economically priced cellular service to subscribers which can be activated generally within a few days.

        Beepervoz. With Beepervoz, which is another value-priced primary service offered by the Company, the subscriber receives a handset that is programmed only to receive incoming calls and to make outgoing calls only to the Company's *911 emergency service, customer service and, optionally, voice mail. This service is designed to appeal in particular to customers with safety and security concerns, customers with travelling sales forces and customers who need permanent contact with their offices. Beepervoz provides a low-cost introduction to cellular service and is also designed to compete with paging services. Certain of the Company's Beepervoz customers have upgraded to higher classes of service, and the Company believes that additional Beepervoz customers will ultimately upgrade in the future.

          Supplemental Services

        In addition to traditional premium cellular services such as call transfer, call waiting and three-way conference calling, which the Company offers its subscribers for an additional cost, the Company currently offers the following supplemental services, some of which produce additional revenue for the Company as noted below:

        Vozexpress. Vozexpress is a voice mail service which receives and stores messages for subscribers when they do not answer the incoming calls. Vozexpress can be obtained for a fee as a supplement to any of the Company's basic services.

        *911 Vozavoz Emergency Service. Centralized emergency services like the "911" emergency service in the United States are not available in Colombia, where the population has to call directly to the respective emergency service. The Company offers to its subscriber its "*911" service, in which a subscriber can call the Company at any time by dialing *911 and then be transferred by one of the Company's operators to the appropriate emergency service, including the fire department, police, medical emergency services and vehicle towing services. The Company's *911 service is trademarked within Colombia. The Company believes that this service, which is free to its customers who have purchased any of its basic services, is particularly important to, and is a primary driver in attracting, many of its customers given the high value placed on security and safety in Colombia.

        Detailed Billing Services. As part of its customer service orientation, the Company provides free of charge a wide array of billing details to its subscribers. This information includes a list of all calls made (including free calls), the date and time of calls and the duration and the cost of calls. By contrast, local wireline companies typically provide such information only for long distance calls.

        International Roaming. As a convenience to its Vozavoz customers who are travelling, the Company offers roaming services in other countries, including currently the United States, Canada,

        Venezuela, Ecuador and certain countries in the Caribbean where C&W is the mobile operator. This service allows the Company's customers to place calls from another country to participating countries or to Colombia. In some cases, the Company has roaming arrangements with operators in such countries pursuant to which the Company collects from the subscriber and forwards to such operators the charges for such calls. In other cases, the Company's subscribers pay for such calls directly. The Company does not charge an additional fee for this service.

        International Long Distance. The Company offers connection to the Colombian international long distance operator, Telecom. This service allows calls to be made from Colombia to another country. The Company conducts a supplementary credit check on any customer applying for this service. However, the Company does not charge any fee (other than airtime) for the provision of this service.

        Vozseguro. Vozseguro is an insurance service for the cellular handsets and other supplementary equipment which protects against theft and damage. More than 40% of new customers purchase this service.

        Future Services

        The Company is also planning to introduce new value-added services such as data transmission, internet access, caller identification and messaging services. These products capitalize on the digital capabilities of TDMA and make use of the handset screen to display information such as the calling party's identification, a brief message or information from a central data base.

  Pricing Plans

     The pricing structure of the Company's services consists of four basic components: (i) activation fees, (ii) monthly service fees, (iii) airtime fees and roaming charges and (iv) fees for supplemental value-added services. In addition, subscribers are required to purchase a mobile cellular telephone and to pay usage charges with respect to interconnection to the national wireline network.

     Currently, the Company's subscribers pay a monthly service fee which ranges from Ps 17,500 (US$16.36) for Beepervoz to Ps 44,000 (US$41.13) for Vozavoz or as much as Ps 80,000 (US$74.79) for Vozavoz with 155 free minutes of service per month. Airtime charges for outgoing calls range from Ps 275 (US$0.26) per minute to Ps 790 (US$0.74) per minute during peak hours and from Ps 230 (US$0.22) per minute to Ps 630 (US$0.59) per minute during nonpeak hours, in each case depending on the tariff plan selected. As of December, 1995, the Company began a promotional campaign pursuant to which it does not charge any activation fee. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations".

     The Company modifies its prices from time to time to correspond with marketing campaigns, to respond to competitive pressures, as well as to adjust to inflation. In the first quarter of 1995, there was a significant price competition between the Company and Cocelco, which resulted in significant, temporary reductions in most categories of charges. The Company's prices have since returned to levels approximating those in effect at the end of 1994. Such price competition resulted in a significant increase in subscribers, although many of these were later removed by the Company from its active subscriber rolls. Currently, both the Company and Cocelco are offering promotions in which activation fees are free, but airtime charges have actually been raised. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Although the rates and fees charged by cellular operators in Colombia are currently not fixed by the Colombian government, cellular operators must communicate to the TRC all their rates and fees and advise existing customers of any changes.

  Billing and Subscriber Management

     The Company uses a billing and customer management system developed by SEMA UK Limited, a specialized United Kingdom company whose systems are utilized by numerous international cellular companies. The accuracy and flexibility of the Company's billing and customer management system are key to

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

efficiently serve its subscribers and to generate subscriber information vital to the Company's management. The system currently permits the Company to bill its customers monthly with a detailed billing statement, including itemized local and long-distance calls. In contrast, local wireline companies typically give equivalent details only with respect to long-distance calls, and Cocelco currently charges a fee for such service. The Company also uses information from the system to analyze the effects of price changes and promotional and advertising campaigns as well as subscriber use patterns and to prevent fraud.

  Management of Churn

     The Company's monthly average churn rate for the year ended December 31, 1995, was 3.2%. This reflected a churn rate of approximately 2% per month for most of the year, except between August and October when churn was approximately 8% per month. This temporary increase in churn resulted from Company-initiated disconnections in order to upgrade the quality of its customer base. In particular, the Company disconnected many customers who joined during the price competition of the first quarter of 1995 who were behind in payments. The monthly churn rate for the first six months of 1996 averaged 2.9%, in part because there was a similar month of Company-initiated disconnections, which may occur from time to time in the future. The Company recognizes that managing customer churn is an important factor in maximizing revenues and cash flow. In order to minimize churn caused by customers voluntarily terminating service, the Company aims to ensure that its services remain competitive and has one-year customer contracts that contain penalties for early termination. To reduce Company-initiated disconnections resulting from non-payment, beginning in August 1995, the Company implemented policies which require thorough credit checks for new customers, encourage direct debit payment plans, and impose gradual restrictions on service once payment dates are missed. For instance, customers' outgoing calls are automatically routed to customer service if payment is not received within ten days of the final due date, and service is temporarily disconnected in the event payment is not received within ten more days. The Company believes that these policies should reduce the likelihood that customers will run up excessive debts, thus enhancing the likelihood of settlement and reconnection.

  Fraud Detection and Prevention

     The Company currently uses a fraud detection system developed by C&W which analyzes call data records to identify abnormal calling patterns and cloned cellular phones and to take corrective actions promptly. In addition, the Company's billing system generates daily reports on customers that have exceeded their preassigned credit limits. Based on these reports, customers are contacted by credit control staff of the Company or deactivated, depending on the circumstances.

     To reduce the incidence of fraud in its operations, the Company has developed a fraud prevention program that includes (i) background checks of its employees, (ii) fraud awareness and prevention training, (iii) restrictions on international calls to certain high risk destinations and restrictions on three-way calling by customers with international direct dial access. The latter restrictions prevent a caller from calling a cloned phone with three-way calling and international access and thereby make an unbillable international call.

     In addition to the mentioned fraud detection and prevention methods, the Company conducts credit checks and verifies the identity of each new subscriber to reduce the incidence of fraudulent application. Moreover, as mandated by the Colombian government, the Company is required to ensure that, at the time of activation, all its subscribers register their phone with the police and carry an identification card with the phone specifications. The Company and the other A Band operators also share information on bad accounts and cooperate in developing and implementing fraud detection systems.

  Equipment Supply

     The mobile equipment used by the Company consists of handsets and accessories which are available for purchase from multiple sources. In order to achieve significant cost savings from volume purchases, the Company currently purchases its mobile equipment from Cellstar (a distributor for Motorola) and Nokia under short-term arrangements. The Company has not experienced material disruptions in supply and anticipates that equipment will continue to be available to the Company from many sources in the foreseeable future.

     Although the Company generally sells digital handsets at cost, it has offered subsidies for purchasing such handsets during specific promotional periods. At present, the Company sells only digital handsets to new Vozavoz customers, and encourages its existing customers to trade in analog handsets. Analog handsets are currently sold principally to Beepervoz and Fijovoz subscribers. In addition, the Company recently commenced a handset leasing program to expand its subscriber base.

NETWORK DESIGN AND OPERATION

  Network Design

     The Company developed its network design in conjunction with C&W. The Company also incorporated service quality, redundancy and coverage objectives based on the best practices in North America. To help meet these objectives, the Company has employed sophisticated network design tools such as PLANET, a software-based planning tool developed by Mobile System International ("MSI"). In addition, the Company's network was designed to take advantage of its microwave transmission system along with multiple interconnect points with wireline telephone companies in order to ensure that the Company has the ability to carry a significant portion of its traffic on its own network and, correspondingly, to reduce the Company's reliance on other networks over which the Company has no control. In addition, the Company's design objectives require that the network be sufficiently versatile to support a variety of desired value-added cellular services such as call forwarding, call transfer, call waiting, three-way conference calling, voice mail, caller identification, cellular data transmission and technical support for fixed cellular operations.

  Capacity

     Each cellular telecommunications network is planned and constructed to meet a certain level of subscriber density and traffic demand. Once this level is exceeded, a cellular operator must take steps to increase network capacity in order to maintain service standards. Such capacity increases can be accomplished by increasing digital penetration and by using such techniques as sectorization and cell splitting. Other techniques have been developed by operators and infrastructure manufacturers to ensure service quality at minimal cost, including microcells. Cellular telecommunications networks are typically characterized by relatively high fixed costs and relatively low variable costs. Until technological limitations on network capacity are reached, additional capacity can usually be added in increments that closely match demand and at less than the proportionate cost of initial capacity. At December 31, 1995, the Company had a capacity margin of approximately 20%, with 65% of the network capacity being analog and the rest digital.

  Network Expansion and Coverage

     The Company develops its cellular service areas by building new base stations and adding cells to existing base stations. Such development is done for the purpose of increasing capacity and improving coverage in direct response to projected subscriber demand. The Company initially focused on providing service to the top five cities in the Western Region -- Medellin, Cali, Pereira, Manizales and Armenia -- and their surrounding metropolitan areas. The Company continues to expand its network to cover as broad a geographical area as is economically feasible, as geographic coverage is a key variable in the consumer purchasing decision. Expansion of the network capacity also enhances the Company's ability to provide service in the Cali and Medellin metropolitan areas where the demand for cellular services continues to increase. As of December 31, 1995 the Company's network covered 65% of the population of the Western Region. The Company has incurred approximately Ps 58 billion (US$54 million) in capital expenditures through June 30, 1996 to build its network, and expects to incur an additional US$50 million to substantially complete the build-out (including planned upgrade) by 1999.

  Digitalization

     In building its cellular network, the Company, along with the majority of other Colombian cellular operators, selected TDMA technology and offered digital cellular service from the commencement of operations. Colombian subscribers have bought digital handsets in significant quantities. Because of the benefits of digitalization, including additional revenue through the sale of digital-specific value-added cellular services, reduced operating expenses and greater network capacity, the Company has sought to increase the digitalization of its subscriber base. Under the Concession, the Company's network is required to have 10% digital voice channels by the third year of operation, 30% by the fifth year and 50% by the eighth year. As of December 31, 1995, 35% of the voice channels in the Company's network were programmed to be digital. Digitalization represents one of the key marketing and technical variables in the Company's ongoing network rollout plan.

  Equipment

     In building its cellular network, the Company has purchased cellular equipment manufactured by Northern Telecom. Each of the Company's three switching centers, located in Medellin, Cali and Pereira, respectively, is equipped with a Super Node SE DMS-MTX. As of December 31, 1995, the Company's cellular telecommunications network consisted of three cellular switching centers, 65 base stations, 125 cells and four cellular repeaters. The network is connected primarily by its own microwave transmission system provided by Microwave Network Incorporated and Ericsson consisting of 70 microwave hops as of December 31, 1995. Interconnection with local PSTNs occurs at six locations. The Company has recently introduced a new software package which increases network efficiency and provides new services. In addition, the Company maintains a network management center in Medellin capable of monitoring the performance of the switching centers in Medellin, Cali and Pereira, the radio base stations, the microwave transmission links and the leased circuits provided by third parties. The Company also had a supply agreement with Nortel for network equipment which expired on April 15, 1996, although the Company intends, and is currently in negotiations, to renew such agreement until December 31, 1999. The supply agreement with Nortel contains provisions for guaranteed prices and volume-related discounts. Although the Company is not bound by the provisions of any supply agreement to purchase from a particular supplier, the compatibility of any newly acquired equipment with the Company's existing equipment effectively may limit the Company's options.

  Performance Monitoring

     The Company continuously monitors the network's performance to ensure that cellular telecommunications service quality meets its published standards. These standards are derived from the standards specified by the Colombian government and are in line with high international standards.

     As of December 31, 1995, the Company was able to limit average dropped calls (which reflects the ability of the system to sustain a call in progress) to less than 3% and achieved an average call blockage rate (which reflects the percentage of subscriber calls that are unable to access the network during peak usage periods) between 1% to 2%.

COMPETITION

     The cellular telecommunications business in the Western Region is a regulated duopoly. Each of the two operators awarded a concession for the Western Region has the exclusive use for 10 years of a defined frequency band within the region. Competition is principally based on price, network coverage and technical quality, value-added cellular services, quality and responsiveness of customer service. The Company's primary competitor, Cocelco, is the holder of the other concession for the Western Region. Cocelco is controlled by Organizacion Luis Carlos Sarmiento-Angulo Ltda., one of Colombia's largest conglomerates, and counts Telefonica de Espana and Chile's CTC telecommunications groups among its other shareholders. The Company may also face additional cellular competition after 1999 when the Colombian government may auction additional cellular concessions in the Western Region, depending on the technical availability at that time.

     The Company also competes with traditional wireline telephone service operators. Wireline density in Colombia as of December 31, 1994 is estimated by the International Telecommunication Union at approximately 10 telephone lines per 100 persons compared to a wireline density of approximately 60 lines per 100 persons in the United States. If substantial capital were to be invested in the wireline telephone industry, resulting in increased wireline density and improved service, certain of the Company's existing and potential subscribers might shift to wireline service providers due to a number of factors, some of which are price related. Empresas Publicas de Medellin ("EPM") has reported that its wireline density in Medellin was 30 lines per 100 persons as of December 31, 1995 and is expected to increase to approximately 34 lines per 100 persons by the year 2000. Empresas Municipales de Cali ("EMCALI"), on the other hand, has reported that its wireline density in Cali was approximately 20 lines per 100 persons as of December 31, 1995, and is expected to increase to approximately 30 lines per 100 persons by the year 2000. Although competition in local wireline services was authorized in 1990, first with the previous authorization from the Ministry of Communications and in 1994 with free entrance into the market, no new wireline operators have entered into the industry. The entrance of new wireline operators would result in additional competition for the Company.

     The Company also competes with certain other wireless communication services, such as mobile radio, paging or beeper services, which are widely used in Colombia as a substitute for wireline services in order to improve productivity and to address security concerns. These services have certain disadvantages compared to cellular services because of factors such as lack of coverage, lack of handset portability, lack of privacy, lower transmission quality, network overloading and lack of customer service. These competing wireless communication services are nevertheless considerably less expensive than cellular services.

     Technological advances in the communications field, such as the possible introduction of PCS and mobile satellite services, continue to occur and make it difficult to predict the extent of additional future competition for cellular systems. For example, several mobile satellite-based phone systems are planning to initiate service by the year 2000. While such services may offer worldwide coverage, significant technological and other hurdles need to be overcome before such services may be offered in Colombia.

OPERATING AGREEMENTS

     Interconnection Agreements

     The Company has executed interconnection agreements with EPM, EMCALI, Empresas Publicas de Manizales, Telearmenia and Empresas Publicas de Pereira, the wireline companies serving such areas, and has letters of intent to enter into interconnection agreements with other wireline operators, such as Telecom and Empresas Departamentales de Antioquia ("EDA"). All these operators other than Telecom are also shareholders of the Company. The terms of the interconnection agreements include provisions for the number of connection points, the method by which signals must be received and transmitted, fraud control, billing, damage liability, and the assumption of responsibility for the costs of interconnection. Under such interconnection agreements, which reflect regulations issued by the TRC, wireline telephone companies charge cellular operators a fee per minute when a cellular subscriber places a call to a wireline subscriber. The Company believes the terms of the interconnection agreements are similar to those of interconnection agreements executed by such companies and Cocelco.

     Currently, negotiations are in process for leasing transmission infrastructure with Empresa Cafetera Celular S.A. ("ECCEL S.A.") for the coffee region and Empresa Regional de Telecomunicaciones del Valle S.A. ("ERT").

     Roaming Agreements

     Agreements for automatic roaming have been entered into with the other two A Band concessionaires in Colombia, Comcel and Celcaribe. See "-- Industry Cooperation". The Company also has roaming agreements that permit its subscribers to use their cellular telephones in the United States, Canada and Ecuador and subscribers can roam in Venezuela pursuant to a letter of intent. In addition, the Company has understandings regarding the provision of roaming services with certain countries in the Caribbean where

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

C&W is the mobile operator. See "-- Operations -- Services
Offered -- Supplemental Services -- International Roaming".

     Other Agreements

     The Company is currently in negotiations to regulate the billing process for cellular calls from wireline telephone companies to the Company's cellular customers with several wireline telephone operators such as ETB, Empresas Publicas de Popayan, Empresas Publicas de Palmira and Empresas Publicas de Buenaventura. These operators do not require interconnection agreements.

LEGAL PROCEEDINGS

  Medellin's Cellular Services Tax

     On August 17, 1994, the municipality of Medellin through Resolution No. 019 imposed a monthly tax (the "Cellular Services Tax") on cellular subscribers placing calls through base stations located in Medellin. Subsequently, the Mayor of Medellin, on January 23, 1995, regulated the billing and collection of the Cellular Services Tax through Municipal Decree 1244 (the "Decree"), which imposed upon the two cellular operators of the Western Region the obligation to, in each of their billing systems, determine, bill, collect and transfer the Cellular Services Tax. Both regulations have been judicially challenged on the grounds of not being consistent and in conformity with current higher ranking law. Medellin's tax authorities through Resolution No. 005 and Resolution No. 006, issued on March 6, 1996 and May 17, 1996, respectively, determined that Occel's transfer obligation under the Decree for the period through March 30, 1996, together with interest through May 17, 1996, is Ps 565 million (US$528,170). The Company appealed this determination on March 14, 1996 and June 11, 1996, and a decision is still pending. Occel has not collected the Cellular Services Tax from its customers because it believes that the tax is illegal based on the advice of counsel, on the grounds that the law underpinning Resolution 019 (item j, Article 1 Law 97 of 1913) was revoked prior to 1932 and that the tax, which is applicable to fixed urban phone service, cannot legally be extended to cellular mobile phone service. The Company has obtained an opinion from Doctor Lucy Cruz de Quinones to that effect. Moreover, the Santander Administrative Tribunal recently upheld a challenge brought by the Mayor of the City of Bucaramanga against the imposition of a cellular service tax in that city based primarily on the Tribunal's finding that the fixed urban tax cannot be extended to cellular service. Consequently, the Company believes that the challenges against Resolution No. 019 and the Decree will be successful and, consequently, Resolution No. 005 and Resolution No. 006 will not be upheld. In the event of unfavorable decisions in such challenges, the Company believes that it would be able to collect from its customers a portion of the Cellular Services Tax. See "Risk Factors -- Tax Litigation".

  Other

     The Company is involved in other litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

EMPLOYEES

     As of December 31, 1995, the Company had 490 permanent full-time employees and an additional 82 temporary full-time employees. None of the Company's employees are unionized. The Company believes its employee relations are good.

PROPERTIES

     The Company has offices in Medellin, Cali, Pereira, Manizales and Armenia. The Company owns the building in Medellin where its headquarters are located (approximately 3,000 square meters) and leases approximately 2,500 square meters of office space in Cali, Pereira, Manizales, Armenia, Rionegro, Cartago and Apartado.

     The Company also owns or leases the sites where its cellular network equipment is installed. As of December 31, 1995, the Company had 65 sites, 18 of which were owned by the Company and the remainder of which were leased. Most of these leases do not expire prior to 2000. In addition, the Company leases nine and owns one of the sites where its cellular repeater (including its microwave repeater) stations are located.

                                   REGULATION

  Regulatory Authorities and Legislation

     The Ministry of Communications and the Telecommunications Regulation Commission ("TRC") are responsible for the regulation and oversight of the telecommunications sector, including cellular operations. The Ministry of Communications, which granted the cellular concessions in 1994, supervises and audits the performance of the concessionaires' legal and contractual obligations, in particular those related to the technical standards established in the bid conditions and to the concessionaires' duty to answer their subscribers' questions and complaints. The Ministry of Communications also has general authority to issue regulations for cellular operations, subject to their being in accordance with applicable law. The TRC is chaired by the Minister of Communications and its other members are the Director of the National Planning Department (Departamento Nacional de Planeacion) and three full-time experts appointed by the President of Colombia. The TRC, which has jurisdiction over the pricing of cellular services, has decided that tariffs be freely set by the cellular operators with prior notice to the TRC and their subscribers. The TRC is also charged with issuing regulations intended to promote free competition in the cellular industry. In addition, the TRC regulates the pricing aspects of the relationship between cellular and wireline operators, including interconnection terms and tariffs.

     The Company's activities are also subject to the oversight of the Colombian Superintendency of Industry and Commerce (Superintendencia de Industria y Comercio) ("SIC"), which is empowered to enforce anti-trust regulations, protect free competition in the marketplace and protect consumer rights on a case-by-case basis.

     Finally, the Superintendency of Corporations (Superintendencia de Sociedades) is entitled by Colombian Commercial Law to exercise legal control over certain activities of the Company such as shares issuance, bonds placement and equity reductions.

     The operations of the Company as a cellular operator are principally governed by Law 37 of 1993 ("Law 37") and Decree 741 of 1993 ("Decree 741") and the terms and conditions of the Concession and related documents. Law 37 sets forth the basic framework for the introduction of cellular telecommunications services in Colombia. Law 37 established a public bidding process open to private-sector, public-sector and mixed-economy companies. Mixed-economy companies have both public-sector and private-sector shareholders, engage in commercial business activities and are created pursuant to special legislation. For purposes of the bidding process, the country was divided into three regions,
(i) the Eastern Region, (ii) the Western Region, and (iii) the Atlantic Region. Each Region has two competing operators: (i) one public-sector or mixed-economy company and (ii) one wholly private-sector company. This effectively resulted in a cellular duopoly similar to that which characterizes the United States, Canada and most Latin American countries. Law 37 also authorized foreign investment in certain areas of the telecommunications industry, including cellular operations. Subsequently, Decree 741 established detailed rules for the bidding process and developed provisions contained in Law 37 regarding matters such as the corporate structure of cellular operators, the assignment of frequencies, the concession agreements to be entered into between the winner of the bidding process and the Ministry of Communications and the rules for interconnection between wireline and cellular operators. Cellular operators are also subject to Decree 1900 of 1990 ("Decree 1900"), which regulates telecommunications services in general, to the extent that Decree 1900 does not contradict the terms of Law 37.

  Terms of the Concession

     The Concession consists of the right to establish and develop a cellular telecommunications business in the Western Region over a ten-year period in exchange for a one-time Concession fee combined with quarterly royalty payments to the Ministry of Communications for the use of cellular frequencies. The Company was awarded the Concession in a competitive bidding process, based upon not only the price offered by the Company, but also its technical capabilities and operational capacity, the mobile cellular experience of its affiliates, and its financial and planning capability. The Concession's term is 10 years commencing March 28,

1994. The purchase price for the Concession was Ps 123.1 billion (actual Pesos) (US$148.5 million at the April 13, 1994 Representative Market Rate), of which Ps
105.8 billion (US$127.7 million at the April 13, 1994 Representative Market
Rate) represented the actual fee paid for the Concession, while the remaining Ps
17.3 billion (actual Pesos) (US$20.8 million at the April 13, 1994 Representative Market Rate) represented the amount contributed by the Company to a special expansion plan for municipalities with unsatisfied basic needs. In addition, the Company makes a quarterly royalty payment to the Ministry of Communications for the right to use its assigned frequencies in an amount equal to 5% of the sum of activation fees, monthly fixed fees, airtime charges, interconnection fees and supplementary services, minus interconnection costs paid by the Company to other telecommunications operators.

     The Concession may be renewed for an additional 10-year term provided that the Company has met the terms of the Concession and neither the Ministry of Communications nor the Company has expressed an intention not to renew during the Concession's eighth year. If renewed, an extension of the concession agreement will be executed during the first year of renewal, containing the economic conditions agreed upon by the licensees and the government.

     The Concession requires the Company to guarantee the performance of its obligations thereunder and the payment of any liquidated damages or fines (as described below) by obtaining a performance bond from a Colombian insurance company or bank in an amount equal to approximately Ps 11.4 billion (US$10.6 million) (the "Performance Bond"). The Company has also obtained third party liability insurance for Ps 1.1 billion (US$1.0 million) as required by the Concession. Finally, the Company obtained a renewal bond of approximately Ps 1.0 billion (US$0.9 million) to support its obligation to maintain in force the Performance Bond and the third party liability insurance policy.

     The Company and Cocelco, the Company's Western Region competitor, will operate their cellular networks with no additional competition for five years. After March 1999, the fifth anniversary of the Concession, the Ministry of Communications may grant additional concessions for cellular telecommunications services or other competing services in each of the Regions, depending on technical availability at that time.

     The ability to provide national roaming (between concessioned cellular telecommunications networks) is required by the Concession. Cellular companies are also required to enter into interconnection agreements with wireline telephone companies.

     The terms of the Concession and applicable Colombian law prohibit the Company from assigning the Concession, and the shareholders from transferring any shares of capital stock of the Company, for a period of three years. Thereafter, assignment of the Concession is permitted only with the prior approval of the Ministry of Communications, and shares of capital stock of the Company may be transferred pursuant to the Company's Bylaws.

     The terms of the Concession bid required the Company to submit a detailed timetable of its expansion plan, identifying the key cities, highways and other areas to be covered by its network in the Western Region. During the second half of the fifth year of the Concession, the Ministry of Communications, together with the Company, will review the expansion plan. During this review, the parties will determine if adjustments to the timetable are needed as a result of developments in Colombia during the intervening years.

     Colombia is one of three Latin American countries which mandate "calling party pays" policy. Contrary to North American practice, where a cellular user generally pays for both outgoing and incoming calls, the "calling party pays" policy requires the originator of the call to pay for the total cost of the call. This policy reduces the cost of cellular services to cellular users. The Company believes that the policy of calling party pays stimulates additional usage by effectively spreading the cost of cellular service among cellular phone subscribers and wireline phone subscribers.

     The Concession allows the Company to provide certain services not typically permitted to be offered by cellular operators in North America. Unlike the North American model, the Company is permitted to deliver calls anywhere in the Western Region when it has the capability to do so, without routing such calls through a long distance carrier and then sharing the resulting revenue. The Company may also deliver calls to any

Region provided that it has a reciprocal agreement with an operator in such Region. In addition, the bid conditions contemplated the possibility of providing cellular service to subscribers using fixed equipment rather than mobile handsets. The Company is thus offering fixed cellular services under the trade name "Fijovoz". The Company has also successfully marketed the product "Beepervoz" which enables the user to have a cellular phone only for incoming calls, outgoing calls only to the Company's *911 emergency service and optionally, voice mail (for an additional charge).

     Service Standards. The Company files a written quarterly report on technical performance indicators designed by the Ministry of Communications to ensure that the service provided to subscribers is consistent with the concession standards. Performance indicators include network congestion levels, percentage of dropped calls, cell availability and microwave availability. The Company also provides general network indicators such as details of cellular traffic flows, cell site traffic loads and network status updates. Additionally, the Ministry of Communications requires from all cellular companies to provide a quarterly report on adjusted gross revenues for the period in order to liquidate the 5% amount due to the Ministry.

     Digital Technology Requirements. In its bidding specifications, the Colombian government required the initial use of analog AMPS technology or AMPS-compatible technology in order to ensure compatibility with cellular systems in neighboring countries and in North America. There are two types of digital multiplexing technologies: (i) TDMA, which is currently commercially available and is being deployed in Colombia and in North America and (ii) CDMA, which is under development. Pursuant to the Concession, on March 28, 1996 (the second anniversary thereof), the Ministry of Communications decided that each cellular operator is free to choose between TDMA and CDMA. Under the terms of the Concession, the Company's network is required to have 10% digital voice channels by the third year of operation, 30% by the fifth year and 50% by the eighth year. As of December 31, 1995, 35% of the voice channels in the Company's network were programmed to be digital.

     Social Sector Participation. Colombian law requires that concessionaires operating cellular telecommunications systems authorize for issuance 10% of their total share capital (on a fully-diluted basis) to organizations belonging to the "Social Solidarity Sector", of the economy consisting of unions, foundations, non-profit or charitable corporations, employees' funds, credit unions and savings cooperatives. The issuance of shares is to be made at the option of the Social Solidarity Sector entities and may be exercised at any time prior to March 28, 1998. The exercise price of this option would be at fair market value. The Ministry of Communications has not issued complete regulations for the implementation of this requirement.

     Restriction on Transfer of Shares by Certain Shareholders. Pursuant to the terms of the Concession, the shareholders of the Company are subject to restrictions in the transfer of shares of common stock. The Concession requires that the aggregate percentage of the capital stock of the Company held by shareholders registered as "operators" and "traders" during the license auctioning process remain constant for the term of the Concession. Consequently, absent the Ministry of Telecommunications' approval, no transfers of shares of the Company by those shareholders registered as "operators" or "traders", respectively, are allowed if as a result such aggregate percentages would vary.

     Fines. The Ministry of Communications may impose fines for noncompliance with the terms and conditions of the Concession. The fine for nonperformance depends on the gravity of the offense, the damage done and any recurrence and can reach up to Ps 142 million (US$132,884) upon the occurrence of any event of default. Breaches that may subject the Company to fines include: (i) nonperformance or delay in the performance of the timetable established for the expansion of the cellular services after the Ministry of Communications has formally notified the Company that compliance is required, except where non-performance or delays are caused by force majeure or by acts of God; (ii) the installation or connection of equipment with wireline networks that does not meet interconnection standards and plans, or damages the wireline network as a result of using unauthorized connections or installations, without prejudice to compensation due to injured parties; (iii) the Company unjustifiably fails to provide the information and cooperation required by the Ministry of Communications; and (iv) the Company fails to perform its obligations under the Concession and applicable regulations that, in the Ministry of Communications' opinion, do not justify the termination of the Concession.

     Termination upon Default in Performance. Defaults which directly and materially impair the ability of the Company to perform the services under the Concession constitute grounds for its termination by the Ministry of Communications. In addition, certain specific events are defined as constituting grounds for such termination, including (i) providing false information at the time of submission of the bid or prequalification document; (ii) assigning of the Concession without the Ministry of Communications' approval; (iii) suspending service without the Ministry of Communications' approval or without a justifying cause; (iv) defaulting on required payments to the Ministry of Communications; (v) providing false information which affects the calculation of required payments to the Ministry of Communications; (vi) transferring shares during the first three years of the concession and (vii) anti-competitive behaviors. In the event of termination for default in performance, the Company would not be entitled to compensation for loss of the Concession for the remaining term. In addition, the Ministry of Communications would be entitled to reversion of the assets directly related to the Concession and to payment of the Performance Bond. The Ministry of Communications may also seek payment from the Company for any damages suffered in excess of the amount covered by the Performance Bond.

     Reversion of Assets. At the end of the Concession's term, the Company's assets directly related to the Concession are to revert to the Ministry of Communications without compensation. During the concession bidding process, most bidders expressed their concern regarding the extent of any such reversion. The bidders, including the Company, argued that the interpretation of this clause should be limited to the cellular frequencies assigned to each concessionaire which are the basis for the concessions and for which each concessionaire pays a quarterly fee. There can be no assurance that the concessionaires will be successful in persuading the Ministry of Communications to limit this interpretation to cellular frequencies. However, as a support to the Company's interpretation, under recently issued regulations enacted in relation to the long distance bidding process that will take place in 1996, reversion of assets will not apply to such concessions. Although these rules apply only to long distance service concessions, the Company believes they may establish the government's policy on the interpretation of the reversion of assets issue. See "Risk Factors -- Regulatory and Concession Matters".

     Unilateral Interpretation, Modification and Termination of Government Contracts. The Concession is subject to unilateral interpretation, modification and termination under Law 80 of 1993 ("Law 80"), which is applicable to Colombian government contracts. Pursuant to Law 80, in the event that a dispute arises as to the interpretation of the Concession between the Ministry of Communications and the Company, and an agreement cannot be reached between the parties, the Ministry of Communications has the right to unilaterally interpret the Concession if necessary in order to prevent a suspension of cellular service to the public. If during the performance of the Concession, the need arises to modify it in order to avoid a suspension of the public service contemplated therein, and agreement cannot be reached between the parties, then the government may unilaterally modify the relevant provisions. In addition, the Ministry of Communications may unilaterally terminate the Concession in the event that public service or public policy so requires, or if the Company becomes legally unable (because of bankruptcy or dissolution of the Company or attachment of a substantial portion of its assets which has a material adverse effect on the Company's ability to render its cellular services) of performing its obligations under the Concession. In the event of unilateral interpretation, modification or termination, based on circumstances not attributable to the Company, the Company may judicially challenge such decision and demand fair compensation from the Ministry of Communications. In addition, the Ministry of Communications may, without compensation, terminate the concession for certain events of default under the Concession; in the event of such termination, the Ministry of Communications would also be entitled to a payment by the Company in the amount of the performance bond posted by the Company under the Concession. See "Risk Factors -- Regulatory and Concession Matters".

     Arbitration. Except for those disputes discussed above under "-- Termination Upon Default in Performance" and "-- Unilateral Interpretation, Modification and Termination of Government Contracts", any other disputes related to the granting, execution, development or termination and liquidation of the Concession, which cannot be directly resolved between the Company and the Ministry of Communications, must be submitted to a three-member arbitration panel which will decide in accordance with Colombian law.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The Board of Directors is composed of nine principal members, each with one vote. Each principal director has two alternates who replace the principal director during any absences. The principal and alternate members of the Board of Directors are elected for one-year terms and may be removed by the Shareholders' General Assembly. Any member may be reelected indefinitely.

     The following table sets forth the current members of the Board of Directors of the Company.

                                DIRECTORS                              AGE     DIRECTOR SINCE
                  -------------------------------------                ---     --------------
    Julio M. Ayerbe-Munoz............................................  51           1994
    Raul Canal-Cardenas..............................................  51           1992
    Ana I. Jaramillo-Mejia...........................................  35           1994
    Luis F. Dangond-Lacoutoure.......................................  29           1992
    Jabib Char Abdala................................................  54           1992
    Mauricio Restrepo-Gutierrez......................................  32           1995
    Luis Esteban Echavarria..........................................  49           1992
    Jon R. Hill......................................................  55           1995
    Dominic Crolla...................................................  35           1996

EXECUTIVE OFFICERS

     The current executive officers of the Company are set forth below. The President and the General Secretary are appointed and can be removed by the Board of Directors; the other officers are appointed and can be removed by the President.

     EXECUTIVE OFFICERS

                   NAME                     AGE            POSITION            HELD SINCE
------------------------------------------  ---   ---------------------------  ----------
Gilberto Echeverri-Mejia..................  60    President                       1992
Mauricio Campillo-Orozco..................  33    General Secretary &             1992
                                                  Administrative Vice
                                                  President
Jorge Ospina-Restrepo.....................  44    Technical Vice President        1992
Juan Carlos Barvo-Barcenas................  41    Regions Vice President          1993
Alvaro Munoz-Ramirez......................  42    Financial Vice President        1993
David Paul Whitten........................  49    Operations Vice President       1994
Jorge Echandia-Tobon......................  43    Sales & Marketing Vice          1995
                                                  President

     The following is certain information regarding the current directors and executive officers of the Company.

     DIRECTORS:

     Julio M. Ayerbe-Munoz, B.A. in Industrial Economics from Universidad de los Andes. He joined Corporacion Financiera del Valle in 1969 and was appointed President in 1984, after serving in a number of positions with the Company. He has also served as representative of the President of Colombia in the Board of Fogafin, the entity established in 1985 to deal with financial institutions in distress. Currently, he is also a director of Capital International Inc., Icollantas S.A., Sucromiles S.A., Cementos Rio Claro S.A., and Hoteles Estelares S.A.

     Raul Canal-Cardenas, B.S. in Electronic Engineering from Pontificia Universidad Javeriana. Since October 1995, he has been the Senior General Manager in the Area of the Information and Telecommunications of Sycom S.A. He worked with Carvajal S.A. and held several positions, including General Manager of the Control Department, General Manager for Panama and Venezuela and Senior General Manager for the Electronic Department.

     Ana I. Jaramillo-Mejia, B.S. in Civil Engineering from Universidad del Quindio. She is currently the General Manager of Eccel S.A. Formerly, she was General Manager of La Cronica Ltda., a local newspaper in Armenia, Chief of the Economic Department of and Manager of Camacol, Quindio.

     Luis F. Dangond-Lacoutoure, B.S., in Mining Engineering from The Pennsylvania State University. He is member of the Board of Directors of Promotora de Empresas Agroexportadoras S.A. and Sociedad Promotora Hotel Holiday Inn Select Barranquilla S.A.

     Jabib Char Abdala. Mr. Char is a merchant and owner of several companies in the country, including Supertiendas y Droguerias Olimpicas S.A., one of the largest supermarkets in the country. Currently, Mr. Char is member of the Board of Directors of Supertiendas y Droguerias Olimpicas S.A., Char Hermanos Ltda., Servicios Financieros S.A. SERFINANSA Compania de Financiamiento Comercial, and Organizacion Radial Olimpica S.A.

     Mauricio Restrepo-Gutierrez, B.S. Degree in Civil Engineering from Universidad de Medellin. He has been the General Manager of the EPM since January 1995. He has held several positions with municipal and state governments, including Chief of the Planning Department, Public Works Secretary for Medellin and Public Works Secretary for the state of Antioquia.

     Luis Esteban Echavarria, B.A. in Economics from Universidad de Antioquia, and M.B.A. from Boston University. From 1978 to 1981, he was General Manager of Federacion Antioquena de Ganaderos, FADEGAN. Since 1981 he has been President of Gilseguros Ltda. which has issued insurance policies for the Company. The Company has paid approximately US$680,000 in respect of such policies for the six months ended June 1996 and approximately US$376,000 in the year 1995. Currently, Mr. Echavarria is a member of the Board of Directors of Cadenalco S.A., Ancel S.A., Bedout Editores S.A., and Agroindustrias Colombianas S.A.

     Jon R. Hill. He joined C&W 26 years ago, and is currently Regional Director, Regional Business, Cable & Wireless Mobile. Mr. Hill was appointed Regional Director, Regional Business following the formation of the mobile line of business in April 1995. Previously he had been Director of Mobile for C&W since 1993. He had held several positions in C&W including Managing Director of Compunet Corporation and officer of Hong Kong Telecom Limited.

     Dominic Crolla, B. Comm Hons in Business Studies and Spanish from the University of Edinburgh. He joined C&W five years ago to advise on, structure and negotiate project and asset financings. He is currently a Corporate Finance Manager for C&W where he is involved in the world-wide mergers and acquisition activity of the C&W Group as well as providing advice on the funding needs of the subsidiary and associated companies of C&W. Prior to joining C&W he worked for five years for Midland Montagu in London in the field of export and project finance.

     EXECUTIVE OFFICERS:

     Gilberto Echeverri-Mejia, President. B.S. Degree in Electrical Engineering from Universidad Pontificia Bolivariana. From 1975 to 1977 he was Ambassador of Colombia to Ecuador. From 1978 to 1980, he was Minister of Economic Development. From 1980 to 1988, he was President of Proantioquia, a private entity that promotes the economic and commercial interests of the state of Antioquia. From 1990 to 1991, he was governor of the state of Antioquia and during the first semester of 1992 served as Presidential Adviser for Social Issues to the President of Colombia. He was appointed to his current position in August 1992.

     Mauricio Campillo-Orozco, Corporate General Secretary/Administrative Vice President, J.D. from Universidad de Medellin. Degrees in Public Law from Universita di Estudi Europei di Torino, Italy, in Commercial Law from Pontificia Universidad Bolivariana, and in Tax Law from EAFIT. He joined the EPM in 1987 as attorney in the Legal Department and held other positions such as Human Resources Manager and Head of the Legal Department. He is also Professor of Administrative Law and Telecommunications Law in Universidad de Medellin and Universidad Libre de Pereira.

     Jorge Ospina-Restrepo, Technical Vice President. B.S. Degree in Electrical Engineering from Universidad Pontificia Bolivariana. From 1975 to 1991, he served as EPM's Director of the Planning Division. He was also Ancel S.A.'s General Manager and Professor of Telecommunications at the Universidad Pontificia Bolivariana. He was appointed to his current position in August, 1992.

     Juan Carlos Barvo-Barcenas, Regions' Vice President. B.S. Degree in Economics from Pontificia Universidad Javeriana and A.L.M. in French Literature from Harvard University. From 1981 to 1987 he worked with The Gillette Company in Boston and Cali as Brand Manager. From 1987 to 1992, he was Head of the National Marketing Office of Familia Products (formerly Scott Paper Corporation). He joined the Company in 1993, first as Sales & Marketing Vice President and from July 1995 as Regions' Vice President.

     Alvaro Munoz-Ramirez. Financial Vice President. B.S. Degree in Industrial Engineering from Universidad Autonoma Latinoamericana and Degree in Financial Principles from the American Institute of Banking. From 1977 to 1993, he worked at Trust Company Bank in Atlanta, Georgia, serving in several departments such as international transactions, operations, marketing, and human resources. His last position was Assistant to the International Department Vice President. He was appointed to his current position in November 1993.

     David Paul Whitten, Operations Vice President. B.S. Degree in Electric Engineering from The University of Surrey in the United Kingdom. He has 26 years of experience in various positions with Cable & Wireless, plc. and Mercury Communications, one of its affiliates. From 1987 to 1994 he held several positions with Mercury Communications including Manager of the Microwave Department, Manager of Trunk, PCN Interconnect and Technological Planning Departments. From 1984 to 1987, he served as Chief Officer of the Radio Studies Department. From 1982 to 1984, he served as Manager of Radio Transmission. From 1972 to 1978 he was Radio Project Manager. He was seconded from C&W and has been employed by the Company since 1994.

     Jorge Echandia-Tobon, Marketing and Sales Vice President. B.S. Degree in Electronic Engineering from the Pontificia Universidad Bolivariana. Degrees in Finance, Foreign Trade and Marketing from Universidad Javeriana and EAFIT. From 1985 to 1994 he worked with Carvajal S.A. as Sales Manager for Medellin, National Marketing Manager and Commercial Manager for Cali, Medellin and Barranquilla. He joined the Company in 1994 as assistant to the Presidency and later on he was appointed to his current position.

STATUTORY AUDITOR

     The Company, as required by the Colombian Code of Commerce (Codigo de Comercio) (the "Code of Commerce"), has a statutory auditor ("Revisor Fiscal"). The statutory auditor is elected by the Shareholders' General Assembly for a one-year period beginning on the date of election. The statutory auditor may be reelected indefinitely. Pursuant to the Code of Commerce, the statutory auditor has the obligation to review the Company's financial statements, its tax filings and all other related documents in order to attest to their conformity with the accounting records. The statutory auditor also verifies the Company's compliance with shareholders and board of directors resolutions, applicable Colombian laws and regulations and orders or requests by Colombian government entities. The statutory auditor, who has no power over the Company's operations, is authorized to investigate and require correction of any irregularities, including by convening an extraordinary session of the Board of Directors or the Shareholders' General Assembly. The current statutory auditor is KPMG Peat Marwick, independent auditors.

MANAGEMENT COMPENSATION; PENSION

     While the Company's directors are not compensated for their services, as of December 31, 1995, the Company's officers were compensated according to the Colombian salary standards for executive officers in the telecommunications sector.

     For the year ended December 31, 1995, the aggregate compensation of all directors and executive officers of the Company was approximately Ps666 million.

     The Company is obligated by law to pay 10.125% of an employee's salary to the pension system chosen by the employee. The Company has no other retirement plan for employees.

                             PRINCIPAL SHAREHOLDERS

     Based upon the Company's shareholder's register, the following table sets forth, as of March 31, 1996, each owner of more than 5% of any class of the Company's voting securities. No shares of the Company's voting securities are owned by the Company's directors or officers. See "Description of Capital Stock".

                                                               NUMBER OF
                                                                 SHARES           PERCENT
                                                                 OWNED        OF CAPITAL STOCK
                                                               ----------     ----------------
    CLASS B SHARES:
    Antioquia Celular S.A....................................  19,864,154           24.00%
    Empresa Regional de Telecomunicaciones Celulares S.A.....  19,864,248           24.00%
    Empresa Cafetera Celular S.A.............................   8,069,863            9.75%
    Caribe Celular S.A.......................................  14,277,451           17.25%
    Cable and Wireless plc...................................  18,457,226           22.30%

     Antioquia Celular S.A., which owns 24.00% of the Company's outstanding voting securities, has among its principal shareholders Empresas Publicas de Medellin, the second largest public utility company in Colombia ("EPM"), and Empresas Departamentales de Antioquia, a state telecommunications company. Empresa Regional de Telecommunicaciones Celulares S.A., which owns 24.00% of the Company's outstanding voting securities, has among its principal shareholders Empresas Municipales de Cali, the fourth largest public utility company in Colombia ("EMCALI"), and private companies such as Carvajal S.A., one of the largest industrial companies in Colombia, and Corporacion Financiera del Valle S.A. ("Corfivalle"), one of the largest financial institutions in Colombia. Empresa Cafetera Celular S.A. ("ECCEL S.A."), which owns 9.75% of the Company's outstanding voting securities, has among its principal shareholders, Empresas Publicas de Pereira, Empresas Publicas de Manizales and Telearmenia, three telecommunication public utilities in the Western Region. Caribe Celular S.A., which owns 17.25% of the Company's outstanding voting securities, has among its principal shareholders many of the largest private enterprises that operate in the Caribbean region. C&W, which owns 22.30% of the Company's outstanding voting securities, is an international telecommunications company with revenues of L5.5 billion for the fiscal year ended March 31, 1996 and operations in over 50 countries including the United Kingdom, Hong Kong, Australia, Colombia and certain Caribbean countries. A C&W executive was seconded to, and is employed by, the Company as a member of the Company's senior management team.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

INTERCONNECTION AGREEMENTS

     The Company has entered into interconnection agreements with wireline operators which include EPM, EMCALI, Empresas Publicas de Manizales, Telearmenia and Empresas Publicas de Pereira and has executed a letter of intent to enter into an interconnection agreement with Empresas Departamentales de Antioquia and Telecom. All of these wireline operators beneficially own capital stock of the Company. The terms of the interconnection agreements include provisions for, among other things, the number of connection points, the method by which signals must be received and transmitted, and the assumption of responsibility for the cost of interconnection. The Company believes that these interconnection agreements contain terms substantially similar to the terms of the interconnection agreements between Cocelco and such wireline operators. In addition, the Company is currently negotiating lease agreements with ECCEL S.A., which owns 9.75% of the capital stock of the Company, and ERT (a shareholder of Empresa Regional de Telecomunicaciones Celulares S.A.), which beneficially owns approximately 3.84% of the capital stock of the Company, for the leasing of transmission capacity.

AGREEMENTS WITH CABLE AND WIRELESS plc

     The Company has had in the past several consulting arrangements with C&W for the provision of technical, commercial, financial, marketing and billing support. Although currently the Company does not have any consulting arrangement with C&W, the latter continues to provide advice with respect to technical, financial and equipment purchasing matters. As of December 31, 1995, the Company had paid C&W an aggregate amount of approximately, Ps2.1 billion (US$2.0 million) for services rendered in the last three years.

                      DESCRIPTION OF COMPANY INDEBTEDNESS

BANK FACILITY

     The description set forth below does not purport to be complete and is qualified by reference to the definitive documentation for the Credit Agreement entered into by the Company, ING Baring (U.S.) Securities, Inc. and Merrill Lynch & Co., as arrangers (the "Arrangers"), ING Bank, N.V. and ING (U.S.) Capital Corporation, as administrative and collateral agents (the "Agents"), and the financial institutions party thereto (the "Credit Agreement"), which is filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The Agents and the Arrangers have provided the Company with a term loan in an aggregate principal amount of U.S.$80.0 million (the "Term Loan"). The principal amount of the Term Loan is scheduled to be repaid in four semiannual amortizations, each equal to 10% of the principal amount thereof, commencing on the third anniversary of the closing date under the Credit Agreement, with the remaining 60% of the principal amount of the Term Loan due five years and one day after disbursement thereof. The interest rate per annum applicable to the Bank Facility is the sum of the Applicable Margin plus the applicable Eurodollar Rate. Such sum was equal to 9.3125% as of June 30, 1996. The Applicable Margin shall be 3.75%; provided, however, that if the Company satisfies certain leverage ratios, the Applicable Margin may be reduced by as much as 1%.

     The Company is required to make mandatory prepayments of the Term Loan in amounts, at times and subject to certain exceptions, (i) in respect of 100% of the cash proceeds of the issuance of equity in the Borrower in excess of U.S.$30.0 million or the issuance or incurrence of indebtedness not permitted pursuant to the Credit Agreement and (ii) in respect of 50% of the excess cash flow of the Company.

     The obligations of the Company under the Credit Agreement are secured by, among other things, (i) all of the Company's receivables originated from the provision of cellular communications and roaming and interconnection services,
(ii) the pledge of 99.99% (as of the date thereof) of the Company's outstanding common stock and (iii) the pledge of the Concession to operate its business, provided that the Lenders may not exercise any remedies thereunder prior to March 28, 1997.

     For the period described above until the restriction on the right of the Lenders to exercise their remedies under the pledge of the Concession expires, the Indenture will provide that should the Company enter into a bankruptcy reorganization (concordato) or liquidation under the laws of Colombia during such period, the Trustee will turn over to the Agents for the lenders under the Bank Facility all amounts that constitute proceeds of the Concession received pursuant to a bankruptcy reorganization (concordato)or liquidation until all the claims under the Bank Facility are satisfied.

     The Credit Agreement contains a number of significant covenants that, among other things, restrict the ability of the Company to create liens on assets, pay dividends, incur additional indebtedness, make investments or advances, engage in mergers or consolidations and otherwise restrict corporate activities. In addition, under the Credit Agreement, the Company is required to comply with specified financial ratios and tests, including quarterly recurring revenue, fixed charge coverage, interest coverage and maximum leverage.

     The Credit Agreement also contains provisions that limit the Company's ability to modify the Indenture relating to the Notes and to refinance the Notes.

OTHER INDEBTEDNESS

     As of June 30, 1996, the Company also had Ps 36.6 billion (US$34.2 million) of aggregate payments (without discount to present value) relating to leases and US$1.8 million of letters of credit.

                            DESCRIPTION OF THE NOTES

     The Old Notes were issued and the New Notes offered hereby will be issued under an indenture dated as of June 1, 1996 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions".

GENERAL

     The Notes will mature on March 15, 2004, will be limited to US$190,745,000 aggregate principal amount at maturity and will be general senior unsecured obligations of the Company. Based on the issue price thereof, the yield to maturity of the Notes is 14% per annum (computed on a semiannual bond equivalent basis) calculated from June 7, 1996.

     The Old Notes have been offered at a substantial discount from their principal amount at maturity. Cash interest will not accrue on the Notes prior to March 15, 2001. Thereafter, cash interest on the Notes will be payable at the applicable rate set forth on the front cover of this Prospectus, semiannually in arrears on each March 15 and September 15, commencing September 15, 2001, until the principal thereof is paid or duly provided for, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from March 15, 2001. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. (Sections 301, 305 and 1002) The Old Notes have been and the New Notes will be issued only in registered form without coupons and only in denominations of US$1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

ADDITIONAL AMOUNTS

     The Notes provide that any and all payments thereunder will be made free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto imposed by Colombia or any political subdivision thereof excluding any taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (i) resulting from the holder of a Note having some connection with Colombia or any political subdivision thereof other than the mere holding of or enforcement of or receipt of any payment with respect to such Note, (ii) the payment of which may be avoided by the holder of a Note complying with any certification, declaration or other reporting requirement concerning the nationality, residence, identity or connection with any taxing authority of such holder as the beneficial owner of such Note, (iii) that would not have been imposed but for the presentation (where presentation is required) of such Note for payment more than 30 days after the date such payment became due and payable or was duly provided for, whichever occurs later, (iv) in the nature of estate, inheritance, gift, sale, transfer, personal property or similar taxes, or (v) imposed on or with respect to any payment by the Company to the holder of a Note if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent such tax, levy, impost, deduction, charge or withholding would not have been imposed on a beneficiary or settlor with respect to such fiduciary, member of such partnership or the beneficial owner of such payment had such beneficiary, settlor, member or beneficial owner been the holder of such Note (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to collectively or individually as "Colombian Withholding Taxes"). If the Company is required by law to deduct any Colombian Withholding Taxes from or in respect of any sum payable under a Note, the sum payable thereunder shall be increased by the amount necessary so that after making all required deductions the holder of a Note will receive an amount equal to the sum it would have received had no such deductions been made (such additional amounts to be paid by the Company in accordance with the foregoing being "Additional Amounts").

     At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of principal, interest, if any, or any other amount payable, under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

RANKING

     The Notes are senior unsecured obligations of the Company, and the Indebtedness evidenced by the Notes ranks pari passu in right of payment with all other existing and future unsubordinated obligations of the Company (other than obligations preferred by statute or by operation of law), except to the extent that the provisions of the Indenture require the Trustee, during the period from the Issue Date until the restriction on the right of the Lenders to exercise their remedies under the pledge of the Concession expires, to turn over to the collateral agents for the lenders under the Bank Facility all amounts that constitute proceeds of the Concession received pursuant to a bankruptcy reorganization (concordato) or liquidation of the Company until all claims under the Bank Facility are satisfied, and senior in right of payment to all existing and future Indebtedness of the Company expressly subordinated in right of payment to any other Indebtedness of the Company. The Company currently has no subordinated Indebtedness outstanding. The Notes, however, are effectively subordinated to senior secured obligations of the Company with respect to the assets of the

Company securing such obligations, including Indebtedness under the Bank Facility, which are secured by, among other things, (i) all of the Company's receivables originated from the provision of cellular communications and roaming and interconnection services and (ii) when such pledge is permitted by law, but not earlier than May 1, 1997, the Concession to operate its business. The Indebtedness under the Bank Facility is also secured by a pledge of 99.99% of the Company's outstanding common stock. See "Description of Company
Indebtedness -- Bank Facility". As of June 30, 1996, Indebtedness of the Company was approximately US$181.8 million, of which US$80.0 million was senior secured Indebtedness and US$101.8 million was senior unsecured Indebtedness. Subject to certain limitations, the Company and any Restricted Subsidiary may incur additional Indebtedness, including secured Indebtedness, in the future.

MANDATORY REDEMPTION

     The Company will redeem 50% of the original aggregate principal amount at maturity of the Notes on March 15, 2003 at 100% of the principal amount thereof, together with accrued and unpaid interest to the redemption date on a pro rata basis from Persons in whose name the Notes (or any predecessor Note) are registered at the close of business on March 1, 2003. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

OPTIONAL REDEMPTION

     Redemption at the Option of the Company. The Notes are redeemable at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice (i) at 100% of the principal amount thereof if redeemed prior to September 15, 2000, (ii) 107.5% of the Accreted Value thereof if redeemed during the six months beginning September 15, 2000 and
(iii) at the redemption prices (expressed as percentages of principal amount) set forth below, in each case together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

                                                                                REDEMPTION
    YEAR                                                                          PRICE
    --------------------------------------------------------------------------  ----------
    2001......................................................................     107.0%
    2002......................................................................     103.5%
    2003 and thereafter.......................................................     100.0%

     In addition, at any time prior to March 15, 1999 the Company may redeem up to 33% of the original aggregate principal amount at maturity of the Notes within 45 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 114% of the Accreted Value thereof, provided that no less than 67% of the original aggregate principal amount at maturity of the Notes remains outstanding.

     For certain restrictions on the Company's ability to redeem the Notes, see "-- Prepayment Events Prior to First Anniversary", "-- Prepayment Events Prior to Third Anniversary" and "Foreign Investment and Exchange Controls".

     Redemption at the Option of the Company for Changes in Colombian Withholding Tax. The Notes are redeemable at the option of the Company, as a whole, but not in part, at any time upon not less than 30 nor more than 60 days' prior notice at 100% of the Accreted Value on the date of redemption, together with accrued interest, if any, to the date of redemption, in the event the Company has become or would be obligated to pay, on any date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Colombia (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the Issue Date (a "Tax Redemption").

     For certain restrictions on the Company's ability to redeem the Notes, see "-- Prepayment Events Prior to First Anniversary", "-- Prepayment Events Prior to Third Anniversary" and "Foreign Investment and Exchange Controls in Colombia".

     Selection and Notice. If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a Note not redeemed to less than US$1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1104, 1105, 1107 and 1108).

     Prepayment Events Prior to First Anniversary. Colombian law currently prohibits the prepayment of the Notes within one year of their issuance, whether by redemption, repurchase, acceleration or otherwise. Accordingly, the Company will not be able to effect an optional redemption, including a Tax Redemption, during such period as long as such limitation is in effect. In addition, as long as such limitation under Colombian law is in effect, in the event any mandatory redemption, repurchase, acceleration or other event requiring repayment occurs on or prior to the first anniversary of the Issue Date, in lieu of such redemption, repurchase, acceleration or other prepayment, the Company will be required to deposit with the Trustee cash and/or United States Government Obligations in an amount (without taking into account the payment of interest thereon) sufficient to make such prepayment with respect to the Notes on the first Business Day after the first anniversary of the Issue Date ("First Anniversary Date") at a price which the Company would have had to pay with respect to such a prepayment occurring on the First Anniversary Date; provided, however, that in the event of an offer to purchase described under "Certain Covenants -- Purchase of Notes upon a Change of Control," the Company would have to deposit with the Trustee an amount (without taking into account the payment of interest thereon) sufficient to repurchase all of the Notes. Any funds deposited with the Trustee (together with any additional funds provided by the Company, if necessary) will be used by the Trustee to make the required prepayment on the Notes on the First Anniversary Date. If the Company shall have made the deposit with the Trustee as described in this paragraph, it will not be in default of its obligations to redeem or repurchase the Notes prior to the day on which the Notes are to be redeemed or repurchased as provided in the preceding sentence.

     Prepayment Events Prior to Third Anniversary. Colombian law currently imposes certain deposit requirements on the Company upon a redemption, repurchase, acceleration or other event requiring repayment on or prior to the third anniversary of the Issue Date. See "Foreign Investment and Exchange Controls in Colombia". Accordingly, in the event of an optional redemption, including a Tax Redemption, a repurchase described under "Certain
Covenants -- Purchase of Notes upon a Change of Control" or any prepayment of Notes upon acceleration on or prior to the third anniversary of the Issue Date and after the one-year period described in the preceding paragraph, the Company must comply with applicable law, including making the deposit required by the Central Bank as described under "Foreign Investment and Exchange Controls in Colombia" should such requirement then exist, prior to such redemption, purchase or acceleration of the Notes. In addition, the Indenture provides that in the event of any Excess Proceeds Offer from any Asset Sale on or prior to the third anniversary of the Issue Date in which more than 40% of the aggregate principal amount at maturity of the Notes (or such lesser amount that, when added to the Notes previously redeemed or purchased, would exceed 40% of the aggregate principal amount at maturity of the Notes) have been tendered for purchase, the Company may (i) make the deposit required by the Central Bank as described under "Foreign Investment and Exchange Controls in Colombia" and thereafter complete the repurchase pursuant to the Excess Proceeds Offer or (ii) purchase pro rata 40% of the aggregate principal amount at maturity of the Notes (or such lesser amount that would result, together with any prior redemption or purchase, in an aggregate of 40% of the aggregate principal amount at maturity of the Notes having been redeemed or purchased) and in lieu of the redemption of the remainder of such tendered Notes, deposit with the Trustee cash or United States Government Obligations in an amount (without taking into account the payment of interest thereon) sufficient to purchase such remaining Notes on the first Business Day after the third anniversary of the Issue Date at a purchase price equal to the Accreted Value of the Notes together with accrued interest to the date of purchase. Any funds deposited with the Trustee (together with any additional funds provided by the Company, if necessary) will be used by the Trustee to make the required prepayment on the Notes on the first Business Day after the third anniversary of the Issue Date. If the Company shall have made the deposit with the Trustee as described in this paragraph, it will not be in default of its obligations to redeem or repurchase the Notes prior to the day on which the Notes are to be redeemed or repurchased as provided in the preceding sentence.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. (a) The Company will not create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless at the time of such incurrence the ratio of (x) the aggregate consolidated principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the incurrence of such Indebtedness and any other Indebtedness incurred since such balance sheet date and the receipt and application of the proceeds thereof and the repayment of any other Indebtedness repaid since such balance sheet date to (y) Annualized Pro Forma Consolidated Cash Flow would be less than or equal to (i) 7.5 to 1 from the Issue Date until June 7, 1998 and (ii) 6.5 to 1 thereafter. (Section 1010(a))

     (b) The Company will not permit any Restricted Subsidiary to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness. (Section 1010(b))

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Capital Stock of any Restricted Subsidiary (other than Capital Stock of any Wholly Owned Restricted Subsidiary or Capital Stock of the Company held by any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; or

          (iv) make any Investment (other than any Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of:

          (A) the remainder of (x) cumulative Consolidated Cash Flow of the Company during the period (taken as a single accounting period) beginning on the first day of the fiscal quarter of the Company beginning after the Issue Date and ending on the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements of the

     Company are available minus (y) the product of 1.75 times cumulative Consolidated Interest Expense of the Company during such period, plus

          (B) the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities and property received after the Issue Date by the Company as capital contributions or from the issuance or sale (other than to any Restricted Subsidiary) of shares of Qualified Capital Stock of the Company or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

          (C) the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities and property received after the Issue Date by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate Net Cash Proceeds and the Fair Market Value of property received by the Company at the time of such conversion or exchange, plus

          (D) to the extent not otherwise included in the Consolidated Cash Flow of the Company, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than the Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary after the Issue Date from such Person and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

          (E) US$2.5 million.

     (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii), (iii), (iv) and (v) below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above (such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above), provided, however, that such dividend (but not the declaration thereof) shall be included in the calculation of the amount of Restricted Payments;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company, provided, however, that (A) such purchase, redemption or other acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and (B) the aggregate net cash proceeds (to the extent used for such purchase, redemption, acquisition or retirement) and the Fair Market Value of such Capital Stock received by the Company from such issuance and sale shall be excluded from the calculation of amounts available for Restricted Payments under clause (3) of paragraph
     (a) above;

          (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company, provided, however, that (A) such purchase, redemption, defeasance or other acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and (B) the aggregate net cash proceeds (to the extent used for such purchase, redemption, defeasance, acquisition or retirement) and the Fair Market Value of such Subordinated Indebtedness received by the Company from such issuance and sale shall be excluded from the calculation of amounts available for Restricted Payments under clause (3) of paragraph (a) above;

          (iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed (1) the principal amount (or, if such Subordinated Indebtedness being refinanced was incurred with original issue discount, the aggregate accreted value as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus (2) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing plus
     (3) the amount of any fees and expenses incurred to accomplish such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Indebtedness being refinanced, provided, however, that such purchase, redemption, defeasance or other acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

          (v) the repurchase of Warrants in accordance with the terms of the Warrant Agreement, provided, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments.

     (c) In computing Consolidated Cash Flow and Consolidated Interest Expense of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Cash Flow and Consolidated Interest Expense of the Company for any period. (Section
1011)

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company and all Restricted Subsidiaries in compliance with the other provisions of the Indenture and (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law. (Section 1012)

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to enter into or suffer to exist, directly or indirectly, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or a Wholly Owned Restricted Subsidiary) unless such transaction is entered into in good faith and (i) such transaction or series of transactions are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with a third party that is not an Affiliate, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than US$5 million, the Company will deliver an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company or, in the event no members of the Board of Directors of the Company are Disinterested Directors with respect to such transaction or series of transactions, the Company will obtain a written opinion from an internationally recognized United States, United Kingdom or European investment banking firm to the effect that such transaction or series of related transactions is fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view and (iii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of US $10 million, the Board of Directors will approve the fairness of such transaction after the Company has obtained a written opinion from an internationally recognized United States, United Kingdom or European investment banking firm to the effect set forth in the preceding clause (ii); provided, however, that no opinion from an investment banking firm will be required with respect to interconnection agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and provided further that this covenant will not restrict (1) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, (2) the performance of the Company's obligations under agreements existing on the Issue Date and listed on a schedule to the Indenture; provided that any amendments or modifications to the terms of such agreements shall be no less favorable to the Company than the terms existing on the Issue Date, (3) the grant of stock options or similar rights to acquire Capital Stock to employees and directors of the Company pursuant to plans approved by the Board of Directors provided that, in the aggregate, the shares underlying such options or similar rights issued since the Issue Date (exclusive of any shares underlying such options or similar rights required to be issued by law) shall not exceed 5% of the outstanding Common Stock of the Company on a fully diluted basis at the date of determination, (4) loans or advances to employees in the ordinary course of business in an aggregate amount not to exceed US$1 million at any one time outstanding and (5) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments". (Section 1013)

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien. (Section
1014)

     Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of US$1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the Accreted Value thereof plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest or accrete in value, as the case may be; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest or accrete in value after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1015)

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "-- Events of Default".

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness", "-- Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries", "-- Limitation on Liens" and "-- Limitation on Sale and Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     As indicated under "-- Prepayment Events Prior to First Anniversary," the Company is currently prohibited under Colombian law from making any prepayment of the Notes, including pursuant to a Change of Control Offer, on or prior to the first anniversary of the Issue Date, and if the Company is required to make a Change of Control Offer while such prohibition is in effect, the Company will be required to deposit with the Trustee cash and/or United States Government Obligations in an amount sufficient (without taking into account the payment of interest thereon) to acquire all of the Notes on the first Business Day after the first anniversary of the Issue Date. Under current Colombian law, any prepayment of the Notes within three years of the Issue Date and after the one-year period described in the preceding sentence resulting in more than 40% of the aggregate principal amount at maturity of the Notes being redeemed would impose certain deposit requirements on the Company, and the Company will be required to comply with applicable law, including making such deposit should such requirement then exist, prior to consummating any Change of Control Offer. See "-- Prepayment Events Prior to Third Anniversary" and "Foreign Investment and Exchange Controls in Colombia".

     The Company will comply with any applicable securities laws and regulations in connection with a Change of Control Offer. (Section 1015)

     The Company will not enter into any agreement (other than the Bank Credit Agreement or agreements governing Indebtedness in effect on the date of the Indenture) that would prohibit the Company from making a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase. (Section 1015)

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the assets subject to such Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or Cash Equivalents and
(iii) immediately before and immediately after giving effect to such Asset Sale, no Default or Event of Default shall have occurred and be continuing or be anticipated to occur.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after the later of such Asset Sale or the receipt of such Net

Cash Proceeds, to (i) permanently repay or prepay any then outstanding secured Indebtedness of the Company under the Bank Credit Agreement or other secured Indebtedness of the Company that is not subordinated to payment of the Notes or Indebtedness of any Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, that (x) existed on the date of the Indenture or (y) is a Permitted Telecommunications Business. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds".

     (c) When the aggregate amount of Excess Proceeds exceeds US$10 million, the Company shall, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount of Notes that may be purchased with the Excess Proceeds (rounded down to the nearest multiple of $1,000). The offer price as to each Note shall be payable in cash in an amount equal to 100% of the Accreted Value of such Note plus accrued interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero. (Section 1016)

     As indicated under "-- Prepayment Events Prior to First Anniversary," the Company's ability to prepay the Notes, including pursuant to an Excess Proceeds Offer, on or prior to the first anniversary of the Issue Date is prohibited by Colombian law, and if the Company is required to make an Excess Proceeds Offer while such prohibition is in effect, the Company will be required to deposit with the Trustee cash and/or United States Government Obligations in an amount sufficient (without taking into account the payment of interest thereon) to acquire the Notes on the first Business Day after the first anniversary of the Issue Date. Under current Colombian law, any purchase of the Notes within three years of the Issue Date and after the one-year period described in the preceding sentence resulting in more than 40% of the aggregate principal amount at maturity of the Notes being redeemed or repurchased would impose certain deposit requirements on the Company, and the Company may elect to make such deposits or purchase the Notes up to such limit and deposit with the Trustee amounts sufficient to acquire the remainder of the Notes on the first Business Day after the third anniversary of the Issue Date. If the Company shall have made the deposit with the Trustee as described in this paragraph, it will not be in default of its obligations to make an Excess Proceeds Offer prior to the day on which the applicable Notes are to be acquired pursuant to this paragraph. See "-- Prepayment Events Prior to Third Anniversary" and "Foreign Investment and Exchange Controls in Colombia".

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Company complies with the "Limitation on Sale of Assets" covenant. (Section 1017)

     Limitation on the Activities of the Company. The Company and its Restricted Subsidiaries will not engage in any business other than the business of the Company or its Restricted Subsidiaries existing on the Issue Date and any Permitted Telecommunications Business and the making of Investments permitted by
Section 1011. (Section 1018)

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted

Subsidiary that, directly or indirectly, owns any Capital Stock of such Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary that, directly or indirectly, owns any Capital Stock of such Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary that, directly or indirectly, owns any Capital Stock of such Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture that would not materially adversely affect the Company's ability to satisfy its obligations under the Notes and the Indenture), except, in each case, for such encumbrances or restrictions existing under or by reason of (i) the Notes and the Indenture, (ii) any agreement in effect on the Issue Date,
(iii) applicable law, (iv) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject, (v) any agreement or other instrument of a Person, or pertaining to property or assets, acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (vi) any Lien permitted by the "Limitation on Liens" covenant, (vii) any encumbrance or restriction contained in contracts for sales of assets or Capital Stock of a person with respect to the assets or Capital Stock to be sold (or the assets owned by the Person whose Capital Stock is to be sold) pursuant to such contract that terminates upon the earlier of the termination of such agreement or the consummation of such sale and (viii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i), (ii) and (v); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced. (Section 1019)

     Reports. The Company will file with the Trustee and provide the holders of Notes, within 15 days after it files them with the SEC, copies of its annual and quarterly reports and other information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to
Section 13(a) or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with or furnish to the SEC and provide to the Trustee and to the holders of Notes and potential purchasers of Notes upon written request to the Trustee by any holder of Notes, potential purchaser of Notes or Initial Purchaser: (i) within 140 days after the end of each fiscal year, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 10-Q (or required in any successor form); and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). Financial statements of the Company contained in any such report will be prepared in accordance with Colombian GAAP and each such report referred to in clauses (i) and (ii) above will contain a reconciliation to U.S. GAAP consistently applied and will be prepared in accordance with the applicable rules and regulations of the SEC. (Section 1009)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis as an entirety to any other Person or Persons, unless at the time and immediately after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis as an entirety (the "Surviving Entity") (1) will be a corporation duly organized and validly existing under the laws of Colombia and (2) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and
(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the most recent full fiscal quarter for which financial statements are available prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least US$1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant. (Section 801)

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate (attaching the authentic computations to demonstrate compliance with clauses (iii) and (iv) above) and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes. (Section 802)

EVENTS OF DEFAULT

          The following will be "Events of Default" under the Indenture:

          (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant;

          (iv) default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (v) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Subsidiary aggregating US$3 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Subsidiary aggregating US$3 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment prior to the stated maturity thereof);

          (vi) any holder of any Indebtedness in excess of US$3 million in the aggregate of the Company or any Subsidiary shall commence judicial proceedings, or take other action to foreclose on any assets of the Company or any Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Subsidiary or in accordance with applicable law subsequent to a default in the performance, or breach, of any covenant or warranty of the Company contained in any agreement or instrument evidencing any such Indebtedness;

          (vii) one or more final judgments or orders shall be rendered against the Company or any Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of US$3 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (viii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary; or

          (ix) the Company does not continue to be the holder of the Concession (provided that the pledge of the Concession as security under the Bank Facility shall not be deemed to be a transfer of the Concession) or the Concession to provide cellular service is not in full force and effect. (Section 501)

     If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders shall, declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all Notes,
(ii) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502)

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. (Section 601)

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five Business Days of the occurrence of any Default.

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquired any conflicting interest, it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

BANKRUPTCY ("CONCORDATO")

     Under Colombian law, the procedure for bankruptcy differs from that in the United States. Under Law 222/1995, which will come into effect as of June 21, 1996, upon admittance of the Company to the "concordato" proceeding the Company cannot make any payment or settle any of its obligations (including the Notes and the Bank Facility) without obtaining a written consent of the Superintendency of Corporations. Furthermore, the Company is restricted from making any payments, as from the same date of admission to "concordato" and until (i) the "concordato" proceeding is terminated by the Superintendency of Corporations because of failure to reach any agreement or (ii) an agreement is reached between the Company and its creditors during the "concordato" and is declared by the Superintendency of Corporations to have been (x) fulfilled or
(y) terminated due to a breach of obligations under such agreement. Any creditor who fails to file a timely claim under the "concordato" will be barred from the "concordato" proceeding (except if during any hearing such creditor is accepted to be a party of the "concordato" agreement) and cannot receive any payment from the debtor during the period referred to in the preceding sentence, although the statute of limitations applicable to such creditor's claim will be tolled during such period. The Concession cannot be terminated by the Ministry of Communications based on the grounds that the Company is then the subject of a "concordato" proceeding (See "Regulation -- Termination Upon Default in Performance").

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company upon the Notes discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all their other obligations under such Notes and the Indenture insofar as such Notes are concerned except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302 and 1303)

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no (a) Default in the payment of principal of or premium, if any, or interest on any Note or a Default resulting from the occurrence of certain events of bankruptcy, insolvency or reorganization, or (b) Event of Default with respect to the Notes (other than as a result of a breach of the provisions described under "Consolidation, Merger and Sale of Assets" arising from a merger or consolidation occurring contemporaneously with such defeasance) will have occurred and be continuing on the date of, or immediately after, such deposit or, insofar as an event of bankruptcy, insolvency or reorganization is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound;
(iv) in the case of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since May 31, 1996, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (i) either (a) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the

Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;
(ii) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Company and the Trustee with the consent (including consents obtained in connection with a tender offer or exchange for the Notes) of the holders of a majority in aggregate outstanding principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any) or the rate of interest thereon or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (ii) amend, change or modify in any material respect the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes Upon a Change of Control" covenant, including, in each case, amending, changing or modifying in any material respect any definition relating thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or (v) except as otherwise permitted under "Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Company of any of its obligations under the Indenture. (Sections 901 and 902)

     Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Company or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture and in the Notes in accordance with "-- Consolidation, Merger, Sale of Assets;" (b) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any other obligor upon the Notes, as applicable, in the Indenture or in the Notes;
(c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or the Notes which may be defective or inconsistent with any other provision in the Indenture or the Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a guarantor of the Notes under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. (Section 602)

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. The Company has submitted to the jurisdiction of any United States federal or state court located in New York, New York for the purposes of all legal actions and proceedings instituted in connection with Notes and the Indenture. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Enforceability of Civil Liabilities" and "Enforcement of Foreign Judgments in Colombia".

CERTAIN DEFINITIONS

     "Accreted Value" is defined to mean, for any specified date, the amount provided below for each US $1,000 principal amount at final maturity of Notes:

          (i) if the specified date occurs on one of the following dates (each a "Semiannual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

                            SEMIANNUAL ACCRUAL DATE                      ACCRETED VALUE
        ---------------------------------------------------------------  --------------
        September 15, 1996.............................................      US $543.93
        March 15, 1997.................................................          582.01
        September 15, 1997.............................................          622.75
        March 15, 1998.................................................          666.34
        September 15, 1998.............................................          712.99
        March 15, 1999.................................................          762.90
        September 15, 1999.............................................          816.30
        March 15, 2000.................................................          873.44
        September 15, 2000.............................................          934.58
        March 15, 2001.................................................        1,000.00

          (ii) if the specified date occurs before the first Semiannual Accrual Date, the Accreted Value will equal the sum of (a) US$524.26 and (b) an amount equal to the product of (1) the Accreted Value for the first Semiannual Accrual Date less US$524.26 multiplied by (2) a fraction, the numerator of which is the number of days from the Issue Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the specified date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such specified date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual

     Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the specified date occurs after the last Semiannual Accrual Date, the Accreted Value will equal US$1,000.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's voting Capital Stock or any executive officer or director of any such specified Person or other Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Pro Forma Consolidated Cash Flow" of the Company means the Consolidated Cash Flow of the Company for the most recent full fiscal quarter for which consolidated financial statements are available giving pro forma effect to the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such fiscal quarter, as if such acquisition or disposition occurred on the first day of such fiscal quarter, multiplied by four.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any shares of Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary); (b) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (c) any other properties or assets of any division or line of business of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger, Conveyance, Transfer or Lease," (ii) by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary, or (iii) having a Fair Market Value per transaction or series of related transactions of less than US$750,000.

     "Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor exercisable unilaterally, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Bank Credit Agreement" means the credit agreement dated as of June 7, 1996 among the Company, the Banks and ING Baring (U.S.) Securities, Inc. and Merrill Lynch & Co., as arrangers, and ING Bank N.V. and ING (U.S.) Capital Corporation, as administrative and collateral agents, as such agreement may be amended, renewed, extended, substituted, restated, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, restatements, refinancings, restructurings, supplements or other modifications of the foregoing, including by more than one agreement,); provided that with respect to any agreement providing for the refinancing of Indebtedness under the Bank Credit Agreement, such agreement shall be a Bank Credit Agreement under the Indenture only if a notice to that effect is delivered by the Company to the Trustee.

     "Banks" means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

     "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions in New York City are not required to be open.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

     "Capitalized Lease Obligation" means any obligation of the Company or a Restricted Subsidiary under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or the Republic of Colombia or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America or the Republic of Colombia, as the case may be, is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than US$500 million; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, as the case may be, in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the United States Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the United States Comptroller of the Currency; (e) Colombian Peso deposits, with maturities of not more than 12 months from the date of acquisition, in (i) Banco de Colombia, Banco Ganadero, Banco Industrial Colombiano or Banco de Bogota or (ii) any other bank or financial institution incorporated under the laws of the Republic of Colombia with total assets exceeding the equivalent of US$350 million, provided that the aggregate principal amount of any such deposits in banks described in this subclause (ii) shall not exceed the equivalent of US$10 million at any time outstanding; (f) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the Republic of Colombia and backed by the full faith and credit of the Republic of Colombia maturing within one year from the date of acquisition, in each case entered into with any of the Colombian banks specified in the preceding clause (e), provided that such agreement with banks described in subclause (e)(ii) shall be deemed a deposit for purposes of the US$10 million limit in such subclause; and (g) investments in money market funds all of the assets of which consist of securities of the types described in the foregoing clauses (a) through (f).

     For the purposes only of the covenant described under "-- Certain Covenants -- Limitations on Sales of Assets" and the definition of Net Cash Proceeds, the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company and all Restricted Subsidiaries from all liability on such Indebtedness in connection with such Asset Sale shall be deemed to be a Cash Equivalent.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) where immediately thereafter no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation;
(c) a majority of the Board of Directors of the Company has been nominated by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders or a depositary or custodian for any depositary receipts in respect of shares of Voting Stock of the Company, provided that such depositary or custodian is not acting at the direction of any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders; (d) Colombia or any of its instrumentalities (including, without limitation, departments, districts and municipalities), including government-owned corporations or public entities, owns more than 50% of the Voting Stock of the Company; or (e) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under " -- Consolidation, Merger, and Sale of Assets."

     "Common Stock" means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, in each case, par value 1,000 Pesos per share, of the Company.

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of such combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to another Restricted Subsidiary or to the Company is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (f) any non-cash

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

items of the Company and any Restricted Subsidiary (including monetary corrections) increasing Consolidated Adjusted Net Income for such period (other than items that will result in the receipt of cash payments).

     "Consolidated Cash Flow" of the Company means, for any period, the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Adjusted Net Income, in each case, for such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for Colombian national, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries during such period, plus (c) cash and non-cash dividends (other than in the form of Qualified Capital Stock of the Company) paid on Redeemable Capital Stock by the Company and any Restricted Subsidiary (to any Person other than the Company and any Wholly Owned Restricted Subsidiary), in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and
(y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

     "Consolidated Net Worth" means, at any date, the stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and any Restricted Subsidiary, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and any Restricted Subsidiary (including monetary corrections) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in currency exchange rates.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, a price which could be negotiated in an arm's length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in Colombia consistently applied, that are in effect on the Issue Date.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities (other than obligations with respect to trade letters of credit securing obligations entered into in the ordinary course of business of such Person for the import of equipment used in the business of such Person or inventory for sale to customers to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements, (f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements).

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. Notwithstanding the foregoing, "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means June 7, 1996.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of, or is otherwise required by the terms of, such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Permitted Holders" means C&W, ERT Celular S.A., Caribe Celular S.A., Ancel S.A. and Eccel S.A., and their respective successors.

     "Permitted Indebtedness" means any of the following:

     (a) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed US$80 million.

     (b) Indebtedness of the Company pursuant to the Notes;

     (c) Indebtedness of the Company outstanding on the Issue Date and listed on a schedule thereto;

     (d) Indebtedness of the Company owing to any Wholly Owned Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further that any (i) disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Wholly Owned Restricted Subsidiary) or (ii) event which causes such Restricted Subsidiary to cease to be a Restricted Subsidiary shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (d);

     (e) obligations of the Company entered into in the ordinary course of business (i) pursuant to bona fide Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness, and (ii) pursuant to bona fide Currency Agreements entered into by the Company or any of its Restricted Subsidiaries and designed to protect such Person against fluctuation in currency values in respect of its (x) assets or (y) obligations;

     (f) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of Indebtedness incurred pursuant to clause (c) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed (1) the principal amount (or, if such Indebtedness being refinanced was incurred with original issue discount, the aggregate accreted value as of the date of determination) so refinanced, plus (2) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus (3) the amount of any fees and expenses incurred to accomplish such refinancing, (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (iii) such new Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced and a final Stated Maturity later than the final Stated Maturity of the Indebtedness being refinanced; and

     (g) Indebtedness of the Company in an aggregate principal amount not in excess of US$35 million at any one time outstanding, of which an amount not in excess of US$25 million at any one time outstanding may be Secured Indebtedness.

     For the purposes of the foregoing definition, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness in the definition of Permitted Indebtedness, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness referred to above.

     "Permitted Investments" means any of the following:

     (a) Investments in Cash Equivalents;

     (b) Investments in the Company or any Wholly Owned Restricted Subsidiary;

     (c) intercompany Indebtedness to the extent permitted under clause (d) of the definition of "Permitted Indebtedness" and clause (a) of the definition of "Permitted Subsidiary Indebtedness";

     (d) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Wholly Owned Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

     (e) loans and advances to employees in the ordinary course of business in an aggregate amount not to exceed US$1 million at any one time outstanding;

     (f) Investments in Unrestricted Subsidiaries or any other Person that is not a Restricted Subsidiary in an amount not to exceed $15 million in aggregate, which Unrestricted Subsidiaries or Persons are in the business of the Company or its Restricted Subsidiaries existing on the Issue Date or in any Telecommunications Business;

     (g) receivables owing to the Company or any Restricted Subsidiary, including receivables arising from the sale of handsets to customers and distributors, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; or

     (h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business.

     "Permitted Liens" means the following types of Liens:

     (a) Liens (other than Liens securing Indebtedness under the Bank Credit Agreement) existing as of the Issue Date;

     (b) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the Bank Credit Agreement in a principal amount not to exceed the principal amount of the outstanding Indebtedness permitted by clause (a) of the definition of "Permitted Indebtedness".

     (c) Liens on property or assets of the Company or any Restricted Subsidiary securing Secured Indebtedness in a principal amount not to exceed the principal amount of Secured Indebtedness permitted by clause (g) of the definition of "Permitted Indebtedness;"

     (d) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

     (e) Liens on any property or assets of the Company or any Restricted Subsidiary securing the Notes;

     (f) any interest or title of a lessor under any Capitalized Lease Obligation or Sale and Leaseback Transaction so long as the Attributable Value secured by such Lien does not exceed US$2 million;

     (g) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding;

     (h) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

     (i) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

     (j) survey exceptions, title defects, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

     (k) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (l) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

     (m) Liens securing obligations of the Company under Interest Rate Agreements or Currency Agreements or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

     (n) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries or by the Person acquiring such assets;

     (o) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (p) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or improvements or additions to, property of the Company or any Restricted Subsidiary (other than Liens under any Capitalized Lease Obligation or Sale and Leaseback Transaction described in clause (f) above); provided, however, that (i) the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred and
(ii) the Lien securing such Indebtedness shall be created within 120 days of such construction, purchase, lease, improvement or addition; and

     (q) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (p); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Permitted Subsidiary Indebtedness" means any of the following:

     (a) Indebtedness of a Restricted Subsidiary owing to the Company or to a Wholly Owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (a);

     (b) Indebtedness incurred by a Person prior to the time (i) such Person became a Restricted Subsidiary of the Company, (ii) such Person merges into or consolidates with a Restricted Subsidiary of the Company or (iii) another Restricted Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Company), which Indebtedness was not incurred in anticipation of such transaction and was outstanding prior to such transaction; and

     (c) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by a Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary incurred pursuant to clause
(b) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as any such new Indebtedness shall be in a principal amount that does not exceed (1) the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus (2) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing plus (3) the amount of any fees and expenses incurred to accomplish such refinancing.

     For purposes of the foregoing definition, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness in the definition of Permitted Subsidiary Indebtedness, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness referred to above.

     "Permitted Telecommunications Business" means any nonwireline telecommunications business, including cellular, satellite, data transmission and personal communications businesses.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Public Equity Offering" means a bona fide offer and sale of Common Stock of the Company or American Depositary Receipts representing such Common Stock pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company); provided that at least 50% or, if less, US$35 million, of the shares or American Depositary Receipts issued and sold in such offering are listed or quoted on the Nasdaq Stock Market or a stock exchange in the United States.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated

Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc., and its successors.

     "Secured Indebtedness" means Indebtedness of the Company secured by property or assets of the Company or any Restricted Subsidiary.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

     "Telecommunications Business" means any wireline or nonwireline telecommunications business, including cellular, satellite, data transmission and personal communications businesses.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company, and (iv) neither the Company nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur US$1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock of such Subsidiary (other than a de minimis number of director's qualifying shares or de minimis Investments by non-U.S. nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                    BOOK-ENTRY, DELIVERY AND FORM PROCEDURES

GENERAL

     The Old Notes offered and sold in reliance on Regulation S under the Securities Act were initially represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Regulation S Global Note") which was registered in the name of a nominee of DTC and deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Euroclear System ("Euroclear") or Cedel Bank S.A. ("CEDEL"). The Old Notes offered and sold to "qualified institutional buyers" ("QIBs") in reliance on Rule 144A under the Securities Act were initially represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Rule 144A Global Note," and, together with the Regulation S Global Note, the "Old Global Notes") which was registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Notes represented thereby with the Trustee as custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. The Old Notes offered and sold to institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act were initially delivered in certificated fully registered form only (the "Restricted Certificated Notes"). Except as set forth below, it is expected that the New Notes Issued pursuant to the Exchange Offer will be issued in global form (the "New Global Notes", and, with the Old Global Notes, the "Global Notes").

GLOBAL NOTES

     Upon the issuance of the New Global Notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such New Global Note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by the Exchange Agent. Ownership of beneficial interests in a New Global Note will be limited to persons who are members of, or participants in, DTC (the "Agent Members") or persons who hold interests through Agent Members. Ownership of beneficial interests in the New Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Agent Members) and the records of Agent Members (with respect to interests of persons other than Agent members).

     So long as DTC, or its nominee, is a registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the absolute owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes, and Agent Members, as well as any other persons on whose behalf Agent Members may act (including Euroclear and CEDEL and account holders and participants therein), will have no rights under the Indenture or under a Global Note. Owners of beneficial interests in a Global Note will not be considered to be the owners or holders of any Notes under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to exchange or transfer that interest, except in accordance with the applicable procedures of DTC (the "Applicable Procedures").

     Payments in respect of each Global Note registered in the name of DTC's nominee will be made to the order of DTC's nominee as the registered owner of such Global Note. None of the Company, the Trustee or the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit the accounts of Agent Members with payments in the amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by Agent Members to owners of beneficial interests in such Global Note held through such Agent Members be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Agent Members.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with the Applicable Procedures and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Agent Members to whose account the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Agent Member or Agent Members has or have given such direction.

     The Company understands: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trustee nor the Warrant Agent will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under rules and procedures governing its operations.

CERTIFICATED NOTES

     New Notes issued in exchange for Old Notes held by institutional "accredited investors" which are not QIBs within the meaning of Rule 144A of the Securities Act will be issued in the form of registered definitive certificates ("Certificated Notes"). Upon transfer of Certificated Notes to a QIB, such Certificated Notes may be transferred to a Global Note upon delivery of appropriate certifications to the Trustee.

     In addition, interests in a Global Note will be exchangeable or transferable, as the case may be, for Certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Notes and Noteholders who hold more than 25% in aggregate principal amount of the Notes at the time outstanding represented by the Global Notes advise the Trustee through DTC in writing that the continuation of a book-entry system through DTC (or a successor thereto) with respect to the Global Notes is no longer required. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Notes to be delivered. Upon the transfer, exchange or replacement of Old Notes bearing such legend, or upon specific request for removal of such legend, the Company shall deliver only Notes that bear a legend as to restrictions on transfer of such Note, or shall refuse to remove such legend, as the case may be, unless there is delivered to the Company and the Trustee a certificate in the form provided in the Indenture or such satisfactory evidence as may reasonably be required by the Company, which may include an opinion of United States counsel, that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

                                    TAXATION

     The following discussion summarizes certain Colombian and United States federal income tax consequences of the acquisition, ownership and disposition of Notes. Although the following discussion does not purport to describe all of the tax considerations that may be relevant to holders of the Notes, it summarizes the material Colombian tax consequences to Non-Colombian Holders (as defined herein) of holding Notes and the material United States federal income tax consequences to United States Holders (as defined herein) of holding Notes.

     The statements regarding United States and Colombian tax laws and practices set forth below are based on the laws in force and as applied in practice on the date of this Prospectus and are subject to changes to those laws and practices, and any relevant judicial decision, subsequent to the date of this Prospectus which changes may be retroactive.

     As used herein, a "Non-Colombian Holder" means a holder that is not a citizen or a resident of Colombia or a company or other entity not organized under the laws of Colombia and that has no connection to Colombia other than its investment in the Notes.

     As used herein, a "United States Holder" means a holder that is a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision thereof or a person that otherwise is subject to United States federal income tax on a net income basis in respect of the Notes.

     HOLDERS OF THE OLD NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES, COLOMBIAN OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAX LAWS.

COLOMBIA

     The following summary is a general description of certain Colombian tax aspects of the Notes and does not purport to be a comprehensive description of Colombian tax aspects of the Notes. No information is provided regarding the tax aspects of owning, holding or disposing of the securities under applicable tax laws of any jurisdiction other than Colombia.

  Notes

     Non-Colombian Resident Holders will not be required to file any tax returns in Colombia solely by reason of their investments in the Notes, and will not be subject to Colombian income and remittance withholding taxes to the extent payments on the Notes do not constitute Colombian source income. Article 25 of the Estatuto Tributario (the "Colombian Tax Code") provides that credits obtained abroad (including bank loans and debt securities) by Colombian companies carrying out activities deemed to be of interest to the social and economic development of the country, as per policies adopted by the National Council on Economic and Social Policies (CONPES), do not generate Colombian source income and will not be considered to be possessed in Colombia. Resolution 54 of 1992 ("Resolution 54") from CONPES establishes that all activities pertaining to the primary, manufacturing and service sector are deemed to be of interest to the social and economic development of the country. Under Colombian law, the Company's activities would be categorized as being part of the service sector. As a result, no income or remittance tax will be withheld from interest payments on the Notes by the Company to Non-Colombian Holders.

     Resolution 54 may be rescinded or modified. In the event the Company's activities were not deemed to be of interest for the social and economic development of the country, interest payments on the Notes from the Company to Non-Colombian Holders could be subject to withholding of income tax at the rate of 35% and withholding of remittance tax at the rate of 7% on the net amount of the payment after deducting the withholding of income tax. Due to the imposition of such taxes on interest payments on the Notes, the Company generally would be required to pay Additional Amounts to Non-Colombian Holders. See "Description of the Notes -- Additional Amounts." Any gain realized on the sale, transfer, exchange or other disposition of a Note by a Non-Colombian Holder would not be subject to Colombian capital gain taxes nor to Colombian income tax.

     The exchange of the Old Notes for the New Notes in the Exchange Offer, see "The Exchange Offer", will not constitute a taxable event to Non-Colombian Holders for Colombian income tax purposes. There are no regulations in Colombia with regard to inheritance, gift or wealth taxes applicable to the Notes.

UNITED STATES

     The following deals only with Units and Notes that are held by United States Holders, and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding Units or Notes as a part of a hedging or conversion transaction or a straddle, persons that own (or are deemed for United States tax purposes to own) 10% or more of the total combined voting power of all classes of voting stock of the Company, persons that have a principal place of business or "tax home" outside the United States or persons whose "functional currency" is not the U.S. dollar. The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

Units

     The issue price of the Units is equal to the first price at which a substantial amount of Units is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The Company has been informed by the Initial Purchasers that the issue price of the Units as so determined, was US$524.26 per Unit. The issue price of a Unit must then be allocated for United States tax purposes between the Note and Warrants that comprise the Unit based on their relative fair market values at the time of issuance. The Company has allocated US$464.49 per Unit to the Note and US$59.77 per Unit to the Warrants. The portion of the issue price of the Unit that is allocated to the Note is the issue price of the Note. The Company's allocation of the issue price of the Units between the Notes and the Warrants for United States tax purposes will be binding on each holder of a Unit, unless the holder explicitly discloses its use of a different allocation in a manner prescribed by applicable regulations. A holder of Units or Notes may contact the Company's Vice President -- Finance at
(574) 510-9410, in order to obtain information as to the allocation of issue price made by the Company, as well as any other relevant information.

Notes

  Exchange of Notes

     In the opinion of Cravath, Swaine & Moore U.S. tax counsel to the Company, the exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as a taxable exchange or other taxable event to United States Holders. Consequently, no gain or loss should be realized by a United States Holder upon receipt of a New Note; the holding period of the New Note should include the holding period of the Old Note exchanged therefor and the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefor.

  Original Issue Discount

     General. The Old Notes and New Notes will be treated as having been issued with original issue discount ("OID"). The amount of OID on a Note will be equal to the excess of (i) the aggregate amount payable on the Note (whether denominated as principal or as interest) over (ii) the issue price of the Note (determined in the manner described above).

     The Code and the OID Regulations provide rules that require a United States Holder of a Note to include OID in income, as ordinary interest income, before the receipt of cash attributable to such income without regard to the holder's method of accounting for tax purposes. The amount of OID includible in gross income by a United States Holder of a Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which the United States Holder holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the United States Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Security occurs on the first day or final day of an accrual period.

     The amount of OID allocable to an accrual period equals the product of the Note's adjusted issue price at the beginning of the accrual period and the Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The "adjusted issue price" of a Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Note and the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium), less (y) any prior payments on the Notes. If a payment is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment.

     The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length), and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Note over the Note's adjusted issue price as of the beginning of such final accrual period.

     U.S. Holders of Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

  Acquisition Premium

     A United States Holder that purchases a Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being "acquisition premium") is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's issue price. Alternatively, a United States Holder may elect to compute OID accruals as described under "Original Issue Discount -- General" above, treating the United States Holder's purchase price as the issue price.

  Election to Treat all Interest as Original Issue Discount

     Any United States Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any acquisition premium.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, and the issue date of the Note will be the date of its acquisition by the electing United States Holder. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the IRS.

     If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined below, then the electing United States Holder will be treated as having made the election discussed below under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

  Notes Purchased at a Market Discount

     A Note will be treated as issued at a market discount (a "Market Discount Note") if the amount for which a United States Holder purchased a Note is less than the Note's issue price by more than a de minimis amount.

     In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Market discount accrues on a straight-line basis, unless the United States Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note, until the maturity or disposition of such Note.

  Purchase, Sale and Retirement of the Notes

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the United States Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments on the Note and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A United States Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under "Market Discount" and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

  Foreign Tax Credit

     For United States foreign tax credit purposes, OID on a Note generally will be treated as foreign-source income and as passive income, subject to the separate foreign tax credit limitation (basket) for passive income. However, if such OID becomes subject to Colombian withholding tax at a rate of five percent or more, then such OID instead will be segregated in the separate foreign tax credit basket for high withholding tax interest.

     Gain realized on the sale, exchange or retirement of a Note by the United States Holder generally will be treated as United States-source income. The IRS is authorized to issue regulations to govern the source of losses recognized on the sale of personal property (such as the Notes); however, to date, no such regulations have been issued. While there can be no assurance in the matter, relevant legislative history suggests that the regulations, when and if issued, generally should treat loss recognized by a United States Holder on the sale, exchange or retirement of a Note as United States-source loss.

              FOREIGN INVESTMENT AND EXCHANGE CONTROLS IN COLOMBIA

     The current legal framework for foreign investment in Colombia was established by Law 9 of 1991, Resolution 51 of October 1991 (the Foreign Investment Statute) of the CONPES, and Resolution 21 of 1993 as amended by several resolutions issued by Banco de la Republica (Central Bank). The main guiding principles of the current regulatory framework are: (i) Equality of
Treatment: foreign and domestic investment in Colombia must receive equal treatment and discrimination is illegal; (ii) Freedom of Access: foreign investment is permitted in any sector of the economy except defense, national security, the processing, disposal, and discharge of toxic, hazardous, or radioactive waste not produced in Colombia, and real estate; (iii) Automatic procedures: foreign investors need not follow any special authorization procedure to invest in Colombia. However, investors should register their investments with the Central Bank to preserve certain foreign-exchange-related rights.

     Under Colombian law there are three types of foreign capital investment:
First, direct investment, which is defined as any contribution (i.e., cash and debt capitalization) by a foreigner into the capital of an existing or newly formed company in Colombia. Second, indirect investment, which involves any acts or contracts by which a foreign investor makes a contribution to a company without taking an equity position, but the income derived by the foreign investor nevertheless depends on the profits generated by the Company. Finally, portfolio investment which is made through a foreign capital investment fund for the acquisition of shares and other securities traded on Colombian stock exchanges. Foreign investment can be made in different ways, including the transfer of foreign currency for conversion into Colombian currency as a direct contribution to the equity of an existing or newly formed company, the acquisition of rights, shares, or other securities, the capitalization of funds with remittance rights, the importation of capital goods; and contributions in kind such as technologies, trademarks, and patents.

     Registration of foreign capital investment (registration must be made within the following three months, but could be extended to six months, to avoid fines), entitles the holder to repatriate all net profits in freely convertible currency based on the financial statements of the company, reinvest profits or retain undistributed surpluses, capitalize the remittable amounts produced by the investment, and remit, in freely convertible currency, the capital reductions, portfolio liquidation, or the proceeds of the sale of investments within Colombia. Repatriation and remittance rights can be temporarily modified if foreign currency reserve levels fall below the equivalent of three months' imports.

     Resolution 21 establishes two distinct foreign exchange markets: (i) the formal foreign exchange market, which is conducted through authorized financial intermediaries (each an "Authorized Intermediary") and subject to the procedures established by Resolution 21, as amended, which requires certain specified transactions to be carried out through such market and (ii) the free market, which is available for all transactions not required to be conducted on the foreign exchange market, including the exchange of foreign currency relating to professional services, donations and sales of goods and services to tourists.

     Transactions conducted through the foreign exchange market are conducted at market rates freely negotiated with authorized intermediaries (banks, financial corporations and others). The payment of the Exercise Price of the Warrants, the distribution by the Company of dividends of the Warrant Shares and the remittance abroad of the proceeds of the sale in Colombia of any Warrant Shares must be conducted through the foreign exchange market. To carry out an exchange transaction, an exchange declaration (declaracion de cambio) must be prepared and filed with an authorized intermediary. Conversion from Pesos to Dollars for payments of principal and interest of the Notes will be required to be made on the foreign exchange market through an Authorized Intermediary.

     Resolution 21, as amended, allows Colombian residents to incur indebtedness in foreign currency but requires that borrowers incurring indebtedness in a foreign currency with a term of 36 months or less, in addition to registration, make deposits in Pesos at the Central Bank in order to be able to remit payments in such foreign currency. Such deposits must be maintained for a term of 18 months and the deposit amount equals 50% of the total amount borrowed, liquidated at the market representative exchange rate of the day of constitution.

     There are some exceptions to the deposit requirement, including: (i) borrowings with a final maturity of more than 36 months, but with repayments not exceeding 40% of principal within the initial 36-month period. (If repayments exceed 40% of principal within the initial 36-month period, a 50% deposit must be made with respect to the portion of principal repaid during such initial period); and (ii) borrowings obtained by Colombian residents to finance payments to public entities (a) to buy shares or shares' preference subscription rights in privatization processes and (b) to pay concession or license fees.

     In addition, any partial or total prepayment or redemption of indebtedness in foreign currency can be done without the making of a previous deposit in Pesos at the Central Bank after the initial 36-month period, or before that term, without the making of a deposit, in the following cases:

     (i) if an authorization is obtained from the Central Bank on the basis of an existing "justified cause" which allows the prepayment;

     (ii) if the substitution of foreign currency indebtedness agreements with other foreign currency indebtedness agreements or through the issuance and placement of securities in international capital markets, provided such other foreign currency indebtedness agreements or securities have a term greater than 36 months;

     (iii) if the mandatory prepayment arises pursuant to a foreign indebtedness agreement incurred to finance a private project through a BOT (build, operate and transfer), BOM (build, operate and manage), BOMT (build, operate, manage and transfer), BOOM (build, own, operate and manage) or any similar agreement in the event of (a) the early termination of such agreement, (b) the total or partial loss of the assets of the project such that its continuation is no longer economical or (c) the expropriation of assets or goods of the project;

     (iv) if prepayment is made after half of the agreed term for payment has elapsed with the proceeds of a foreign investment obtained through (a) placement of ADRs or BOCEAS of Colombian companies or (b) capitalization of external debt through acquisition of shares of the debtor company; or

     (v) if the prepayment relates to indebtedness that was recorded without having made a previous deposit or if the terms of the indebtedness has a term of 36 months or less.

     There can be no assurance that the deposit requirements of Resolution 21, as amended by Resolution 005, 1996, will not be amended or that additional foreign exchange controls which are applicable to the Notes will not be enacted.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver this Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who holds Old Notes acquired for its own account as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") in connection with resales of New Notes received in exchange for Old Notes. For a period of 180 days after the Expiration Date, the Company will make this Prospectus, amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale, provided that such Participating Broker-Dealer indicates in the Letter of Transmittal that it is a
broker-dealer. In addition, until             , 1996, (90 days after the date of
this Prospectus), all dealers affecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from the exchange of Old Notes for New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such New Notes may be deemed an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including Participating Broker-Dealers) participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company gives any such notice to suspend the use of the Prospectus, it will extend the 180-day period referred to above by the number of days during the period from and including the date of the giving of such notice up to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of New Notes.

                  ENFORCEMENT OF FOREIGN JUDGMENTS IN COLOMBIA

     The courts of Colombia give effect to and enforce judgments obtained in non-Colombian courts through a process provided for under Colombian law known as exequatur, subject to the provisions of Articles 693 through 695 of the Colombian Code of Civil Procedure (Codigo de Procedimiento Civil). Such articles provide for enforcement by Colombian courts of foreign judgments which are obtained without fraud and rendered after due notice, provided that either (a) Colombia and the country where the foreign judgment has been issued are parties to a treaty which recognized the enforceability of foreign judgments or (b) a judgment rendered by a court of Colombia would be enforceable on a reciprocal basis in the country where such foreign judgment is obtained, and that the foreign judgment (i) does not relate to "in rem" rights vested in assets that were located in Colombia at the time the suit was filed, (ii) does not contravene any public policy laws or regulations of Colombia, other than those governing judicial procedures, (iii) is a final judgment not subject to appeal in accordance with the applicable foreign laws and an original certified copy of such judgment is filed with the court, (iv) does not refer to any matter upon which Colombian courts have exclusive jurisdiction, (v) does not refer to any matter subject to a lawsuit presently ongoing in Colombia or already decided by any court of Colombia, (vi) was obtained upon complying with the applicable foreign laws relating to service of process to the defendant, which compliance is presumed if the judgment is final, and (vii) be submitted to the exequatur procedure before the Supreme Court of Colombia, which requires that the party proposing to enforce the foreign judgment give prior judicial notice to any person or entity that may be affected by the judgment.

     Of those requirements imposed by the Colombian Code of Civil Procedure, the two issues which are most likely to generate controversy in exequatur proceedings are (i) whether there exists an applicable treaty or reciprocity between the two countries, as described in the previous paragraph and (ii) whether the foreign judgment contravenes Colombia's public policy laws and regulations. Occel has been advised by its Corporate Secretary General and Administrative Vice President that the United States and Colombia do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters; however, there is a precedent (a ruling issued on July 19, 1994) in which the Supreme Court of Colombia recognized the existence of such reciprocity based upon (i) evidence that a court in the State of Florida had accepted the validity of a Colombian judgment in a certain case and (ii) declarations by the United States lawyers acting as expert witnesses to the effect that courts in the State of Florida had enforced judgments issued in Latin American countries other than Colombia and that judgments issued by Colombian courts would be enforced under the same principles. The Company can provide no assurance, however, that this interpretation will prevail in future exequatur proceedings. The Company does not believe, in the case of the Notes, that a foreign judgment ordering the payment of money would conflict with any of Colombia's current public policy laws or regulations.

     The Company has been advised by its Corporate Secretary General and Administrative Vice President that there can be no assurance as to the enforceability, in original actions in Colombian courts, of liabilities predicated solely on the United States federal or other non-Colombian securities laws.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, with respect to matters of United States law, and by Holguin, Neira y Pombo, Santafe de Bogota, Colombia, and Mauricio Campillo-Orozco, Medellin, Colombia, with respect to matters of Colombian law. A member of Holguin, Neira y Pombo is an alternate director of the Company.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Balance Sheets at December 31, 1994 and 1995 and unaudited as of June 30, 1995 and
  1996................................................................................  F-3
Statements of Income (Loss) for the years ended December 31, 1993, 1994 and 1995 and unaudited for the six months ended June 30, 1995 and 1996...........................  F-4
Statements of Shareholders' Equity for the years ended December 31, 1993, 1994 and
  1995 and unaudited for the six months ended June 30, 1996...........................  F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and unaudited for the six months ended June 30, 1995 and 1996...........................  F-6
Statements of Changes in Financial Position for the years ended December 31, 1993,
  1994 and 1995 and unaudited for the six months ended June 30, 1995 and 1996.........  F-7
Notes to Financial Statements.........................................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Occidente y Caribe Celular S.A.:

     We have audited the accompanying balance sheets of Occidente y Caribe Celular S.A. as of December 31, 1995 and 1994, and the related statements of income (loss), shareholders' equity, cash flows and changes in financial position for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Colombia, which do not differ in any material respects from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Occidente y Caribe Celular S.A. as of December 31, 1995 and 1994, and the results of its operations, cash flows and changes in its financial position for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles in Colombia.

     Generally accepted accounting principles in Colombia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 1995 and shareholders' equity as of December 31, 1995 and 1994, to the extent summarized in note 17 to the financial statements.

                                          (signed) KPMG PEAT MARWICK
                                          Luis Eduardo Nino Cortes
                                          T.P. 3164-T

Medellin, Colombia
February 20, 1996, except for the fourth paragraph of note 14 which is as of March 14, 1996 and note 1(a) which is as of September 16, 1996

                        OCCIDENTE Y CARIBE CELULAR S.A.
                                 BALANCE SHEETS
                     AS OF DECEMBER 31, 1994 AND 1995, AND
                             JUNE 30, 1995 AND 1996

                                                                                           AS OF JUNE 30,
                                              AS OF DECEMBER 31,                             (UNAUDITED)
                                    ---------------------------------------    ---------------------------------------
                                      1994        1995           1995            1995        1996           1996
                                    ---------    -------    ---------------    ---------    -------    ---------------
                                    MILLIONS OF CONSTANT       THOUSANDS       MILLIONS OF CONSTANT       THOUSANDS
                                      COLOMBIAN PESOS       OF U.S. DOLLARS      COLOMBIAN PESOS       OF U.S. DOLLARS
                                                             (CONVENIENCE                               (CONVENIENCE
                                                             TRANSLATION)                               TRANSLATION)
ASSETS
Current assets:
  Cash and cash equivalents (note
    2)............................. Ps  7,636      7,085         US$  6,623    Ps  1,861     19,991         US$ 18,688
  Accounts receivable, net (note
    3).............................    12,431     10,178              9,515       12,325     20,024             18,719
  Inventories......................       855      2,383              2,228        4,569      2,234              2,088
  Prepaid expenses.................       320      1,897              1,773        1,123        555                519
                                    ----------   --------        ----------    ---------    -------         ----------
         Total current assets......    21,242     21,543             20,139       19,878     42,804             40,014
                                    ----------   --------        ----------    ---------    -------         ----------
Property, plant and equipment
  (note 4).........................    43,138     72,012             67,318       59,792     75,585             70,658
  Less accumulated depreciation....       415      5,163              4,826        2,440      8,393              7,846
                                    ----------   --------        ----------    ---------    -------         ----------
         Property, plant and
           equipment, net..........    42,723     66,849             62,492       57,352     67,192             62,812
                                    ----------   --------        ----------    ---------    -------         ----------
Intangible assets, net (note 5)....   185,592    182,664            170,757      184,411    179,165            167,486
Deferred charges, net (note 6).....    25,539     21,361             19,969       22,525     26,708             24,967
                                    ----------   --------        ----------    ---------    -------         ----------
         Total assets.............. Ps275,096    292,417         US$273,357    Ps284,166    315,869            295,279
                                    ==========   ========        ==========    =========    =======         ==========
Memorandum accounts (note 7)....... Ps  8,484     68,911         US$ 64,419    Ps  6,370...  78,673         US$ 73,545
                                    ==========   ========        ==========    =========    =======         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks (note
    8).............................    18,129      1,964              1,836       10,662      5,106              4,773
  Current installments of long-term
    debt (note 9)..................    34,132     85,862             80,265       31,821         --                 --
  Accounts payable (notes 10
    and 13)........................    16,026     20,156             18,842       12,180     16,073             15,025
  Accrued expenses (note 11).......     2,769      2,959              2,766        2,057      4,379              4,094
                                    ----------   --------        ----------    ---------    -------         ----------
         Total current
           liabilities.............    71,056    110,941            103,709       56,720     25,558             23,892
Long-term debt, excluding current
  installments (note 9)............    64,975     87,836             82,109       98,464    193,080            180,494
Deferred monetary correction.......    11,146     10,935             10,222       10,947      8,980              8,395
                                    ----------   --------        ----------    ---------    -------         ----------
         Total liabilities.........   147,177    209,712            196,040      166,131    227,618            212,781
                                    ----------   --------        ----------    ---------    -------         ----------
Shareholders' equity (notes 1 and
  12):
  Common stock one thousand pesos
    par value.
    Authorized 77,520,000 in 1994
      and 91,964,254 shares in
      1995; issued and paid
      69,767,829 in 1994 and 1995..    95,453     79,863             74,657       83,910     82,768             77,373
  Additional paid-in capital.......    18,924     15,833             14,802       16,636     13,832             12,930
  Reserves.........................       326        272                254          286        238                222
  Equity revaluation...............    16,453     35,393             33,086       30,278     42,680             39,898
  Accumulated deficit..............    (3,237)   (48,656)           (45,482)     (13,075)   (51,267)           (47,925)
                                    ----------   --------        ----------    ---------    -------         ----------
         Shareholders' equity,
           net.....................   127,919     82,705             77,317      118,035     88,251             82,498
                                    ----------   --------        ----------    ---------    -------         ----------
Commitments and
  contingencies (note 14)
         Total liabilities and
           shareholders' equity.... Ps275,096    292,417         US$273,357    Ps284,166    315,869         US$295,279
                                    ==========   ========        ==========    =========    =======         ==========
Memorandum accounts (note 7)....... Ps  8,484     68,911         US$ 64,419    Ps  6,370     78,673         US$ 73,545
                                    ==========   ========        ==========    =========    =======         ==========

                See accompanying notes to financial statements.

                        OCCIDENTE Y CARIBE CELULAR S.A.

                          STATEMENTS OF INCOME (LOSS)
               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995, AND
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                                               SIX MONTHS ENDED JUNE 30,
                                       YEARS ENDED DECEMBER 31,                                       (UNAUDITED)
                       ---------------------------------------------------------      -------------------------------------------
                         1993          1994           1995             1995             1995           1996             1996
                       ---------     ---------     ----------      -------------      ---------      ---------      -------------
                        MILLIONS OF CONSTANT COLOMBIAN PESOS       THOUSANDS OF         MILLIONS OF CONSTANT        THOUSANDS OF
                                                                   U.S. DOLLARS           COLOMBIAN PESOS           U.S. DOLLARS
                                                                   (CONVENIENCE                                     (CONVENIENCE
                                                                   TRANSLATION)                                     TRANSLATION)
                                        (EXCEPT PER SHARE DATA)                                 (EXCEPT PER SHARE DATA)
Revenues (note 13)
  Cellular service...   Ps    --      Ps 6,694      Ps 34,857        US$ 32,585       Ps 10,958      Ps 29,484        US$ 27,562
  Equipment sales....         --         3,817         10,302             9,630           6,681          4,039             3,776
                       ---------     ---------      ---------        ----------       ---------      ---------        ----------
        Total
          revenues...   Ps    --        10,511         45,159        US$ 42,215          17,639         33,523        US$ 31,338
Costs and expenses
  (note 13):
  Costs of cellular
    service..........         --           814         12,066            11,278           1,640         11,514            10,763
  Costs of equipment
    sales............         --         3,279          9,834             9,192           6,489          4,694             4,388
  Marketing and
    selling
    expenses.........         --         4,760         12,443            11,632           6,830          5,885             5,502
  General and
    administrative...         --         4,160         19,903            18,606           7,059          8,654             8,090
  Depreciation and
    amortization.....         --         1,670         12,606            11,784           5,648          8,204             7,669
                       ---------     ---------      ---------        ----------       ---------      ---------        ----------
        Total costs
          and
          expenses...         --        14,683         66,852            62,492          27,666         38,951            36,412
                       ---------     ---------      ---------        ----------       ---------      ---------        ----------
        Operating
          loss.......         --        (4,172)       (21,693)          (20,277)        (10,027)        (5,428)           (5,074)
                       ---------     ---------      ---------        ----------       ---------      ---------        ----------
Other income
  (expense) (note
  13):
  Interest expense...         --        (5,213)       (27,919)          (26,099)         (7,313)       (15,641)          (14,621)
  Foreign exchange...         --        (2,939)       (21,223)          (19,839)         (7,256)       (10,219)           (9,553)
  Interest income....        239         6,246          2,353             2,200             320          1,521             1,422
  Net monetary
    correction (note
    15)..............        (17)        3,026         22,864            21,373          15,212         22,461            20,997
  Other..............         --          (185)          (330)             (311)         (1,165)          (784)             (734)
                       ---------     ---------      ---------        ----------       ---------      ---------        ----------
        Other income
          (expense),
          net........        222           935        (24,255)          (22,676)           (202)        (2,662)           (2,489)
Provision for income
  taxes..............         --            --             --                --              --           (671)             (627)
                       ---------     ---------      ---------        ----------       ---------      ---------        ----------
        Net income
          (loss).....   Ps   222        (3,237)       (45,948)       US$(42,953)      Ps(10,229)        (8,761)       US$ (8,190)
                       =========     =========      =========        ==========       =========      =========        ==========
        Net income
          (loss) per
          share......  Ps 117.12           (58)          (658)       US$  (0.62)      Ps(146.54)       (108.70)       US$  (0.10)
                       =========     =========      =========        ==========       =========      =========        ==========
  Weighted average
    number of shares
    in millions......        1.9          55.9           69.8              69.8            69.8           80.6              80.6
                       =========     =========      =========        ==========       =========      =========        ==========

                See accompanying notes to financial statements.

                        OCCIDENTE Y CARIBE CELULAR S.A.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995, AND
                         SIX MONTHS ENDED JUNE 30, 1996
          (IN MILLIONS OF CONSTANT COLOMBIAN PESOS, EXCEPT SHARE DATA)

                                                                                                       RETAINED
                                                  ADDITIONAL             RESERVE FOR                   EARNINGS
                                       COMMON      PAID-IN      LEGAL    ACQUISITION     EQUITY      (ACCUMULATED   SHAREHOLDERS'
                                        STOCK      CAPITAL     RESERVE    OF ASSETS    REVALUATION     DEFICIT)      EQUITY, NET
                                      ---------   ----------   -------   -----------   -----------   ------------   -------------
Balance at December 31, 1992........  Ps   3,290        --        --          --             183            216          3,689
  Distribution of net income,
    1992............................         --         --        17         158              --           (175)            --
  Issuance of 1,000,000 shares
    Ps1,000 par value...............      1,890         --        --          --              --             --          1,890
  Equity inflation adjustment.......       (837)        --        --          --             736            (41)          (142)
  Net income, 1993..................         --         --        --          --              --            222            222
                                                                  --
                                      ---------     ------    ------         ---         -------        -------        -------
Balance at December 31, 1993........      4,343         --        17         158             919            222          5,659
  Distribution of net income,
    1993............................         --         --        19         163              --           (182)            --
  Issuance of 35,000,000 shares,
    Ps1,000 par value...............     55,594         --        --          --              --             --         55,594
  Issuance of 32,167,826 shares,
    Ps1,000 par value and additional
    paid-in capital Ps430...........     49,098     21,112        --          --              --             --         70,210
  Equity inflation adjustment.......    (13,582)    (2,188)       (3)        (28)         15,534            (40)          (307)
  Net loss, 1994....................         --         --        --          --              --         (3,237)        (3,237)
                                                                  --
                                      ---------     ------    ------         ---         -------        -------        -------
Balance at December 31, 1994........     95,453     18,924        33         293          16,453         (3,237)       127,919
  Equity inflation adjustment.......    (15,590)    (3,091)       (6)        (48)         18,940            529            734
  Net loss, 1995....................         --         --        --          --              --        (45,948)       (45,948)
                                                                  --          --
                                      ---------     ------    ------         ---         -------        -------        -------
Balance at December 31, 1995........  Ps  79,863    15,833        27         245          35,393        (48,656)        82,705
  Issuance of 13,000,000 shares
    Ps1,000 par value (Unaudited)...     14,537         --        --          --              --             --         14,537
  Equity inflation adjustment
    (Unaudited).....................    (11,632)    (2,001)       (3)        (31)          7,287          6,150           (230)
  Net loss, six months ended June
    30, 1996 (Unaudited)............         --         --        --          --              --         (8,761)        (8,761)
                                                                  --
                                      ---------     ------    ------         ---         -------        -------        -------
Balance at June 30, 1996
  (Unaudited).......................  Ps  82,768    13,832        24         214          42,680        (51,267)        88,251
                                      =========     ======        ==         ===         =======        =======        =======
Thousands of U.S. dollars
  (convenience translation):
  Balance at December 31, 1995......  US$74,657     14,801        25         229          33,086        (45,484)        77,314
                                      =========     ======        ==         ===         =======        =======        =======
  Balance at June 30, 1996
    (Unaudited).....................  US$77,373     12,930        22         200          39,898        (47,925)        82,498
                                      =========     ======        ==         ===         =======        =======        =======

                See accompanying notes to financial statements.

                        OCCIDENTE Y CARIBE CELULAR S.A.

                            STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995, AND
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                                                      SIX MONTHS ENDED
                                                                                                   JUNE 30, 1995 AND 1996
                                                    YEARS ENDED DECEMBER 31,                            (UNAUDITED)
                                         -----------------------------------------------   --------------------------------------
                                           1993       1994      1995          1995           1995        1996          1996
                                         --------   --------   -------   ---------------   ---------   --------   ---------------
                                              MILLIONS OF CONSTANT          THOUSANDS      MILLIONS OF CONSTANT     THOUSANDS
                                                 COLOMBIAN PESOS         OF U.S. DOLLARS      COLOMBIAN PESOS    OF U.S. DOLLARS
                                                                          (CONVENIENCE                             (CONVENIENCE
                                                                          TRANSLATION)                             TRANSLATION)
Cash flows from operating activities:
  Net income (loss)....................   Ps  222     (3,237)  (45,948)       US$(42,953)  Ps(10,229)    (8,761)       US$ (8,190)
    Adjustments to reconcile net loss
      to net cash provided (used) by
      operating activities:
      Inflation adjustments............        --     (2,990)  (19,412)          (18,147)    (13,949)   (20,867)          (19,507)
      Depreciation and amortization....        --      1,670    12,606            11,784       5,360      7,762             7,256
      Allowance for doubtful
        accounts.......................        --         --     5,363             5,013         462      1,301             1,216
      Decrease (increase) in operating
        assets:
        Accounts receivable............        (3)    (7,651)   (4,820)           (4,506)     (1,858)   (12,434)          (11,623)
        Inventories....................        --       (856)   (1,149)           (1,074)     (3,444)        30                28
        Prepaid expenses...............        --       (317)   (1,629)           (1,523)       (841)     1,102             1,030
      Increase (decrease) in operating
        liabilities:
        Accounts payable...............        --      8,064     6,373             5,957      (1,908)    (1,535)           (1,435)
        Accrued expenses...............        (5)     1,417       295               276         659      1,143             1,068
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
        Net cash provided (used) by
          operating activities.........       214     (3,900)  (48,322)          (45,173)    (25,748)   (32,099)          (30,007)
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
Cash flows from investing activities:
  Purchases of property, plant and
    equipment..........................       (61)   (39,738)  (26,029)          (24,333)    (16,965)    (3,514)           (3,285)
  Purchase of concession...............        --   (168,450)       --                --          --         --                --
  Deferred charges.....................    (3,157)    (9,271)   (2,527)           (2,362)        (10)    (8,314)           (7,772)
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
        Net cash used in investing
          activities...................    (3,218)  (217,459)  (28,556)          (26,695)    (16,975)   (11,828)          (11,057)
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
Cash flows from financing activities:
  Proceeds from notes payable and
    long-term debt.....................        --    117,469   123,547           115,494      43,141    196,470           183,663
  Repayments of notes payable and
    long-term debt.....................        --       (233)  (45,518)          (42,551)     (5,271)  (151,741)         (141,850)
  Issuance of common stock.............     1,670    110,822        --                --          --     13,000            12,153
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
        Net cash provided by financing
          activities...................     1,670    228,058    78,029            72,943      37,870     57,729            53,966
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
        Net increase (decrease) in cash
          and cash equivalents.........    (1,334)     6,699     1,152             1,075      (4,853)    13,802            12,902
Cash and cash equivalents at beginning
  of period............................     3,048      1,141     7,636             7,138       7,636      7,085             6,623
Constant peso adjustment...............      (573)      (204)   (1,703)           (1,590)       (922)      (896)             (838)
                                         ---------  ---------  -------        ----------   ---------   ---------       ----------
        Cash and cash equivalents at
          end of period................  Ps 1,141      7,636     7,085        US$  6,623   Ps  1,861     19,991        US$ 18,688
                                         =========  =========  =======        ==========   =========   =========       ==========
Supplemental disclosure of cash flow
  information -- cash paid:
  Interest and exchange loss...........   Ps   --      4,850    43,584        US$ 40,743   Ps 13,673     25,234        US$ 23,589
                                         =========  =========  =======        ==========   =========   =========       ==========

                See accompanying notes to financial statements.

                        OCCIDENTE Y CARIBE CELULAR S.A.
                  STATEMENTS OF CHANGES IN FINANCIAL POSITION
               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995, AND
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                                                       SIX MONTHS ENDED
                                                                                                    JUNE 30, 1995 AND 1996
                                                      YEARS ENDED DECEMBER 31,                           (UNAUDITED)
                                           -----------------------------------------------   ------------------------------------
                                             1993       1994      1995          1995           1995      1996          1996
                                           --------   --------   -------   ---------------   --------   -------   ---------------
                                               MILLIONS OF CONSTANT          THOUSANDS          MILLIONS OF         THOUSANDS
                                                  COLOMBIAN PESOS          OF U.S. DOLLARS        CONSTANT        OF U.S. DOLLARS
                                                                            (CONVENIENCE       COLOMBIAN PESOS     (CONVENIENCE
                                                                            TRANSLATION)                           TRANSLATION)
Sources of working capital:
  Net income (loss)......................   Ps  222         --        --         US$    --    Ps   --        --         US$    --
    Items that do not use working
      capital:
      Depreciation and amortization......        --         --        --                --         --        --                --
      Inflation adjustments, net.........        --         --        --                --         --        --                --
                                           --------    -------   -------         ---------    -------   -------        ----------
        Working capital provided by
          operations.....................       222         --        --                --         --        --                --
  Issuance of common stock...............     1,670    110,823        --                --               13,000            12,153
  Increase in notes payable to banks.....        --     64,976    33,473            31,291     41,346   116,347           108,763
  Decrease in deferred charges...........        --         --       182               170         --        --                --
  Decrease in working capital............     1,595     50,519    47,719            44,608         --        --                --
                                           --------    -------   -------         ---------    -------   -------        ----------
                                           Ps 3,487    226,318    81,374        US$ 76,069   Ps 41,346  129,347        US$120,916
                                           ========    =======   =======         =========    =======   =======        ==========
Uses of working capital:
  Net loss...............................        --      3,237    45,948            42,954     10,229     8,761             8,190
    Items that do not (use) provide
      working capital:
      Depreciation and amortization......        --     (1,670)  (12,606)          (11,784)    (5,364)   (7,762)           (7,256)
      Inflation adjustments, net.........        --      2,990    19,412            18,147     13,949    20,867            19,507
                                           --------    -------   -------         ---------    -------   -------        ----------
        Working capital used by
          operations.....................        --      4,557    52,754            49,317     18,814    21,866            20,441
  Purchase of property, plant and
    equipment............................        --     42,383    28,619            26,752     16,974     3,514             3,285
  Purchase of concession.................        61    168,449        --                --         --        --                --
  Deferred charges.......................     3,426     10,931        --                --         10     8,314             7,772
  Increase in working capital............        --         --        --                --      5,548    95,813            89,568
                                           --------    -------   -------         ---------    -------   -------        ----------
                                           Ps 3,487    226,318    81,373        US$ 76,069   Ps 41,346  129,347        US$120,916
                                           ========    =======   =======         =========    =======   =======        ==========
Changes in components of working capital:
  Increase (decrease) in current assets:
    Cash and cash equivalents............    (1,334)     6,699     1,152             1,075     (4,853)   13,802            12,902
    Accounts receivable..................        (3)    12,404      (224)             (209)     1,399    11,133            10,407
    Inventories..........................        --        856     1,668             1,559      3,446       (30)              (28)
    Prepaid expenses.....................        --        317     1,629             1,524        842    (1,102)           (1,030)
                                           --------    -------   -------         ---------    -------   -------        ----------
                                             (1,337)    20,276     4,225             3,949        834    23,803            22,251
                                           --------    -------   -------         ---------    -------   -------        ----------
Increase (decrease) in current
  liabilities:
  Notes payable to banks.................        --     18,128   (13,203)          (12,342)    (5,274)    3,390             3,169
  Current installments of long-term
    debt.................................        --     34,133    57,304            53,569      1,816   (75,008)          (70,119)
  Accounts payable.......................       232     15,786     6,746             6,308     (1,909)   (1,535)           (1,435)
  Accrued expenses.......................        26      2,747     1,097             1,026        653     1,143             1,068
                                           --------    -------   -------         ---------    -------   -------        ----------
                                                258     70,795    51,944            48,561     (4,714)  (72,010)          (67,317)
                                           --------    -------   -------         ---------    -------   -------        ----------
Increase (Decrease) in working capital...  Ps(1,595)   (50,519)  (47,719)       US$(44,608)  Ps 5,548    95,813        US$ 89,568
                                           ========    =======   =======         =========    =======   =======        ==========

                See accompanying notes to financial statements.

                        OCCIDENTE Y CARIBE CELULAR S.A.

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994 AND 1995, AND
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
              (EXPRESSED IN MILLIONS OF CONSTANT COLOMBIAN PESOS,
             EXCEPT FOR SHARE AMOUNTS OR WHERE OTHERWISE INDICATED)

(1)  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

  Operations

     Occidente y Caribe Celular S.A. (the Company or Occel) is a mixed economy company (owned by public and private sector shareholders) established under public deed No. 378 dated February 14, 1992 of the only Notary in Soledad (Atlantic Department). The Company was incorporated for a period ending on December 31, 2092.

     The Company provides mobile cellular telephone and other related telecommunication services in the western region of Colombia (the "Western Region") pursuant to a ten-year concession, subject to renewal for an additional 10 years (the "Concession"), awarded under contract No. 000005 dated March 28, 1994 by the Ministry of Communications.

     Cellular operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investments required for construction of their networks and the significant advertising and other expenses needed to start the business. Consistent with this pattern, the Company has incurred cumulative losses and negative cash flows from operations since September 1, 1994. In addition, the Company has accumulated a significant working capital deficiency due to these factors as well as the scheduled maturities of its notes payable and long-term debt. The Company is currently pursuing a debt offering and new banking facility which will enable the Company to repay substantially all its existing indebtedness and fund its working capital and capital expenditure needs. Should this plan not succeed, the Company would be dependent upon capital contributions from its shareholders or other financing in order to fund any working capital deficiencies and capital expenditures. (See note 18 -- Subsequent event -- unaudited.)

  Financial statements

     During 1992, 1993 and through August 31, 1994, the Company was a development stage enterprise. The financial statements for 1994 and 1993, provided herein, reflect the results for such pre-operating period. Results for the year ended December 31, 1994 may not be comparable as the Company commenced commercial operations in September 1994. The financial statements as of June 30, 1995 and 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. In the opinion of management the interim financial statements include all material adjustments (consisting only of adjustments of a normal and recurring nature) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations for a full year.

  Convenience translation (unaudited)

     For the convenience of the reader, the financial statements of the Company contain translations of certain Colombian peso amounts into US dollars at the June 30, 1996 exchange rate of 1,069.73 pesos per US dollar, the rate reported by the Superintendency of Banking. No representation is made that the Colombian peso amounts have been, could have been, or could be converted into US dollars at such a rate or any other rates.

  Significant accounting principles

     (a) INFLATION ACCOUNTING

     Financial statements are adjusted for the effects of inflation on the basis of changes in the official Colombian middle-income Consumer Price Index ("CPI") established by the National Administrative Statistics Department. This index is applied, on a one-month lagging basis, to non-monetary assets and liabilities, shareholders' equity and revenue and expense accounts. Monetary balances are not adjusted because they reflect purchasing power of the currency as of the balance sheet date. Foreign currency balances

                        OCCIDENTE Y CARIBE CELULAR S.A.

are not adjusted since they are translated into Colombian pesos as of the date of the balance sheet and, consequently, reflect the purchasing power of the currency on that date.

     The resulting net gain or loss from exposure to inflation is reflected as "Net Monetary Correction" in the statements of operations. Accordingly, the "Net Monetary Correction" reflected in the statements of operations of the Company is the result of netting or offsetting the following items:

     - a credit for inflation affecting non-monetary assets;

     - a charge for inflation affecting non-monetary liabilities and shareholders' equity; and

     - charges and credits representing inflation adjustments made to revenue and expense items, respectively. Such adjustments are included within the individual expense and income captions in the statements of operations.

     Since monetary inflation adjustments contained within the individual expense and income captions are offset in the Net Monetary Correction account in the statements of operations, the net effect on net income or loss from the expense and income inflation adjustments is zero. Therefore, the only impact on the statements of operations of the effects of inflation is attributable to the restatement of non-monetary assets, liabilities and shareholders' equity accounts.

     Unless expressly stated otherwise, the financial information included in the accompanying financial statements and notes thereto for all periods presented has been restated into constant Colombian pesos as of June 30, 1996 in order to express all financial information in purchasing power as of that date. The rate of inflation and the CPI factor applied to the Company's historical financial statements data for each period is as follows:

                                                       RATE OF INFLATION      CPI CONSTANT
                                                      FOR THE FISCAL YEAR     PESO FACTOR
                                                      -------------------     ------------
        Year ended December 31, 1992................         24.49%              2.0566
        Year ended December 31, 1993................         23.13%              1.6702
        Year ended December 31, 1994................         22.08%              1.3681
        Year ended December 31, 1995................         19.52%              1.1447
        Six months ended June 30, 1995..............         13.76%              1.2027
        Six months ended June 30, 1996..............         14.47%              1.0000


     The monetary correction for the revaluation of shareholders' equity is accumulated in a separate component of shareholders' equity entitled equity revaluation. As a result, the components of shareholders' equity are not stated in constant Colombian Pesos. The June 30, 1996 balance for each component of shareholders' equity represents the historical peso balance for that account. The components of shareholders' equity for all previous periods have been multiplied by the CPI constant peso factor for that period resulting in changes in the balances of the components of shareholders' equity relating to inflation. The monetary correction for the revaluation of shareholders' equity approximately offsets this adjustment which results from the application of the CPI constant peso factor to previous periods such that total shareholders' equity for all periods shown is stated in constant Colombian Pesos as of June 30, 1996.


     (B) CASH AND CASH EQUIVALENTS

     Short-term investments with original maturities of three months or less are considered cash equivalents for the purposes of the cash flow statements due to their high liquidity.

     (C) INVENTORIES

     Inventories primarily consist of telephones and accessories and are recorded at the lower of average cost or market, adjusted for inflation.

                        OCCIDENTE Y CARIBE CELULAR S.A.

     (d) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, adjusted for inflation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, as follows:

                                                                       YEARS
                                                                       -----
                Buildings............................................    20
                Machinery and equipment..............................    10
                Office equipment.....................................    10
                Computers and communication equipment................     5
                Vehicles.............................................     5

     (e) INTANGIBLE ASSET

     Intangible asset corresponds to the acquisition cost of the Concession to provide cellular mobile telephone service in the Western region of Colombia and is recorded at inflation-adjusted cost less accumulated amortization. The Concession cost is amortized over nine years and seven months from September 1994, the start date of the Company's commercial operations, based on the units of activation method. To calculate the monthly amortization charge, this method utilizes the sum of the projected subscribers per month for each month during the term of the Concession as the denominator and the sum of the subscribers per month for each month in the reporting period as the numerator. The Company will revise the underlying projections of subscribers on a periodic basis, and any resulting impact on amortization expense will be accounted for in subsequent periods.

     (f) DEFERRED CHARGES

     Deferred charges consist of organization and preoperating expense, deferred monetary correction, software and leasehold improvements.

     Costs and expenses incurred during the preoperating period are amortized by the straight-line method over five years starting September 1, 1994, the start date of the Company's commercial operations.

     Deferred monetary correction represents the inflation adjustments on the Company's non-monetary assets and equity during the preoperating phase, i.e., through August 31, 1994. The amounts are amortized over the life of the Concession using the same method for amortization as that used for intangible assets.

     Purchased software is amortized over three years. Leasehold improvements are amortized over the life of the rental agreement.

     (g) ASSET REVALUATIONS

     In addition to inflation adjustments, changes in the market value of property, plant and equipment, for reasons other than inflation, are recorded periodically. Positive revaluations related to inflation-adjusted net book value are recorded in compensating balance sheet accounts which are shown in the asset caption and the shareholders' equity caption "Revaluations". Should a devaluation result, a provision is made in the statement of income (loss) and the value of the asset is reduced.

     Revaluations of assets must be made and recorded whenever management becomes aware of a material difference between the market value and the inflation-adjusted net book value of the assets. The revaluations are based on the difference between technical appraisals of the replacement costs of such assets and the respective inflation-adjusted net book values. Such appraisals should be made every three years. As the Company commenced operations in 1994, no appraisal has yet been made.

                        OCCIDENTE Y CARIBE CELULAR S.A.

     (h) FOREIGN CURRENCY TRANSACTIONS

     Foreign currency transactions and balances denominated in a currency other than Colombian pesos are translated monthly into Colombian pesos at market rates certified by the Banking Superintendency. The exchange rate used to adjust the resulting balance in US dollars at December 31, 1993, 1994 and 1995 was Ps804.33, Ps831.60 and Ps987.65 per US$1.00, respectively. The resulting difference is charged or credited to the statement of income (loss).

     (i) RELATED PARTIES

     The Company classifies any balances and transactions with its affiliates and principal owners as related party transactions.

     (j) REVENUE RECOGNITION

     Cellular service revenues based upon subscriber usage and access and special feature cellular service revenues are recognized at the time the service is provided. Equipment sales are recognized at the time equipment is delivered to the subscriber or to an agent.

     (k) LEASE PAYMENTS

     Lease payments are recorded as an expense. The total liability under lease contracts is recorded in the memorandum accounts. The leased asset is only booked when the purchase option is exercised.

     (l) INCOME TAX

     Effective from 1996, according to Law 223 of December 20, 1995, the Company is liable for income tax at a statutory tax rate of 35%. Before this change in the law, the Company was not liable for income tax and, therefore, no provision has been recorded for income taxes. In 1996 and future years, the Company's tax liability will be calculated on the greater of (i) net taxable income and (ii) presumed income, which is the greater of 5% of shareholders' fiscal equity or 1.5% of total assets, in each case at the beginning of the taxable year. Net taxable losses and the excess presumed income over net taxable income may be carried forward for tax purposes for five years. However, net taxable losses cannot be used to offset the tax liability on presumed income.

     (m) NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each year presented.

     (n) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        OCCIDENTE Y CARIBE CELULAR S.A.

(2)  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. Substantially all of the Company's cash and cash equivalents are denominated in Colombian Pesos. A summary follows:

                                                                      1994       1995
                                                                    --------     -----
        Cash......................................................   Ps  318        58
        Bank accounts.............................................       800     1,186
        Repurchase agreements.....................................     4,162     5,538
        Certificates of deposit...................................        --       288
        Bonds.....................................................     2,356        15
                                                                    --------     -----
                                                                    Ps 7,636     7,085
                                                                    ========     =====

     Short-term investments earned interest at an average effective rate from 25.14% to 36.78% and 26.68% to 40.77% during the years ended December 31, 1994 and 1995, respectively.

(3)  ACCOUNTS RECEIVABLE

     The following is a summary of accounts receivable as of December 31:

                                                                  1994          1995
                                                                ---------      -------
        Customers.............................................  Ps  5,779       12,117
        Telephone company interconnection charges.............         --        1,653
        Roaming...............................................         --        1,112
        Equipment and construction advances...................      6,561          481
        Other.................................................         91          178
                                                                ---------       ------
                                                                   12,431       15,541
        Allowance for doubtful accounts.......................         --        5,363
                                                                ---------       ------
                                                                Ps 12,431       10,178
                                                                =========       ======

(4)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                  1994          1995
                                                                ---------      -------
        Land..................................................  Ps     --           70
        Construction in progress..............................     11,405        6,949
        Buildings.............................................         --        5,526
        Equipment.............................................     31,265       58,644
        Furniture and fixtures................................        468          823
                                                                  -------      -------
                                                                Ps 43,138       72,012
                                                                  =======      =======

                        OCCIDENTE Y CARIBE CELULAR S.A.

(5)  INTANGIBLE ASSET

     Intangible asset consists of the following:

                                                                  1994          1995
                                                               ----------      -------
        Cellular concession..................................  Ps 185,816      186,884
        Less accumulated amortization........................         224        4,220
                                                                  -------      -------
                                                               Ps 185,592      182,664
                                                                  =======      =======

     The Concession consists of the right to establish and develop a cellular telephone communications business in the western region over a 10-year period in exchange for a one-time concession fee, combined with quarterly royalty payments in the amount of 5% of adjusted gross revenues to the Ministry of Communications for the use of the cellular frequencies. The Company was awarded the Concession in a competitive bidding process, based upon not only the price offered by the Company, but also the technical capabilities and operational capacity, the mobile cellular experience of its affiliates, and its financial and planning capability. The Concession commenced March 28, 1994 and may be renewed for an additional 10-year term. The purchase price for the Concession was Ps 123.1 billion (actual pesos). The Concession may not be assigned during the first three years from the date of signing. However, once this period has elapsed, it may be assigned subject to authorization by the Ministry of Communications. At the end of the Concession's term, the Company's assets directly related to the Concession are to revert to the Ministry of Communications without compensation. During the concession bidding process, most bidders expressed their concern regarding the extent of any such reversion. The bidders, including the Company, argued that the interpretation of this clause should be limited to the cellular frequencies assigned to each concessionaire which are the basis for the concessions and for which each concessionaire pays a quarterly fee. There can be no assurance that the concessionaires will be successful in persuading the Ministry of Communications to limit this interpretation to cellular frequencies. However, as a support to the Company's interpretation, under recently issued regulations enacted in relation to the long distance bidding process that will take place in 1996, reversion of assets will not apply to such concessions. Although these rules apply only to long distance service concessions, the Company believes they may establish the government's policy on the interpretation of the reversion of assets issue.

(6)  DEFERRED CHARGES

     Deferred charges consist of:

                                                                   1994          1995
                                                                 ---------      ------
        Organization and preoperating..........................  Ps 15,569      15,406
        Deferred monetary correction...........................     10,959       9,169
        Software...............................................        164       1,425
        Leasehold improvements.................................         51         482
                                                                   -------      -------
                                                                    26,743      26,482
        Less accumulated amortization..........................      1,204       5,121
                                                                   -------      -------
                                                                 Ps 25,539      21,361
                                                                   =======      =======

     Deferred monetary correction represents the inflation adjustment on the portion of the Company's shareholders' equity used to finance the Concession, deferred charges and construction in progress. Since debt is a monetary liability, no inflation adjustment is required, however, since shareholders' equity is non-monetary, inflation adjustments are applied. Such resulting charges were capitalized during the preoperating period and are amortized using the same method for amortization or depreciation as that used for the respective asset.

                        OCCIDENTE Y CARIBE CELULAR S.A.

(7)  MEMORANDUM ACCOUNTS

     Memorandum accounts represent additional disclosures mandated by Colombian generally accepted accounting principles. Such items include guarantees and commitments.

     A summary of memorandum accounts as of December 31, follows:

                                                                  1994          1995
                                                                ---------      -------
        Debtor:
          Goods and securities used as collateral.............  Ps  4,652           --
          Unused lines of credit..............................         --        1,416
          Purchase and sale agreements........................      2,531           --
          Leased assets(1)....................................        295       44,039
          Inflation adjustments on assets.....................     19,833       58,849
                                                                  -------      -------
                                                                   27,311      104,304
        Creditor:
          Inflation adjustment on shareholders' equity........     35,795       35,393
                                                                  -------      -------
                                                                Ps  8,484       68,911
                                                                  =======      =======

---------------
(1) This represents the aggregate amount (without discount to present value) of minimum payments under the lease agreements.

(8) NOTES PAYABLE TO BANKS

     Notes payable to banks as of December 31, consist of the following:

                                                                   1994          1995
                                                                 ---------       -----
        Bank overdrafts........................................  Ps    542         274
        Letters of credit, in U.S. dollars, interest rate
          between 7.60% and 14.75%.............................     17,528       1,690
        Bank acceptances.......................................         59          --
                                                                  --------       -----
                                                                 Ps 18,129       1,964
                                                                  ========       =====

(9) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 1994           1995
                                                               ---------       -------
        Loans payable to banks and corporations in Colombian
          pesos, interest rate between 33.48% and 40.24%,
          maturing
          in 2001............................................  Ps  4,447        55,809
        Loans payable to banks and corporation in US dollars
          with interest between 8.06% and 14.06%, maturing in
          2000...............................................     94,660       117,889
                                                                --------       -------
                                                                  99,107       173,698
        Less current installments............................     34,132        85,862
                                                                --------       -------
        Long-term debt, excluding current installments.......  Ps 64,975        87,836
                                                                ========       =======

     Maturities of long-term debt follow:

                1997..............................................  Ps 29,425
                1998..............................................     28,225
                1999..............................................     24,493
                2000..............................................      5,321
                Thereafter........................................        372
                                                                     --------
                                                                    Ps 87,836
                                                                     ========

     A guaranty trust was set up to serve as the main guaranty for the Company's financing obligations. The trust was set up by eleven trust companies, all of them subsidiaries of Occel's lender banks. To facilitate the

                        OCCIDENTE Y CARIBE CELULAR S.A.

operation of the trust, one of the trust companies was appointed by the others to serve as a leader and administrator of the trust.

     The value of the trust is 70% of the net present value of the revenues of the Company for the first 10 years of operations. The value of the trust is revised every six months. The value of the trust is divided proportionally among all the participating trust companies; each company issues certificates of guarantee as requested. When Occel arranges a loan, both Occel and the creditor bank, request the leader of the trust for the issuance of a certificate of guaranty in the name of the creditor bank. The leader selects in turn, one trust company to issue such certificate. The certificate is issued in the same amount of the loan. The difference between the value of the trust and the total of the certificates issued is available for the issuance of more certificates if needed.

     Additionally, US$50,000,000 are guaranteed by certain Colombian banks including certain indirect shareholders of the Company and are backed by assets of the trust.

(10) ACCOUNTS PAYABLE

     Accounts payable consist of the following:

                                                                  1994           1995
                                                                ---------       ------
        Trade.................................................  Ps 15,343       17,548
        Advance received from shareholders....................         --        2,357
        Other.................................................        683          251
                                                                 --------       ------
                                                                Ps 16,026       20,156
                                                                 ========       ======

     The advance received from shareholders was converted into additional common stock subsequent to December 31, 1995 (see note 16).

(11) ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                    1994         1995
                                                                  --------       -----
        Value added tax.........................................   Ps  254       1,928
        Due to Municipality of Medellin (see note 14)...........        --         345
        Labor liabilities.......................................       140         230
        Deferred income.........................................        77         226
        Technical services......................................     1,330          69
        Other...................................................       968         161
                                                                   -------       -----
                                                                  Ps 2,769       2,959
                                                                   =======       =====

(12) SHAREHOLDERS' EQUITY

     On September 5, 1995 the Shareholders increased the authorized capital to Ps 91,964, representing 91,964,254 shares, with a nominal value of one thousand pesos each.

     In accordance with current regulations, the Company is required to maintain a legal reserve, setting aside a minimum of 10% of net income each year until the reserve reaches 50% of the subscribed capital. Amounts appropriated to legal reserve cannot be reduced below 50% of the subscribed capital unless they are applied to losses in excess of retained earnings.

     In accordance with exchange control provisions in effect, there is no limit on dividend remittances abroad. Article 133 of the law 6 of 1992 established a rate of 10% withholding at source on remittance of dividends or equity earned by companies or other foreign entities without a domicile in the country. This rate was effective through 1994, decreased to 8% for 1995 and will be reduced to 7% for 1996 and thereafter.

                        OCCIDENTE Y CARIBE CELULAR S.A.

(13) OPERATIONS WITH RELATED PARTIES

     The following is a summary of the balances with related parties (direct shareholders) as of December 31, 1994 and 1995 and June 30, 1996:

                                                                    DECEMBER 31,
                                                                  -----------------       JUNE 30,
                                                                  1994        1995          1996
                                                                  -----       -----       --------
        Accounts receivable
          Cable & Wireless PLC..................................      4           4            3
          Antioquia Celular S.A. ...............................     --           1            1
          Empresas Municipales de Cali..........................     --           7            5
          Empresas Publicas de Medellin.........................     --           4           --
        Deferred charges
          Antioquia Celular S.A. ...............................    186          --           --
          Empresa Regional de Telecomunicaciones Celular
            S.A. ...............................................    176          --           --
          Empresa Cafetera Celular S.A. ........................     73          --           --
          Caribe Celular S.A. ..................................     89          --           --
          Cable & Wireless PLC..................................  2,534          --           --
          Empresas Publicas de Medellin.........................     60          --           --
        Other Liabilities
          Deposit for future issuance
            Antioquia Celular S.A. .............................     --         484           --
            Empresa Cafetera Celular S.A. ......................     --       1,703           --
            Caribe Celular S.A. ................................     --         511            0
          Accounts Payable
            Cable & Wireless PLC................................    200       1,185            0
            Antioquia Celular S.A. .............................     --          --           47
            Empresas Publicas de Medellin.......................     --          --           14
          Provisions and other liabilities
            Cable & Wireless PLC................................  1,331          --           --
          Administrative expenses
            Empresas Municipales de Cali........................     --          --           91
            Empresas Publicas de Medellin.......................     --          --          236
         Empresa Regional de Telecomunicaciones Celular S.A. ...     --          --           72
            Empresa Antioquena de Energia.......................     --          --            2
          Other expenses
            Antioquia Celular S.A. .............................     --          --           12
            Caribe Celular S.A. ................................     --          --           38
          Cost of sales
            Empresas Publicas de Medellin.......................      1         264           66
            Empresas Antioquena de Energia......................     --          --           26
            Empresas Municipales de Cali........................     --          --           78

     The Company has entered into interconnection agreements with wireline operators. All of these wireline operators beneficially own capital stock of the Company. The terms of the interconnection agreements include provisions for, among other things, the number of connection points, the method by which signals must be received and transmitted, and the assumption of responsibility for the cost of interconnection. The Company believes that these interconnection agreements contain terms substantially similar to the terms of the interconnection agreements between Cocelco and such wireline operators. In addition, the Company is currently negotiating lease agreements with ECCEL S.A., which owns 9.75% of the capital stock of the Company, and ERT (a

                        OCCIDENTE Y CARIBE CELULAR S.A.

shareholder of Empress Regional de Telecomunicaciones Celularos S.A.), which beneficially owns approximately 3.84% of the capital stock of the Company, for the leasing of transmission capacity.

     The Company has had in the past several consulting arrangements with Cable and Wireless plc (C&W) for the provision of technical, commercial, financial, marketing and billing support. Although currently the Company does not have any consulting arrangement with C&W, the latter continues to provide advice with respect to technical, financial and equipment purchasing matters. The Company has paid C&W approximately Ps1,331 for services rendered during the year ended December 31, 1994.

     A director of the Company is also president of Gilseguros Ltda., an insurance company which has issued insurance policies for the Company. The Company has paid approximately Ps 622,539 (US$582,000) for the six months ended June 30, 1996, approximately Ps 329,781 (US$308,000) for the year ended December 31, 1995 and approximately Ps 54,839 (US$51,000) for the year ended December 31, 1994, for such insurance policies.

(14) COMMITMENTS AND CONTINGENCIES

     The Company has agreements with telephone companies in the Western Region of the Country which establish the technical, operative, administrative, economic, financial and judicial rights and obligations that regulate the access and use of the public switched telephone and the cellular mobile telephone networks, as well as the billing and collection conditions.

     The Company signed a letter of intent to enter into an interconnection agreement in 1995 with the "Empresa Nacional de Telecomunicaciones-Telecom". Such letter of intent includes provisions for the number of connection points, the method by which signals must be received and transmitted, fraud control, billing, damage liability and the assumption of responsibility for the costs of interconnection.

     The Company has signed financial leasing agreements with purchase options for the acquisition of base stations, microwave links and vehicles, with maturities up to the year 2000. The minimum leasing payments as of December 31, 1995 are as follows:

                1996..............................................   Ps  9,617
                1997..............................................       9,563
                1998..............................................       8,724
                1999..............................................       7,559
                2000..............................................       8,576
                                                                     ---------
                                                                     Ps 44,039
                                                                     =========

     On August 17, 1994, the municipality of Medellin through Resolution No. 019 imposed a monthly tax on cellular subscribers (the "Cellular Services Tax") whose calls use base stations located in Medellin. Subsequently, the mayor of Medellin, on January 23, 1995, regulated the billing and collection of this tax through Municipal Decree 1244 (the "Decree"), which imposed upon the two cellular operators of the Western Region the obligation to, in each of their billing systems, determine, bill, collect and transfer this tax. Both regulations have been challenged in court by the Company on the grounds of not being consistent and in conformity with current higher ranking law. Medellin's tax authorities through Resolution No. 005, issued on March 6, 1996, determined that Occel's transfer obligation under the Decree, together with interest, for the period through October 31, 1995 was Ps 317 million (US$303,000). The Company appealed this determination on March 14, 1996, and a decision is still pending. Occel has not collected the Cellular Services Tax from its customers because it believes that the tax is illegal and that the challenges against Resolution No. 019 and the Decree will be successful and, consequently, Resolution No. 005 will not be upheld. In the event of an unfavorable decision, the Company believes that it would be able to collect from its registered customers a portion of the Cellular Services Taxes. At December 31, 1995 the Company recorded Ps 329 million

                        OCCIDENTE Y CARIBE CELULAR S.A.

(US$315,000), excluding interest, as accounts receivable and accrued expenses. No provision has been made for any amounts that may not be recoverable from customers.

     When the proposal for the Concession was presented to the Ministry of Communications, "A" Band cellular operators, including Occel, were not subject to income taxes. However, as mentioned in note 1(1), "A" Band cellular operators are now subject to income taxes. As this affects the economic return on the Concession, the Company has filed a claim against the Ministry of Communications. Should this claim not be accepted by the Ministry, or should the Ministry not recognize an adequate compensation, the Company will go to an arbitration tribunal as established under the Concession. There is no income tax liability for 1995 or earlier years. The Company's net losses may be carried forward for five years.

(15)  MONETARY CORRECTION

     The principal effects of inflation on the affected accounts in the financial statements follow:

                                                                             SIX MONTHS ENDED
                                                                             -----------------
                                                                              JUNE      JUNE
                                                                               30,       30,
                                                1993      1994      1995      1995      1996
                                               -------   -------   -------   -------   -------
    Balance sheets:
      Inventories............................  Ps   --        --       540       372       182
      Property, plant and equipment, net.....       31       566     9,200     4,659     8,183
      Intangible asset, net..................       --    17,365    31,174    23,005    23,030
      Deferred charges.......................    1,279     1,452     2,314     1,674       846
      Deferred monetary correction...........     (540)     (693)   (2,189)       55       387
      Revaluation of shareholders' equity....     (770)  (15,700)  (21,627)  (15,816)  (11,761)
                                               --------  --------  --------  --------  --------
                                                    --     2,990    19,412    13,949    20,867
                                               --------  --------  --------  --------  --------
    Operations:
      Revenues...............................       --      (120)   (2,223)     (843)   (1,938)
      Cost and expenses......................       --       351     3,199     1,155     2,191
      Other (income) expense, net............      (17)     (195)    2,476       951     1,341
                                               --------  --------  --------  --------  --------
                                                   (17)       36     3,452     1,263     1,594
                                               --------  --------  --------  --------  --------
      Net monetary correction income
         (expense)...........................   Ps (17)    3,026    22,864    15,212    22,461
                                               ========  ========  ========  ========  ========

     During the preoperating period, the inflationary effect calculated on intangible assets and deferred charges was recorded as a deferred credit for monetary correction, and the inflationary effect arising from the adjustment to shareholders' equity that financed such assets was recorded as a deferred charge for monetary correction. Deferred balances are amortized using the same method as for the Concession. Starting in September, 1994, when the Company commenced operations, all inflationary effects are recognized as monetary correction in the statements of income (loss).

(16)  SUBSEQUENT EVENT

     In January and February 1996, the shareholders subscribed and paid for Ps 13,000 (12,999,999 shares) of additional common stock.

(17) SUMMARY OF THE SIGNIFICANT DIFFERENCES BETWEEN COLOMBIAN AND UNITED STATES ACCOUNTING PRINCIPLES

     The Company's financial statements are prepared in accordance with Colombian generally accepted accounting principles (Colombian GAAP), which differ in certain significant respects from accounting principles generally accepted in the United States (U.S. GAAP) as described below. The effects of inflation

                        OCCIDENTE Y CARIBE CELULAR S.A.

adjustments have not been eliminated in the reconciliation to U.S. GAAP nor has the Company reflected monetary gains or losses associated with the various U.S. GAAP adjustments.

     All material differences between Colombian GAAP and U.S. GAAP and the effect on net income/loss and total shareholders' equity are presented below. The explanation of the adjustments follows.

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                  YEAR ENDED DECEMBER 31,           (UNAUDITED)
                                              -------------------------------    ------------------
                                                1993        1994       1995       1995       1996
                                              ---------    -------    -------    -------    -------
                                                       (EXPRESSED IN MILLIONS OF CONSTANT
                                              COLOMBIAN PESOS EXCEPT PER SHARE DATA)
RECONCILIATION OF NET INCOME (LOSS)
Net income/(loss) reported under Colombian
  GAAP....................................... Ps    222     (3,237)   (45,948)   (10,229)    (8,761)
  U.S. GAAP adjustments for:
     (a) Capitalized interest................        --          7        457        459        271
     (b) Capitalization of leased assets.....        --        182        630        149      3,295
     (c) Amortization of intangible asset....        --     (4,624)   (16,288)    (8,610)    (9,298)
     (d) Preoperating expenses...............    (3,958)   (11,013)     1,139        (38)       179
     (e) Deferred charges and credits for
         monetary correction.................      (231)       595      2,012      1,269       (388)
     (f) Warrants............................        --         --         --         --       (109)
     (g) Effect of revaluation of
         shareholders' equity................        96        850      3,207      2,427      3,987
                                                 ------    -------    -------    -------    -------
Net loss under U.S. GAAP..................... Ps (3,871)   (17,240)   (54,791)   (14,573)   (10,824)
                                                 ======    =======    =======    =======    =======
RECONCILIATION OF SHAREHOLDERS' EQUITY
Shareholders' equity reported under Colombian
  GAAP.......................................     5,659    127,915     82,706    118,035     88,251
  U.S. GAAP adjustments for:
     (a) Capitalized interest................        --          7        463        465        457
     (b) Capitalization of leased assets.....        --        182        782        309      3,978
     (c) Amortization of intangible asset....        --     (4,624)   (20,157)   (12,675)   (26,907)
     (d) Preoperating expenses...............    (4,234)   (14,481)   (10,978)   (12,769)    (9,411)
     (e) Deferred charges and credits for
         monetary correction.................      (371)       291      2,256      1,525      1,583
     (f) Warrants............................        --         --         --         --     12,196
     (g) Effect of revaluation of
         shareholders' equity:
          From net loss......................        96        850      3,207      2,427      3,987
          From effects of inflation
         accounting..........................       (96)      (850)    (3,207)    (2,427)    (3,987)
                                                 ------    -------    -------    -------    -------
Shareholders' equity under U.S. GAAP......... Ps  1,054    109,290     55,072     94,890     70,147
                                                 ======    =======    =======    =======    =======
ANALYSIS OF CHANGES IN SHAREHOLDERS' EQUITY
Balance at beginning of period...............     3,178      1,054    109,290    109,290     55,072
  Issuance of common stock and warrants......     1,890    125,806         --         --     26,624
  Equity inflation adjustment................      (143)      (328)       573        173       (725)
  Net income (loss)..........................    (3,871)   (17,240)   (54,791)   (14,573)   (10,824)
                                                 ------    -------    -------    -------    -------
Balance at end of period..................... Ps  1,054    109,290     55,072     94,890     70,147
                                                 ======    =======    =======    =======    =======

     (a) CAPITALIZED INTEREST

     Under Colombian GAAP, interest was not capitalized relating to the construction of buildings as there were no loans specifically related to the buildings.

     Under U.S. GAAP, in accordance with the provisions of SFAS 34, interest incurred on borrowings is capitalized to extent that borrowings do not exceed construction in progress. Such treatment increases the amount capitalized and reduces interest expense. Additionally, the U.S. GAAP interest expense adjustment excludes foreign exchange gains and losses on foreign currency borrowings.

                        OCCIDENTE Y CARIBE CELULAR S.A.

     (b) CAPITAL LEASES

     Under Colombian GAAP, lease payments are recorded as an expense. The total liability under lease contracts is recorded in memorandum accounts. The leased asset is only booked when the purchase option is exercised.

     Under U.S. GAAP, equipment under capital leases is recorded as an asset and a liability is recorded for the present value of minimum lease payments at the inception of the lease. This equipment is depreciated over the estimated useful life of the asset.

     (c) INTANGIBLE ASSETS

     Under Colombian GAAP, the intangible asset, consisting of the Concession, is amortized over the life of the Concession using the units of activation method. Under U.S. GAAP, amortization is calculated over the life of the Concession using the straight-line method.

     (d) PREOPERATING EXPENSES

     Under Colombian GAAP, preoperating expenses are capitalized during the preoperating period and amortized when commercial operations begin. Under U.S. GAAP such costs would be expensed as incurred.

     (e) DEFERRED CHARGES AND CREDITS FOR MONETARY CORRECTION

     In accordance with Colombian GAAP for inflation accounting, the effects of inflation on preoperating activities, construction in process and the respective portion of shareholders' equity used to finance such charges are deferred and amortized over the life of the related assets when the Company becomes operational.

     Under U.S. GAAP, such amounts may not be deferred. Accordingly, they are expensed when incurred and the related amortization is reversed and financial statements are prepared in accordance with the historical cost convention.

     (f) WARRANTS

     In accordance with Colombian GAAP, no value has been ascribed to the warrants issued in connection with the 14% Senior Discount Notes, whereas under U.S. GAAP, the Company has ascribed a fair value of Ps 12,196 (US$11.4 million) to the warrants. As a result, the original issue discount related to the 14% Senior Discount Notes is higher under U.S. GAAP and accordingly interest expense is higher under U.S. GAAP.

     (g) EFFECT IN REVALUATION OF SHAREHOLDERS' EQUITY

     This adjustment gives effect to the revaluation of shareholders' equity arising from the above reconciling items.

ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

     PRO-FORMA INCOME TAX EXPENSES

     Under U.S. GAAP, had the current tax law been in effect as of January 1, 1994, pro forma income tax expense and pro forma net loss would have been the following:

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                                     ---------------
                                                                      1994     1995
                                                                     ------   ------
          Income tax expense.......................................      81    1,872
          Net loss.................................................  17,321   56,663
                                                                     ======   ======

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable resulting from customer financing plans and other receivables from customers and distributors. Concentration of credit risk with respect to such receivables is limited to a large number of customers comprising the Company's customer base. However, the Company's customers are concentrated in Colombia and the ability of the customers to pay amounts due depends, in part, upon the

                        OCCIDENTE Y CARIBE CELULAR S.A.

general condition of the Colombian economy. Generally, the Company does not require collateral or other security to support receivables.

  ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

     Effective for fiscal years beginning after December 15, 1995 SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that adoption of SFAS 121 will not have any material impact on Occel's financial position or results of operations.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, trade and other receivables and accounts payables: the carrying amount approximates fair value because of the short maturity of these instruments.

     Long and short-term debt: the carrying amounts of the Company's variable rate borrowings under its credit agreements approximate their fair value. The fair value of the Company's fixed rate debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                              CARRYING AMOUNT       FAIR VALUE
                                                              ---------------       ----------
    Variable rate loans.....................................     Ps 168,384           168,384
    Fixed rate loans........................................          5,314             5,337
                                                                  ---------           -------
                                                                 Ps 173,698           173,721
                                                                  =========           =======

(18) SUBSEQUENT EVENT (UNAUDITED)

     On June 7, 1996, pursuant to an offering of 190,745 units each of which consisted of US$1,000 principal amount at maturity of 14% Senior Discount Notes due 2004 and four warrants to purchase 5.709 shares of Class B common stock, the Company raised US$100.0 million (gross proceeds). Concurrently with the issuance of the units, the Company borrowed US$80.0 million under a bank facility, which loans are secured by security interests in, among other things, (i) all receivables originated from the provision of cellular communications and roaming and interconnection services, (ii) the pledge of 99.99% of the Company's outstanding stock and (iii) the Concession. This loan bears interest at the rate of LIBOR plus 3.75% and has a final maturity date of June 8, 2001. The aggregate net proceeds of the Offering and the borrowings under the Bank Facility were US$171.5 million. Such net proceeds were used to repay substantially all existing indebtedness of the Company and for working capital.

                                                                         ANNEX A

                  GLOSSARY OF CERTAIN TELECOMMUNICATIONS TERMS

active subscribers:                         Reported subscribers currently generating
                                            revenue, which consist of reported subscribers
                                            minus disconnected subscribers.

Analog:                                     A transmission method employing a continuous
                                            electrical signal that varies in amplitude or
                                            frequency in response to changes in sound, light,
                                            position, etc., impressed on transducer in the
                                            sending device.

Band:                                       A range of frequencies between two defined
                                            limits.

Bandwidth:                                  The relative range of frequencies that can be
                                            passed through a transmission medium without
                                            distortion. The greater the bandwidth, the
                                            greater the information carrying capacity.
                                            Bandwidth is measured in hertz.

Base Station:                               In mobile telecommunications, the central radio
                                            transmitter/receiver that maintains
                                            communications with the cellular telephone sets
                                            within a given cell. Each cell or microcell has
                                            its own base station; each base station in turn
                                            is interconnected with other cells' base stations
                                            and with the public switched telephone network.

CDMA:                                       Code Division Multiple Access, a standard of
                                            digital cellular technology which allows for
                                            multiple conversations to be transported on a
                                            single radio carrier using digital "tags".
                                            Systems using this standard have not been placed
                                            into widespread commercial use.

Cell Site:                                  The location of a transmitting/receiving station
                                            serving a given geographic area in a cellular
                                            communications system.

Channel:                                    A pathway for the transmission of information
                                            between a sending point and a receiving point.

Churn:                                      Monthly disconnections expressed as a percentage
                                            of active subscribers at the beginning of the
                                            month.

Covered pops:                               The number of pops in a defined area for whom a
                                            cellular signal is accessible.

CPE:                                        Customer Premises Equipment.

deactivated subscribers                     Subscribers who have been permanently
  (deactivations):                          deactivated, excluded from the billing system and
                                            referred to the legal area for account
                                            settlement. These subscribers are no longer
                                            included in the total of reported subscribers.

Digital:                                    A method of storing, processing and transmitting
                                            information through the use of distinct
                                            electronic or optical pulses that represent the
                                            binary digits 0 and 1. Digital transmission and
                                            switching technologies employ a sequence of
                                            discrete, distinct pulses to represent
                                            information, as opposed to the continuous analog
                                            signal.

disconnected subscribers                    Subscribers whose access to the network has been
  (disconnections):                         temporarily disconnected and are under evaluation
                                            by the Company for reconnection or permanent
                                            deactivation, but who nevertheless remain
                                            included in the total of reported subscribers.

Hand-off:                                   The act of switching a call in progress from one
                                            weak- signal site to a strong-signal site without
                                            disrupting the call. In current cellular systems,
                                            this function is performed by the MTSO, which
                                            monitors the signal strength of ongoing calls
                                            continuously. In cellular networks, both the MTSO
                                            and the user's equipment participate in the
                                            hand-off process.

Hertz:                                      The unit measuring the frequency with which an
                                            alternating electromagnetic signal cycles between
                                            its lowest and highest states. One hertz
                                            (abbreviated Hz) equals one cycle per second. kHz
                                            (kilohertz) stands for thousands of hertz; MHz
                                            (megahertz) stands for millions of hertz and hz
                                            (gigahertz) stands for billions of hertz.

Microwave:                                  The radio band transmission between 300 MHz -- 32
                                            hz.

Microwave Hop:                              The basic microwave transmission path (link),
                                            constituted by a couple of
                                            transmitters/receivers. The microwave frequency
                                            band requires "line of sight" between the two
                                            sides of the hop. Depending on the distance and
                                            topographical conditions, more than one "hop"
                                            could be necessary to establish a complete
                                            microwave transmission link.

MTSO:                                       Mobile Telephone Switching Office; the computer-
                                            controlled MTSO selects the appropriate path for
                                            the transmission of a cellular call and monitors
                                            the hand-off process. The MTSO allows cellular
                                            telephone users to move freely from one cell to
                                            another across the service area while continuing
                                            their calls.

Penetration:                                A cellular operator's subscribers within a
                                            defined area divided by total pops within that
                                            area. Colombian figures are based on reported,
                                            not active, subscribers. Penetration rates for
                                            countries other than Colombia are based on
                                            publicly available figures, which may calculate
                                            subscribers differently than in Colombia.

pops:                                       pops is the established population of the market
                                            and it is currently the most common technique for
                                            the measuring the relative size of a cellular
                                            telecommunications business.

PSTN:                                       Public Switched Telephone Network.

REDCEL:                                     A national cellular association composed of the A
                                            Band operators in the Western, Eastern and
                                            Atlantic Regions to enable their respective
                                            subscribers to make calls throughout the country
                                            and to enhance their competitive position.

reported subscribers:                       The subscribers as reported by the Company to the
                                            Colombian Ministry of Communications. Prior to
                                            September 1995, in accordance with the reporting
                                            guidelines of the Ministry of Communications, the
                                            Company filed quarterly reports which did not
                                            cover calendar quarters, but lagged by
                                            approximately one month. For purposes of
                                            consistency, reported subscribers set forth
                                            herein for periods prior to September 1995 have
                                            been calculated to conform to calendar quarters.
                                            Consistent with the Company's interpretation of
                                            the Ministry's reporting guidelines and with what
                                            the Company believes to be the common
                                            interpretation of cellular operators in Colombia,
                                            the Company currently includes in such term
                                            subscribers who have been temporarily
                                            disconnected and are under evaluation by the
                                            Company for reconnection or permanent
                                            deactivation. Prior to September 1995, reported
                                            subscribers also included permanently deactivated
                                            subscribers.

Repeater:                                   A device which automatically retransmits received
                                            signals on an outbound circuit, generally in an
                                            amplified form.

Roaming:                                    A service offered by mobile communications
                                            providers which allows a subscriber to use his or
                                            her cellular telephone while in the service area
                                            of another carrier.

Site or Cell Splitting                      The process of dividing sites or cells into
  or Sectorization:                         smaller coverage areas by reducing their power
                                            output and the antenna height of the station
                                            transmitter. Site or cell splitting (or
                                            sectoring) allows for the further reuse of
                                            frequencies by a mobile communications system.

Switch:                                     A device that opens or closes circuits or selects
                                            the paths or circuits to be used for transmission
                                            of information. Switching is the process of
                                            interconnecting circuits to form a transmission
                                            path between users.

TDMA:                                       Time Division Multiple Access, like AMPS, divides
                                            the radio spectrum into 30 kHz channels. The
                                            distinguishing feature of TDMA is it employs
                                            digital techniques at the base station and in the
                                            cellular radio to subdivide each channel into
                                            time slots which can be assigned to different
                                            users. Voice, data and access information are
                                            converted to digital information that is sent and
                                            received in bursts over the time slots. These
                                            bursts can be encoded, transmitted and decoded in
                                            a fraction of the time required to produce sound.
                                            The result is that only a fraction of the air
                                            time is used, and other subscribers can use the
                                            remaining time on a radio channel. Current IS-54
                                            TDMA technology allows three subscribers to share
                                            one channel without interference. With improved
                                            compression techniques, six subscribers could
                                            share a channel.

TRC:                                        Colombian Telecommunications Regulatory
                                            Commission.

VOZAVOZ:                                    The Company's primary cellular service.

Wireline Telephone:                         Conventional landline telephone.

                                                                         ANNEX B

     The following information has been made public by the Republic of Colombia and has not been prepared or independently verified by the Company or the Initial Purchasers or any of their respective affiliates or advisers.

     The Company is including such information solely because it is readily available and may be useful to a reader. Such information is not, nor is its inclusion herein meant to suggest that it is, all the information concerning Colombia that is or may be material to an investor. Moreover, such information pertains to Colombia as a whole and is not specific to the Western Region, the location of the Company's business, and should not be viewed as reflective of the Western Region. The following information should be read in conjunction with the information set forth under "Risk Factors -- Risks Related to Colombian Political, Economic and Social Factors". Investors who wish to know more about Colombia are urged to consult the wide variety of information available from public sources.

                              REPUBLIC OF COLOMBIA

A.  OVERVIEW

     Since 1950, Colombia has enjoyed positive real economic growth in every year (ranging from a low of 0.95% in 1982 to a high of 8.47% in 1978) and relatively stable rates of inflation (with a low of 2.2% in 1955 and a high of 32.6% in 1963). Inflation (as measured by the Colombian consumer price index ("CPI")) averaged 25.9% between 1990 and 1994. Unlike other major Latin American countries, Colombia was not forced to restructure its debt with foreign creditors during the 1980s, and instead entered into voluntarily syndicated loan agreements to refinance certain maturities of its commercial bank debt. During the same period, Colombia maintained access to new borrowings through multilateral and bilateral credits. Colombia has regularly paid all principal and interest payments on its external debt for over 60 years.

     Former President Cesar Gaviria, upon taking office in August 1990, introduced a program called Apertura (opening), designed to transform the economy from a relatively protected one to a modern, open economy, and to redefine the government's role in the economy. Under Apertura, the government, among other measures:

     - Removed restrictions on foreign investment generally, and eliminated restrictions on remittances of capital and dividends;

     - Eliminated import quotas and, during the 1989-1994 period, reduced tariffs from an average effective rate of 43.7% to 11.6% and entered into free trade agreements with Venezuela and some of its other regional trading partners;

     - Granted greater independence to Banco de la Republica, the country's central bank;

     - Reduced foreign exchange controls;

     - Began to liberalize labor laws, permitting greater flexibility in labor contracts and eliminating restrictions on severance and furloughs of workers, and partially privatized the pension system; and

     - Undertook a program of privatizing certain state-owned companies and financial institutions.

     Under the Samper administration, the Apertura has been modified, and investors should consult other sources for an evaluation of the success of the program to date.

GEOGRAPHY

     Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west.

GOVERNMENT AND POLITICAL PARTIES

     The Republic of Colombia is one of the oldest democracies in the Americas, with regular transitions of power between successive administrations since 1957. The main political parties are the Liberal Party (to which President Samper belongs) and the Partido Social Conservador. There are other minority parties, including the Alianza Democratica M-19, a former guerrilla organization that recently became a recognized political party.

     In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The main features of the new Constitution include further governmental decentralization, increased Congressional powers and the creation of several new public agencies. A number of judicial reforms were also introduced to improve the government's ability to combat the guerrilla and narcotic-related violence, and to enhance control and supervision over public officials.

B.  ECONOMY

GROSS DOMESTIC PRODUCT

     Traditionally, agriculture has played a large role in the Colombian economy, accounting for an estimated 19.7% of GDP in 1994, compared to 20.0% of GDP for industry. In 1994, agricultural activity increased by 2.0% in real terms (despite a decrease in coffee production of 11.8%), industrial activity increased by 2.8% (due to a 4.7% increase in manufacturing partly offset by an 11.7% decrease in coffee processing), construction increased by 11.8%, and services increased by 8.3%. Between 1990 and 1994, GDP grew at an average annual rate of 4.2%. Real GDP growth for 1994 was 5.7%, which was achieved despite lower prices for commodities, especially oil.

     The following table sets forth the annual change in Colombia's real GDP by sector for the periods indicated.

                           REAL GDP GROWTH BY SECTOR

                                                                       1990       1991       1992      1993(1)    1994(1)
                                                                      -------    -------    -------    -------    -------
Agriculture, Livestock, Fishing,
  Forestry and Hunting
  Coffee............................................................     28.4%      15.3%      (0.5)%    (15.6)%    (11.8)%
  Other Agriculture and Livestock...................................      3.2        2.5       (2.2)       5.3        3.7
  Fishing, Forestry and Hunting.....................................      3.9        5.5        1.3       (2.5)       7.6
                                                                      -------    -------    -------    -------    -------
        Total Agriculture...........................................      5.8        4.2       (1.8)       2.1        2.0
Industry
  Coffee Processing.................................................     21.9       (7.2)      22.9      (17.0)     (11.7)
  Manufacturing.....................................................      2.0        2.1        1.9        5.0        4.7
                                                                      -------    -------    -------    -------    -------
        Total Industry..............................................      4.2        0.8        4.5        1.8        2.8
Mining(2)...........................................................      5.9       (0.6)      (3.9)      (4.0)       0.6
Construction........................................................    (13.1)       0.2        7.3        6.0       11.8
Services
  Transportation and Storage........................................      1.7        2.6        5.9        3.1        5.8
  Communications....................................................     12.0        6.4        3.1        5.0       11.6
  Retail, Restaurants and Hotels....................................      2.8        0.4        2.6        7.4        5.0
  Financial Services................................................      9.3        6.2        4.1       11.0       15.0
  Housing...........................................................      2.9        3.5        2.9        5.0        5.0
  Personal Services.................................................      2.6        3.7        1.0        3.1        5.5
  Government........................................................      2.9       (0.3)      12.5        5.0       11.7
  Domestic Services.................................................      2.0        3.7        1.0        3.1        3.0
  Utilities.........................................................      3.8        3.1       (5.8)      11.0        6.6
                                                                      -------    -------    -------    -------    -------
Total Services......................................................      4.0        2.5        4.7        6.2        8.3
                                                                      -------    -------    -------    -------    -------
Subtotal............................................................      3.9        2.3        2.9        4.0        5.7
Minus: Imputed Banking Services.....................................     (3.4)       9.3       (3.6)      15.7       20.8

                                                                       1990       1991       1992      1993(1)    1994(1)
                                                                      -------    -------    -------    -------    -------
Plus: Duties and Tariffs on Imports.................................      9.8       (1.4)      36.7       46.0       16.0
                                                                      -------    -------    -------    -------    -------
Real GDP............................................................      4.3        2.0        4.0        5.2        5.7
                                                                      =======    =======    =======    =======    =======

---------------
(1) Estimated
(2) Includes petroleum.
    Source: DANE

FOREIGN TRADE

     Colombia's trade has historically been, and continues to be, dominated by the export of raw materials and the import of intermediate and capital goods.

     The following table shows the composition of Colombia's exports for the periods indicated.

                      EXPORTS (FOB) BY GROUPS OF PRODUCTS

                                                                                                          JAN.-
                                                                                                          AUGUST     % OF
                                          1990         1991         1992         1993         1994       1995(1)     TOTAL
                                       ----------   ----------   ----------   ----------   ----------   ----------   -----
                                                                      (MILLIONS OF DOLLARS)
Mining
  Oil and its Derivatives............  US$1,951.0   US$1,460.5   US$1,395.6   US$1,323.0   US$1,318.2   US$1,296.6   19.4 %
  Coal...............................       544.8        630.2        555.4        567.0        552.9        349.5    5.2
  Emeralds...........................       112.4        142.9        179.7        399.6        422.3        387.7    5.8
  Nickel.............................       146.3        143.5        125.1        101.8        118.8        122.8    1.8
  Gold(2)............................       374.4        408.5        363.5        312.5        304.7        182.4    2.7
  Platinum...........................         1.0          2.3          0.1         15.4         37.2         12.1    0.2
  Others(3)..........................        14.0         25.7         17.4         14.4         21.1         15.6    0.2
                                         --------     --------     --------     --------     --------     --------   -----
                                          3,143.9      2,813.6      2,636.8      2,733.9      2,775.2      2,366.7   35.5
Agriculture, Livestock, Forestry and
  Fishing, except Coffee.............       812.3      1,103.0      1,095.6      1,062.7      1,239.0        827.1   12.4
Coffee...............................     1,399.2      1,323.6      1,258.9      1,139.7      1,990.1      1,212.8   18.2
Industry
  Foods, Beverages and Tobacco.......       274.6        254.3        345.1        334.1        425.3        380.0    5.7
  Textiles and Apparel(4)............       817.3      1,013.7        905.8      1,042.8      1,033.9        772.3   11.6
  Wood and its Derivatives...........         9.9         17.0         18.7         18.9         13.8         10.1    0.2
  Paper and its Byproducts...........       122.9        175.6        184.0        198.5        214.1        163.2    2.4
  Chemicals..........................       233.2        345.1        389.8        441.0        544.8        543.9    8.2
  Nonmetallic Minerals...............        79.4        120.7        105.0        109.5        119.5         84.5    1.3
  Iron and Steel Industries..........        69.6        109.0        101.7         90.8        126.1        108.8    1.6
  Machinery and Equipment............        74.5        144.4        152.5        155.9        164.0        113.0    1.7
  Other Industries(5)................        43.2         87.4         69.8        101.3        110.4         86.5    1.3
                                         --------     --------     --------     --------     --------     --------   -----
                                          1,724.6      2,267.2      2,272.4      2,492.8      2,751.9      2,262.3   33.9
                                         --------     --------     --------     --------     --------     --------   -----
Total Exports........................  US$7,080.0   US$7,507.4   US$7,263.7   US$7,429.1   US$8,756.2   US$6,668.9   100.0%
                                         ========     ========     ========     ========     ========     ========   =====

---------------
(1) Estimated.

(2) Includes domestic purchases of gold by Banco de la Republica.

(3) Includes salt, clay and sand mining and manufacture of fertilizers, chemicals and other products.

(4) Includes leather, leather products and plastic.

(5) Includes jewelry, musical instruments, sporting goods and other products.

Source: Banco de la Republica, based on information provided by DANE.

     The following table shows the composition of Colombia's major imports for the periods indicated.

                                 IMPORTS (CIF)

                                                                                                          JAN.-
                                                                                                           JUNE      % OF
                                         1990         1991         1992         1993        1994(1)      1995(1)     TOTAL
                                      ----------   ----------   ----------   ----------   -----------   ----------   -----
                                                                     (MILLIONS OF DOLLARS)
Consumer Goods
  Non-Durable.......................  US$  243.0   US$  280.4   US$  445.2   US$  676.5   US$ 1,010.1   US$  564.0    8.4 %
  Durable
    Autos...........................       103.8        164.2        276.1        787.1         989.1        490.0    7.3
    Arms and Military
      Equipment(2)..................       132.3        104.6         40.0        125.5          30.8         16.0    0.2
    Others(3).......................        72.1         73.6        167.0        226.1         305.1        174.0    2.6
                                        --------     --------     --------     --------     ---------     --------   -----
                                           308.2        342.4        483.1      1,138.7       1,325.0        680.0   10.2
                                        --------     --------     --------     --------     ---------     --------   -----
                                           551.1        622.8        928.3      1,815.2       2,335.1      1,244.0   18.6
Raw Materials and Intermediate Goods
  Fuels(4)..........................       327.6        283.7        344.3        361.5         322.2        213.1    3.2
  Agricultural......................       251.1        197.6        251.2        228.4         296.1        167.8    2.5
  Industrial
    Chemical and Pharmaceutical
      Products......................     1,135.7      1,101.5      1,241.5      1,529.6       1,788.5      1,140.0   17.0
    Mineral Products................       704.4        693.4        817.2      1,066.1       1,264.0        749.2   11.2
    Non-food Agricultural
      Products......................       334.2        351.1        514.2        676.6         759.3        463.0    6.9
    Food Products...................       213.9        147.0        225.5        317.2         368.2        257.0    3.8
                                        --------     --------     --------     --------     ---------     --------   -----
                                         2,388.2      2,293.0      2,798.4      3,589.5       4,180.0      2,609.2   39.0
                                        --------     --------     --------     --------     ---------     --------   -----
                                         2,966.9      2,774.3      3,393.9      4,179.4       4,798.3      2,990.1   44.7
Capital Goods
  Construction Materials............       161.0         55.3         61.4        119.4         194.0        118.9    1.8
  Agricultural......................        40.0         27.7         26.7         51.4          73.2         34.1    0.5
  Industrial
    Industrial Machinery............       680.8        514.4        824.2      1,112.8       1,197.8        681.0   10.2
    Office and Technical
      Machinery.....................       215.8        234.0        308.0        523.2         598.0        314.6    4.7
    Others(5).......................       398.0        383.8        443.8        601.5         927.4        603.2    9.0
                                        --------     --------     --------     --------     ---------     --------   -----
                                         1,294.6      1,132.2      1,576.0      2,237.5       2,723.2      1,598.8   23.9
  Transportation....................       518.5        354.5        590.4      1,426.4       1,751.1        701.0   10.5
                                        --------     --------     --------     --------     ---------     --------   -----
                                         2,014.1      1,569.7      2,254.5      3.834.7       4,741.5      2,452.8   36.7
Unclassified........................        56.5          0.3          2.3          2.2           8.4          2.0    0.0
                                        --------     --------     --------     --------     ---------     --------   -----
Total...............................  US$5,588.7   US$4,967.1   US$6,579.0   US$9,831.4   US$11,883.3   US$6,688.9   100.0%
                                        ========     ========     ========     ========     =========     ========   =====

---------------
(1) Estimated.

(2) Beginning in 1992, certain goods formerly classified as Arms and Military Equipment were reclassified.

(3) Includes furniture, household goods, home appliances, domestic utensils and ornamental objects.

(4) Includes oil derivatives and coal.

(5) Includes parts and accessories for industrial machinery and other equipment.

Source: Direccion de Impuestos y Aduanas Nacionales (National Directorate of Customs and Taxes).

DIRECT FOREIGN INVESTMENT

     The following table sets forth information on net foreign investment by sector (excluding petroleum) for the periods indicated below.

                                    NET DIRECT FOREIGN INVESTMENT BY SECTOR(1)
                   -----------------------------------------------------------------------------
                                                                                      JAN.-JUNE
                     1990         1991         1992         1993          1994           1995
                   --------     --------     --------     --------     ----------     ----------
                                               (MILLIONS OF DOLLARS)
Agriculture and
  Fishing........    US$5.3       US$1.5       US$5.4      US$12.9     US$   12.4     US$   23.5
Mining...........      48.3        (42.8)        75.5          6.0           25.8           74.3
Manufacturing....     118.0        132.0         69.8        197.9          364.9          228.5
Public
  Services.......       0.0          0.0          0.1          0.0            6.3            3.1
Construction.....      41.7         (1.0)        19.3         18.9           33.0           18.5
Commerce.........      12.1          7.4         19.4         31.3           81.2           59.4
Transportation
  and
 Communications..       0.0         (0.3)         6.6          5.8          157.2          102.1
Finance(2).......       4.8          4.2        153.6        159.3          701.1          229.4
Social
  Services.......       0.1          0.5          0.4          1.4            1.8           16.7
Others...........       0.0          0.4          0.4          3.0            5.8            0.8
                   --------     --------     --------     --------       --------       --------
Total (excluding
  petroleum).....  US$230.3     US$101.9     US$350.4     US$436.5     US$1,389.6     US$  756.3
                   ========     ========     ========     ========       ========       ========

---------------
(1) Net foreign investment registered with Banco de la Republica, less remittances of capital. The figures provided in this table represent the amount officially registered for foreign investment with Banco de la Republica. They may differ from the amounts actually invested in Colombia.

(2) Includes portfolio investment of $61.1 million in 1992, $43.7 million in 1993, $587.7 million in 1994 and $128.5 million in the first six months of 1995.

Source: Banco de la Republica.

C.  MONETARY SYSTEM AND MONETARY AGGREGATES

     Banco de la Republica, Colombia's central bank, was chartered in 1923. Following ratification of the new Constitution in 1991, Banco de la Republica was granted greater independence from the government in the formulation of monetary policy.

     Monetary and exchange rate policy is set by Banco de la Republica's Board of Directors. The Board of Directors is composed of seven members, five of whom are permanent members appointed by the President for four-year terms, although at the expiration of their terms, the President may not replace more than two such members. The Minister of Finance, the sixth member of the Board of Directors, is the sole representative of the government on the Board of Directors. The seventh member, who is the Governor of Banco de la Republica, is elected by the other six members. Unless all seven members of the Board of Directors vote to do so, Banco de la Republica may not finance the government's budget deficits, and Banco de la Republica is prohibited from making loans to the private sector (except to provide liquidity to the financial system or for the intermediation of foreign indebtedness).

INFLATION AND INTEREST RATES

     The following table shows changes in the CPI and the producer price index ("PPI") and average deposit rates for the periods indicated.

                          INFLATION AND INTEREST RATES

                                                                                    SHORT-TERM
                                                                                  REFERENCE RATE
                           PERIOD                         CPI (1)     PPI (1)       (DTF) (2)
    ----------------------------------------------------  -------     -------     --------------
    1990................................................    32.4%       29.9%          36.4%
    1991................................................    26.8        23.1           37.2
    1992................................................    25.1        17.9           26.7
    1993................................................    22.6        13.2           25.8
    1994................................................    22.6        20.7           29.4
    1995
    January.............................................    21.0        18.7           32.3
    February............................................    20.9        18.4           34.3
    March...............................................    21.3        18.7           35.2
    April...............................................    21.2        19.7           35.7
    May.................................................    21.3        20.0           34.8
    June................................................    21.7        21.5           34.0
    July................................................    21.5        19.4           30.2
    August..............................................    21.1        17.8           29.1
    September...........................................    20.8        17.2           30.1
    October.............................................    20.5        15.6           29.4
    November............................................    20.1        15.8           29.4

---------------
(1) For annual periods from 1990-1994, percentage change over the twelve months ending December 31 of each year; for monthly periods in 1995, percentage change over the previous twelve months at end of each month indicated. The Wholesale Price Index was changed to the PPI in January 1991.

(2) Average for each of the years 1990-1994, and for each month in 1995, of the short-term composite reference rate (Depositos a termino fijo ("DTF")), as calculated by the Superintendency of Banks.

Sources: DANE; Banco de la Republica.

FOREIGN EXCHANGE RATES AND INTERNATIONAL RESERVES

     Colombia's official monetary unit is the peso, the value of which was established against foreign currencies under a crawling peg system between 1967 and 1991. Under this system, the nominal exchange rate was determined by Banco de la Republica.

     In February 1994, Banco de la Republica instituted a mechanism, which consists of a 15% band within which the exchange rate is allowed to fluctuate. Banco de la Republica intervenes by selling or purchasing its debt securities in order to maintain the exchange rate within the 15% band. Such band is allowed to depreciate by small amounts to meet an annual target devaluation rate.

     Foreign exchange transactions today occur at free, or market, exchange rates. During 1994, the nominal exchange rate devalued by 3.6%, while appreciating 8.9% in real terms.

     International Reserves

     As of December 31, 1994, net international reserves were US$8,002 million, representing coverage of approximately nine months of imports of goods and approximately six months of imports of goods and services.

     The following table shows the composition of international reserves of Banco de la Republica at each of the dates indicated.

                             INTERNATIONAL RESERVES

                                                                                               SEPTEMBER 30,
                                     1990        1991        1992      1993(1)     1994(2)        1995(2)
                                   --------    --------    --------    --------    --------    -------------
                                                             (MILLIONS OF DOLLARS)
Gross International Reserves
  Monetary Gold..................  US  $248    US  $324    US  $172    US  $119    US  $112      US    $99
  Special Drawing Rights.........       129         129          48         158         170            172
  Andean Pesos...................        20          20          20          20          20             20
  Foreign Exchange...............     4,049       5,866       7,231       7,299       7,439          7,749
  Others(3)......................       149         161         257         337         361            413
                                   --------    --------    --------    --------    --------       --------
                                      4,595       6,500       7,728       7,932       8,102          8,453
Less: Short and Medium-Term
  Liabilities of Banco de la
  Republica......................        94          80          15          63         100            128
                                   --------    --------    --------    --------    --------       --------
    Net International Reserves...  US$4,501    US$6,420    US$7,713    US$7,869    US$8,002      US $8,325
                                   ========    ========    ========    ========    ========       ========
Reserves (Months of Imports (FOB))
    Goods........................        11          17          15          10           9              8
    Goods and Services...........         6           9           9           7           6              5

---------------
(1) Preliminary. Beginning in 1993, Colombia's method of valuing gold and foreign currencies was changed from historical cost to market value at end of period. In addition, the methodology for valuing international monetary assets and liabilities was changed from a cash to an accrual basis. The combined effect of these two changes was an increase in international reserves of US$254 million at December 31, 1993.
(2) Estimated.
(3) Includes deposits in Latin American Reserve Fund and Andean Reserve Fund and compensation agreements.

Source: Banco de la Republica.

SECURITIES MARKETS

     Colombia has three stock exchanges, one located in each of the cities of Bogota, Medellin and Cali. The stock exchanges are owned by member firms that are responsible for developing and implementing regulations governing trade on their exchanges. Although self-regulating, they remain subject to the approval and supervision of the Superintendency of Securities, the principal securities market regulatory agency. According to the Superintendency of Securities, the market capitalization of the three exchanges as of December 31, 1994 was US$18.5 billion, with an average daily value of shares traded during 1994 of US$11.6 million.

     The total value of securities traded on the three Colombian stock exchanges during 1994 was Ps18,652 billion (approximately US$22.6 billion), representing nominal growth of 75.4% over the value of securities traded in 1993. Both debt and equity securities are traded on the three stock exchanges, including stocks and bonds of private-sector corporations, although the vast majority of securities traded are fixed income debt securities.

     At the end of 1994, over 216 stocks were listed on the three exchanges. In October 1995, the five companies with most actively traded shares on the three exchanges represented 29.9% of the total value of stocks traded on the three exchanges.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................    2
Exchange Rates.............................    4
Prospectus Summary.........................    5
Risk Factors...............................   16
Use of Proceeds............................   24
The Refinancing............................   24
Capitalization.............................   25
The Exchange Offer.........................   26
Selected Financial and Operating Data......   33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   36
Business...................................   46
Regulation.................................   64
Management.................................   68
Principal Shareholders.....................   71
Certain Transactions with Related
  Parties..................................   72
Description of Company Indebtedness........   72
Description of the Notes...................   73
Book-Entry, Delivery and Form Procedures...  100
Taxation...................................  102
Foreign Investment and Exchange Controls in
  Colombia.................................  106
Plan of Distribution.......................  108
Enforcement of Foreign Judgments in
  Colombia.................................  109
Legal Matters..............................  109
Experts....................................  109
Index to Financial Statements..............  F-1
Annex A -- Glossary of Certain
  Telecommunications Terms.................  A-1
Annex B -- Republic of Colombia............  B-1

    UNTIL             , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE ORIGINAL DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                     [LOGO]
                               OCCIDENTE Y CARIBE
                                  CELULAR S.A.
                                 EXCHANGE OFFER
                       14% SERIES B SENIOR DISCOUNT NOTES
                                    DUE 2004
                               -----------------

                                   PROSPECTUS
                               -----------------
                                           , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors who vote in favor of a resolution and officers who perform any act, or omit to do so, in connection with their responsibilities are jointly and severally liable to the Company, the shareholders and third parties for any direct damages resulting from their fault, willful misconduct or gross negligence. There is a presumption of fault in cases where directors or officers breach their duties or violate the law or by-laws of the Company. Directors and officers also have criminal liability where they provide false information to government authorities or officers or to any other person through written statements or certifications (including by a prospectus) or permit, tolerate, order or cover up fraudulent information (deceit) in the financial statements of the Company.

     Under Colombian law, the Company can indemnify its directors and officers and purchase director and officer insurance. However, the Company's by-laws currently do not provide for indemnification of directors or officers, and the Company presently does not have any director and officer insurance in effect.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

    EXHIBIT
     NUMBER                                        DESCRIPTION
    --------      ------------------------------------------------------------------------------
      *3.01   --  By-laws of Occidente y Caribe Celular S.A., as amended.
      *4.01   --  Indenture dated as of June 1, 1996, between Occidente y Caribe Celular S.A.
                  and The Bank of New York, as Trustee.
      *4.02   --  Form of Old Note.
      *4.03   --  Form of New Note (contained in Exhibit 4.02).
      *4.04   --  Registration Rights Agreement dated as of June 7, 1996, among Occidente y
                  Caribe Celular S.A., and Merrill Lynch & Co. and ING Baring (U.S.) Securities,
                  Inc.
      *4.05   --  Letter of Transmittal to The Bank of New York as Exchange Agent for the
                  exchange of 14% Series B Senior Discount Notes due 2004 which have been registered under the United States Securities Act of 1933 for 14% Senior
                  Discount Notes due 2004.
      *4.06   --  Form of Notice of Guaranteed Delivery.
       5.01   --  Opinion and Consent of Cravath, Swaine & Moore as to the legality of securities being registered.
       5.02   --  Opinion of Holguin, Neira y Pombo Abogados as to the legality of securities being registered.
       8.01   --  Opinion and consent of Cravath, Swaine & Moore as to certain tax matters.
     *10.01   --  Purchase Agreement dated May 31, 1996, among Occidente y Caribe Celular S.A., and Merrill Lynch & Co. and ING Baring (U.S.) Securities, Inc.
     *10.02   --  Credit Agreement dated as of June 6, 1996, among Occidente y Caribe Celular
                  S.A., the lenders named therein, ING Bearing (U.S.) Securities, Inc. and
                  Merrill Lynch & Co., as Arrangers, and ING Bank, N.V. and ING (U.S.) Capital
                  Corporation, as Administrative and Collateral Agents.
     *10.03   --  Concession Agreement dated March 28, 1994, between Occidente y Caribe Celular
                  S.A. and the Colombian Ministry of Communications.

    EXHIBIT
     NUMBER                                        DESCRIPTION
    --------      ------------------------------------------------------------------------------
     *10.04   --  Interconnection Agreement dated August 8, 1994, between Occidente y Caribe
                  Celular S.A. and Empresas Publicas de Medellin.
     *10.05   --  Interconnection Agreement dated April 17, 1995, between Occidente y Caribe
                  Celular S.A. and Empresas Municipales de Cali.
     *10.06   --  Interconnection Agreement dated December 26, 1994, between Occidente y Caribe
                  Celular S.A. and Empresas Publicas de Manizales.
     *10.07   --  Interconnection Agreement dated November 3, 1995, between Occidente y Caribe
                  Celular S.A. and Empresas Publicas de Pereira.
     *10.08   --  Interconnection Agreement dated November 9, 1995, between Occidente y Caribe
                  Celular S.A. and Empresa de Telecomunicaciones de Armenia.
     *10.09   --  Interconnection Letter of Intent dated January 25, 1995, between Occidente y
                  Caribe Celular S.A. and Empresas Departamentales de Antioquia.
     *10.10   --  Interconnection Letter of Intent dated April 10, 1995, between Occidente y
                  Caribe Celular S.A. and Telecom.
     *10.11   --  Warrant Agreement dated as of June 7, 1996, between Occidente y Caribe Celular
                  S.A. and The Bank of New York, as Warrant Agent.
     *12.01   --  Statement re Computation of Fixed Charge Coverage Deficiency
      23.01   --  Consent of Cravath, Swaine & Moore (contained in Exhibit 5.01).
      23.02   --  Consent of Holguin, Neira y Pombo Abogados (contained in Exhibit 5.02).
      23.03   --  Consent of Doctor Lucy Cruz de Quinones
      23.04   --  Consent of KPMG Peat Marwick.
     *25.01   --  Statement of Eligibility of Trustee on Form T-1.

---------------

* Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES

    SCHEDULE
     NUMBER                                   DESCRIPTION OF SCHEDULE
    --------       ------------------------------------------------------------------------------
       II          Valuation and Qualifying Accounts

     All other schedules are omitted because they are not applicable or not required.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this Securities Act) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished.

     (5) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

     (7) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Medellin, Colombia on November 15, 1996.

                                          OCCIDENTE Y CARIBE CELULAR S.A.

                                             /s/  GILBERTO ECHEVERRI-MEJiA
                                          By:

                                                   Gilberto Echeverri-Mejia
                                                        President


     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on November 15, 1996.


                 SIGNATURES                                          TITLE
---------------------------------------------      ------------------------------------------
        /s/  GILBERTO ECHEVERRI-MEJiA              President (principal executive officer)
---------------------------------------------
          Gilberto Echeverri-Mejia
           /s/  ALVARO H. MUNOZ R.                 Vice President-Finance (principal
---------------------------------------------      financial officer)
             Alvaro H. Munoz R.
           /s/  CARLOS H. RAMiREZ                  Director of Accounting (principal
---------------------------------------------      accounting officer)
              Carlos H. Ramirez
         /s/  JULIO M. AYERBE-MUNOZ                Director
---------------------------------------------
            Julio M. Ayerbe-Munoz
          /s/  RAUL CANAL-CARDENAS                 Director
---------------------------------------------
             Raul Canal-Cardenas
         /s/  ANA I. JARAMILLO-MEJiA               Director
---------------------------------------------
           Ana I. Jaramillo-Mejia
       /s/  LUIS F. DANGOND-LACOUTOURE             Director
---------------------------------------------
         Luis F. Dangond-Lacoutoure
           /s/  JABIB CHAR ABDALA                  Director
---------------------------------------------
              Jabib Char Abdala
      /s/  MAURICIO RESTREPO-GUTIERREZ             Director
---------------------------------------------
         Mauricio Restrepo-Gutierrez
        /s/  LUIS ESTEBAN ECHAVARRiA               Director
---------------------------------------------
           Luis Esteban Echavarria
              /s/  JON R. HILL                     Director
---------------------------------------------
                 Jon R. Hill
             /s/  DOMINIC CROLLA                   Director
---------------------------------------------
               Dominic Crolla
           /s/  DONALD J. PUGLISI                  Authorized Representative in the United
---------------------------------------------      States
              Donald J. Puglisi

                                                                     SCHEDULE II

                        OCCIDENTE Y CARIBE CELULAR S.A.

                       VALUATION AND QUALIFYING ACCOUNTS

                   YEARS ENDED DECEMBER 31, 1995, 1994, 1993

                                                              ADDITIONS
                                               BALANCE AT     CHARGED TO                       BALANCE AT
                                               BEGINNING       COST AND                         CLOSE OF
                                                OF YEAR        EXPENSE        DEDUCTIONS          YEAR
                                               ----------     ----------     -------------     ----------
                                                                 (000'S OMITTED)
Year Ended December 31, 1995:
  Allowance for Doubtful Accounts..........          --          5,363              --            5,363
                                               =========      =========      =========         =========
Year Ended December 31, 1994:
  Allowance for Doubtful Accounts..........          --             --              --               --
                                               =========      =========      =========         =========
Year Ended December 31, 1993:
  Allowance for Doubtful Accounts..........          --             --              --               --
                                               =========      =========      =========         =========

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
     NUMBER                                  DESCRIPTION                                 PAGE
    --------      ------------------------------------------------------------------ ------------
      *3.01   --  By-laws of Occidente y Caribe Celular S.A., as amended............
      *4.01   --  Indenture dated as of June 1, 1996, between Occidente y Caribe
                  Celular S.A. and The Bank of New York, as Trustee.................
      *4.02   --  Form of Old Note..................................................
      *4.03   --  Form of New Note (contained in Exhibit 4.02)......................
      *4.04   --  Registration Rights Agreement dated as of June 7, 1996, among
                  Occidente y Caribe Celular S.A., and Merrill Lynch & Co. and ING
                  Baring (U.S.) Securities, Inc.....................................
      *4.05   --  Letter of Transmittal to The Bank of New York as Exchange Agent
                  for the exchange of 14% Series B Senior Discount Notes due 2004 which have been registered under the United States Securities Act of 1933 for 14% Senior Discount Notes due 2004....................
      *4.06   --  Form of Notice of Guaranteed Delivery.............................
      *5.01   --  Opinion and Consent of Cravath, Swaine & Moore as to the legality of securities being registered....................................
       5.02   --  Opinion of Holguin, Neira y Pombo Abogados as to the legality of securities being registered.......................................
      *8.01   --  Opinion and consent of Cravath, Swaine & Moore as to certain tax matters...........................................................
     *10.01   --  Purchase Agreement dated May 31, 1996, among Occidente y Caribe
                  Celular S.A., and Merrill Lynch & Co. and ING Baring (U.S.)
                  Securities, Inc...................................................
     *10.02   --  Credit Agreement dated as of June 6, 1996, among Occidente y
                  Caribe Celular S.A., the lenders named therein, ING Bearing (U.S.)
                  Securities, Inc. and Merrill Lynch & Co., as Arrangers, and ING
                  Bank, N.V. and ING (U.S.) Capital Corporation, as Administrative
                  and Collateral Agents.............................................
     *10.03   --  Concession Agreement dated March 28, 1994, between Occidente y
                  Caribe Celular S.A. and the Colombian Ministry of
                  Communications....................................................
     *10.04   --  Interconnection Agreement dated August 8, 1994, between Occidente
                  y Caribe Celular S.A. and Empresas Publicas de Medellin...........
     *10.05   --  Interconnection Agreement dated April 17, 1995, between Occidente
                  y Caribe Celular S.A. and Empresas Municipales de Cali............
     *10.06   --  Interconnection Agreement dated December 26, 1994, between
                  Occidente y Caribe Celular S.A. and Empresas Publicas de
                  Manizales.........................................................
     *10.07   --  Interconnection Agreement dated November 3, 1995, between
                  Occidente y Caribe Celular S.A. and Empresas Publicas de
                  Pereira...........................................................
     *10.08   --  Interconnection Agreement dated November 9, 1995, between
                  Occidente y Caribe Celular S.A. and Empresa de Telecomunicaciones
                  de Armenia........................................................
     *10.09   --  Interconnection Letter of Intent dated January 25, 1995, between
                  Occidente y Caribe Celular S.A. and Empresas Departamentales de
                  Antioquia.........................................................
     *10.10   --  Interconnection Letter of Intent dated April 10, 1995, between
                  Occidente y Caribe Celular S.A. and Telecom.......................
     *10.11   --  Warrant Agreement dated as of June 7, 1996, between Occidente y
                  Caribe Celular S.A. and The Bank of New York, as Warrant Agent....
     *12.01   --  Statement re Computation of Fixed Charge Coverage Deficiency
     *23.01   --  Consent of Cravath, Swaine & Moore (contained in Exhibit 5.01)....

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
     NUMBER                                  DESCRIPTION                                 PAGE
    --------      ------------------------------------------------------------------ ------------
     *23.02   --  Consent of Holguin, Neira y Pombo Abogados (contained in Exhibit
                  5.02).............................................................
     *23.03   --  Consent of Doctor Lucy Cruz de Quinones...........................
      23.04   --  Consent of KPMG Peat Marwick......................................
     *25.01   --  Statement of Eligibility of Trustee on Form T-1...................


---------------
* Previously filed.